UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )
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[   ]  Soliciting Material Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

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 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUALCOMM INCORPORATED
Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

January 21, 2016

Dear Fellow Stockholder:
You are cordially invited to attend Qualcomm’s 2016 Annual Meeting of Stockholders (the Annual Meeting) on Tuesday, March 8, 2016. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2015 performance.
I would like to highlight Proposal 3, Approval of the 2016 Long-Term Incentive Plan. We offer a broad-based equity compensation program that is critical to attracting, retaining and engaging the finest people in our industry and ensuring alignment among our employees and stockholders. Our program of providing broad merit-based grants of restricted stock units to our employees has been a central part of our compensation and benefits mix, and we believe it has helped to create Qualcomm’s inclusive and results-oriented culture. Without this program, we believe Qualcomm’s competitiveness would be negatively impacted and would place Qualcomm at a disadvantage in its efforts to attract and retain the most talented and skilled individuals in the industry.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
Your vote is very important to us. I urge you to vote as our Board of Directors recommends.
Thank you for your support and continued interest in Qualcomm. I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on Tuesday, March 8, 2016.

Sincerely,

Steve Mollenkopf
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 8, 2016
To the Stockholders of QUALCOMM Incorporated:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (the Company), will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 8, 2016 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 12 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 25, 2016.

3.	To approve the 2016 Long-Term Incentive Plan.

4.	To hold an advisory vote to approve our executive compensation.

5.	To act on a stockholder proposal, if properly presented at the Annual Meeting.

6.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on January 11, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
San Diego, California
January 21, 2016

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Proxy Overview

PROXY OVERVIEW
2016 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	March 8, 2016 9:30 a.m. Pacific Time
Location	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive, San Diego, California 92121
Record Date	January 11, 2016
Voting
Stockholders of record as of the record date may vote via the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting.

Date of First Distribution of Proxy Materials	January 21, 2016
VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	17
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 25, 2016	FOR	25
PROPOSAL 3	Approval of the 2016 Long-Term Incentive Plan	FOR	27
PROPOSAL 4	Approval of our executive compensation	FOR	39
PROPOSAL 5	Stockholder proposal	AGAINST	41

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Proxy Overview

DIRECTOR NOMINEES (SEE PAGE 17)

Name	Age	Director Since	Occupation	Independent
Barbara T. Alexander	67	2006	Independent Consultant	X
Raymond V. Dittamore	72	2002	Retired Audit Partner, Ernst &Young LLP	X
Jeffrey W. Henderson	51	2016	Advisory Director to Berkshire Partners LLC	X
Thomas W. Horton *	54	2008	Senior Advisor to Warburg Pincus LLC	X
Paul E. Jacobs	53	2005	Executive Chairman and Chairman of the Board, QUALCOMM Incorporated
Harish Manwani	62	2014	Former Chief Operating Officer, Unilever	X
Mark D. McLaughlin	50	2015	Chairman, President and Chief Executive Officer, Palo Alto Networks, Inc.	X
Steve Mollenkopf	47	2013	Chief Executive Officer, QUALCOMM Incorporated
Clark T. Randt, Jr.	70	2013	President, Randt & Co. LLC	X
Francisco Ros	65	2010	Founder and President, First International Partners, S.L.	X
Jonathan J. Rubinstein	59	2013	Former Chairman and CEO, Palm, Inc.	X
Anthony J. Vinciquerra	61	2015	Senior Advisor to Texas Pacific Group	X

*     Presiding Director

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Proxy Overview

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation decisions in fiscal 2015 were influenced by retention actions we took in fiscal 2014, feedback from stockholders, enhancements to align executive pay with company performance and continuing executive compensation programs and policies, all within the framework of what the Compensation Committee believed to be in the best interests of the Company and our stockholders. We highlight these factors in the following sections to provide context for the more detailed Compensation Discussion & Analysis (CD&A) that follows.
In fiscal 2014, the Board determined that strong defensive actions were necessary to maintain the continuity of our senior executive team in the intensely competitive mobile communications industry, where their expertise made them candidates-of-choice at other companies. We realigned leadership responsibilities, awarded selective special equity grants and granted early (or “front-loaded”) a portion of future equity for the next three-to-five years (varied by individual). We believe these Board initiatives successfully served the long-term interests of our stockholders; however, reaction from some investors and proxy advisory services providers was mixed.
At the 2015 annual meeting, 58% of our stockholders who voted were in favor of our advisory say-on-pay proposal covering fiscal 2014 compensation. Prior to the vote, the Chairman of our Compensation Committee and executives from our investor relations department engaged in discussions with institutional stockholders, who in aggregate owned approximately 50% of our outstanding shares. Our engagement with stockholders both before and after the vote, which also included our Presiding Director, provided constructive feedback that informed further Compensation Committee actions during fiscal 2015. We considered the voting results and stockholder feedback and changed our executive compensation program for increased strategic alignment. In addition, we initiated a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we work to create sustainable long-term value for stockholders. As part of that plan, we implemented and continue to implement cost reductions to reduce our annual costs from fiscal 2015 levels (adjusted for variable compensation) of $7.3 billion (as announced on July 22, 2015) by approximately $1.1 billion through a series of targeted reductions that will not jeopardize our growth objectives or core technology roadmap. We are also reducing annual share-based compensation grants by approximately $300 million. We expect these cost initiatives to be fully implemented by the end of fiscal 2016.
In fiscal 2015, we only granted performance stock units (PSUs) to our Named Executive Officers (NEOs). We did not grant time-vested restricted stock units (RSUs) to our NEOs in fiscal 2015 because they had received front-loaded RSUs for retention in fiscal 2014. This resulted in a reduction in the equity and total direct compensation (TDC) amounts included in the Summary Compensation Table for fiscal 2015 compared to fiscal 2014. This, and the reduced Annual Cash Incentive Plan (ACIP) compensation amounts earned for fiscal 2015, resulted in an 81% reduction in TDC among our executives who were NEOs in both fiscal 2014 and 2015 from an aggregate of $172.6 million in fiscal 2014 to $33.6 million in 2015.
Our fiscal 2015 financial and relative TSR performance resulted in performance-based pay that was significantly below the target amounts. The final payouts of two components of the NEOs’ fiscal 2015 performance-based pay were determined at the end of fiscal 2015: (1) earnings under the fiscal 2015 ACIP and (2) earnings under the PSUs granted in fiscal 2013 (Fiscal 2013 PSUs) for which the multi-year performance period was completed at the end of fiscal 2015. Mr. Mollenkopf’s earnings for performance-based pay determined at the end of fiscal 2015 were $1,025,000, which was only 14% of his aggregate target amount of $7,120,000. Dr. Jacobs’s earnings for performance-based pay were $0 compared to his target amount of $8,100,000.

•
The NEOs’ aggregate earnings under the fiscal 2015 ACIP were 47% of their target award amounts because we achieved only 90% of our Adjusted Revenues objective and 89% of our Adjusted Operating Income objective. (See page 65 for the definitions of the performance measures used in calculating ACIP amounts for fiscal 2015.)

◦	Mr. Mollenkopf earned $1,025,000, or only 45%, of his target amount of $2,260,000. Dr. Jacobs is not eligible to participate in the ACIP.

•
The NEOs did not earn any shares of our common stock under the Fiscal 2013 PSUs (whose multi-year performance period was completed at the end of fiscal 2015). The Fiscal 2013 PSUs were based on relative TSR for fiscal 2014 - 2015.

◦
The grant date fair values of the Fiscal 2013 PSUs granted to Mr. Mollenkopf and Dr. Jacobs were $4,860,000 and $8,100,000, respectively. Because relative TSR was below the payout threshold, no shares were earned.

•
In addition to the Fiscal 2013 PSUs, there is one other PSU award with a performance period that includes fiscal 2015. The PSUs granted in fiscal 2014 (Fiscal 2014 PSUs) are based on relative TSR for fiscal 2015 - 2017. No measurement

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Proxy Overview

period was completed in fiscal 2015, and the first interim measurement period will be completed on March 27, 2016. If a measurement period had been completed as of the end of fiscal 2015, the payout would have been 0% of the target award because relative TSR for fiscal 2015 was below the payout threshold.

•
The PSUs granted in fiscal 2015 (Fiscal 2015 PSUs) were granted on September 25, 2015. One-half of the Fiscal 2015 PSUs is based on relative TSR for fiscal 2016 - 2018, and the other half is based on Adjusted Return On Invested Capital (ROIC) for the same performance period. There is a single measurement period at the end of fiscal 2018. (See page 65 for the definition of the Adjusted ROIC performance measure to be used in determining the number of Fiscal 2015 PSUs earned over the fiscal 2016 - 2018 performance period.)

•
The remainder of equity granted to executive officers in prior years was in the form of RSUs. We did not grant any RSUs to our NEOs in fiscal 2015. The grants made to Mr. Mollenkopf and Dr. Jacobs in fiscal 2014 were front-loaded (Fiscal 2014 RSUs), and the grant date fair values reflected five years of annual RSUs, including the value of RSUs that would have been granted in fiscal 2015. Our fiscal 2015 stock price performance resulted in significant reductions in the value of the Fiscal 2014 RSUs.

◦
Mr. Mollenkopf’s front-loaded RSUs reflected an annualized grant date fair value of $6,000,000 and vest in equal annual installments over five years. One-fifth of the RSUs vested in fiscal 2015, and the fair value of these vested RSUs as of the end of fiscal 2015 was 27% lower than the annualized fair value on the date of grant.

◦
Dr. Jacobs’s front-loaded RSUs reflected an annualized grant date fair value of $9,000,000 and vest in equal installments on the third, fourth and fifth anniversaries of the grant date. While no RSUs from this front-loaded award vested in fiscal 2015, the front-loaded grant reflected five years of annual RSUs. The fair value of one-fifth of the RSUs as of the end of fiscal 2015 was 33% lower than the annualized fair value on the date of grant.

To illustrate the impact of fiscal 2015 performance on the cash and equity compensation components for Mr. Mollenkopf and Dr. Jacobs, the following table compares the target amounts to the actual earnings for performance-based pay at the end of fiscal 2015.
Figure 1: Impact of Performance on Cash and Equity Compensation

Name	Pay Component	Effective Date/ Grant Date	Target Amount ($)	Cash Earned/ Fair Value of Equity Awards ($)	Percent of Target Amount
	Fiscal 2015 ACIP	11/30/2014	2,260,000	1,025,000	45%
Steve Mollenkopf	Fiscal 2013 PSUs	9/29/2013	4,860,000	0	0%
	Total		7,120,000	1,025,000	14%
	Fiscal 2015 ACIP	11/30/2014	N/A	N/A	N/A
Paul Jacobs	Fiscal 2013 PSUs	9/29/2013	8,100,000	0	0%
	Total		8,100,000	0	0%

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Proxy Overview

Compensation Program Changes to Strengthen Stockholder Alignment
In response to stockholder feedback during fiscal 2015, our Compensation Committee approved changes to the ACIP for fiscal 2016 and for PSUs granted in fiscal 2015 that may be earned for the fiscal 2016 - 2018 performance period as described in the table below. In structuring our cash and long-term equity incentive award programs, we continue to use variations of non-GAAP performance measures as financial objectives. (See page 65 for definitions of the various performance measures used in determining our cash and long-term equity incentives.)
Figure 2: Summary of Key Changes to Executive Compensation

Executive compensation component	Feedback from our stockholders	Actions we took and anticipated impact
Annual Cash Incentive Plan (ACIP)	NEOs’ ACIP earnings are determined based on metrics that may not adequately align with stockholder value creation and exclude share-based compensation expense from the definition of operating income.
Replaced an adjusted operating income measure with an adjusted earnings per share (EPS) measure that includes share-based compensation expense.
The change further encourages NEOs to focus on (1) growing per share net income (a perspective not captured by operating income alone); (2) reducing our share count; and (3) managing our share-based compensation expense.
Also, as a stockholder safeguard, the Adjusted EPS calculation will exclude any share repurchases that were not anticipated in establishing the ACIP target.

Performance Stock Units (PSUs)	NEOs’ earned PSUs are based entirely on the Company’s relative TSR compared to the NASDAQ-100, which does not directly encourage value-creating capital allocation, which is a strategic priority.
Added an adjusted return on invested capital (ROIC) measure for determining 50% of PSU awards beginning with fiscal 2015 grants (ROIC PSUs), with the remaining 50% continuing to be earned based on relative TSR compared to the NASDAQ-100 (Relative TSR PSUs).

PSU interim measurement periods
The use of three-year relative TSR for determining NEOs’ earned PSUs based on overlapping interim measurement periods of 18, 24, 30 and 36 months is complicated and potentially mitigates downside performance risk during the overall measurement period.

Removed the interim measurement periods for determining earned PSUs based on relative TSR performance and will measure performance only for the full three years for grants beginning in fiscal 2015. The new ROIC PSUs will also measure performance over the full three years.

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Proxy Overview

Compensation Program Best Practices
Our compensation program is market-based and supports our business strategy, and governance is strong under the oversight of an independent Compensation Committee. We have avoided problematic pay practices and have implemented compensation plans that reinforce a performance-based company culture.

What We Do
☑
A significant portion of our NEOs’ compensation varies with the Company’s performance. For fiscal 2015, approximately 95% of our NEOs’ aggregate TDC was attributable to the grant date fair values of the Relative TSR and ROIC PSUs, the portion of the grant date fair value of RSUs awarded in fiscal 2014 that we attribute to fiscal 2015, and target ACIP amounts (Figures 6 and 7 in the CD&A).
		☑	We have a balanced approach to incentive programs with differentiated measures. ACIP is based on annual performance, and PSUs are based on three-year performance periods.
☑
We have limits on the amounts of variable compensation that may be earned. Earned annual cash incentives are limited to 2x target amounts, and earned PSUs are limited to 2x the target shares. We further limit earned PSUs to no more than 1x the target shares if absolute TSR is negative over the three-year performance period regardless of the level of relative TSR or the extent to which we achieve the ROIC objective.
☑
We have a cash incentive compensation repayment (“clawback”) policy. We require executive officers, including NEOs, to repay to us the amount of any earned annual cash incentive that was paid as required by our policy, SEC regulations or stock exchange rules.

☑
We have robust stock ownership guidelines. Our CEO is required to own 6x his salary, our President is required to own 3x his salary, and our other NEOs and executive officers are required to own 2x their respective salaries in our common stock. The ownership guideline for our Executive Chairman, whose annual salary is $1, is 6x his prior salary as CEO.

☑
We manage potential compensation-related risks to the Company. We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review is conducted by the Compensation Committee’s independent consultant, Frederic W. Cook & Co., Inc. (FWC).

☑
Our 2006 Long-Term Incentive Plan (LTIP) and our proposed 2016 LTIP include a “double-trigger” provision for vesting of equity in connection with a change in control. In the event of a change in control where the acquirer assumes our outstanding unvested equity awards, the vesting of an NEO’s awards would accelerate only if the NEO was involuntarily terminated or the NEO voluntarily resigned for “good reason” during a specified period after the change in control.

What We Don’t Do
☒
Our insider trading policy, as applicable to executive officers, including NEOs and nonemployee directors, prohibits the hedging and pledging of our common stock and trading in put and call options and other types of equity derivatives.
☒
Our NEOs do not have severance agreements or employment contracts. Generally, all U.S. employees, including all of our NEOs, have “at will” employment relationships without severance agreements or contracts. This enables us to terminate employment with discretion as to the terms and conditions of any separation.

☒	We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all U.S.-based employees, such as relocation.	☒	We do not have guaranteed severance arrangements upon a change in control (i.e., no “single trigger” payments) or excise tax gross-ups for change-in-control payments.

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PROXY STATEMENT
In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated, a Delaware corporation, and its consolidated subsidiaries and not to any other person or entity.
MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated is soliciting your proxy for use at the Company’s 2016 Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 8, 2016, at 9:30 a.m. Pacific Time and at any adjournment or postponement thereof.
VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on January 11, 2016 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,494,754,354 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted as described in the section “How Your Shares Will Be Voted” below. All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 21, 2016, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability of Proxy Materials and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.
This proxy statement and our Annual Report on Form 10-K for fiscal year 2015 are available at http://www.qualcomm.com.
VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following three options depending on the method of delivery by which you received the proxy materials:

•
Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card you received by mail.

•	Vote by Proxy Card. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

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If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), please follow the instructions you receive from them. You may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.
PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.
HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted as follows:

Proposal		Vote	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	17
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 25, 2016	FOR	25
PROPOSAL 3	Approval of the 2016 Long-Term Incentive Plan	FOR	27
PROPOSAL 4	Approval of our executive compensation	FOR	39
PROPOSAL 5	Stockholder proposal	AGAINST	41
In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.
BROKER NON-VOTES

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include the election of directors, actions on incentive plans, advisory votes on executive compensation and stockholder proposals.
REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

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PROXY SOLICITATION

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for such services.
STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2017 Annual Meeting of Stockholders is September 23, 2016. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our bylaws must be received no earlier than August 24, 2016 and no later than the close of business on September 23, 2016. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 9, 2016 and no later than the close of business on December 9, 2016. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. Stockholders are advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 14 for further information.
HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save printing and postage costs, as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.
If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS as provided above. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS as provided above.

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FINANCIAL INFORMATION

Attached as Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2015 that we filed with the SEC on November 4, 2015. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.
PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix 2 is a graph that compares total stockholder return on our common stock since September 26, 2010 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).
CORPORATE DIRECTORY

Attached as Appendix 3 is a listing of our executive officers and members of our Board.

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Corporate Governance

CORPORATE GOVERNANCE
CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including our executive officers and employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page, which appears under the “Company” tab. To date, there have not been any waivers by us under the Code of Ethics.
The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board’s policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.
The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at
http://www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page.
BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles
The Board believes that it should maintain flexibility to establish and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals.
Presiding (Lead Independent) Director Role
Our Board believes that the role of Presiding Director, which pursuant to our Corporate Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board. Under our Corporate Governance Principles and Practices, at or before each annual meeting of the Board, which follows immediately after the annual meeting of stockholders, (i) the Governance Committee shall recommend the director who would serve as Presiding Director for the next term, and (ii) the Presiding Director shall be elected by a vote of the independent members of the Board. An individual shall serve as the Presiding Director for a one-year period, commencing with the annual meeting of the Board. No Presiding Director shall serve more than two consecutive terms. Mr. Thomas Horton, a member of the Audit Committee, is currently the Presiding Director, having commenced his service in this role in March 2015. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Collaborating with the Chairman and the Chief Executive Officer in developing agendas for Board meetings;

•	Acting as the principal liaison between the independent directors and the Chairman and the Chief Executive Officer;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•
Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.

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BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2015, the Board held ten meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have four standing Board committees: the Audit, Compensation, Governance and Finance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463

Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462

Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461

Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464
The table below provides current committee membership information for each of the Board committees.

Committees
Name	Audit	Compensation	Governance	Finance
Barbara T. Alexander				C
Donald G. Cruickshank	X
Raymond V. Dittamore	C
Jeffrey W. Henderson
Susan Hockfield			X
Thomas W. Horton *	X
Paul E. Jacobs
Sherry Lansing		X
Harish Manwani				X
Mark D. McLaughlin			X
Steve Mollenkopf
Clark T. Randt, Jr.			C
Francisco Ros				X
Jonathan J. Rubinstein		X
Marc I. Stern		C
Anthony J. Vinciquerra	X
C    Committee Chair
*     Presiding Director
The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. The Audit Committee met ten times during fiscal 2015. All of the members of the Audit Committee are audit committee financial

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experts as defined by the SEC and independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended.
The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the Fiscal 2015 Summary Compensation Table), the Chief Accounting Officer, the other executive officers and Board members, administers and approves stock offerings under our employee stock purchase and long-term incentive plans and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met seven times during fiscal 2015. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance-related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met twelve times during fiscal 2015. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.
The Finance Committee. The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met nine times during fiscal 2015. All of the members of the Finance Committee are independent directors within the meaning of NASDAQ Rule 5605.
During fiscal 2015, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.
BOARD’S ROLE IN RISK OVERSIGHT

Qualcomm does not view risk in isolation, but considers risk as part of its regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.
While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
We believe that our leadership structure supports the risk oversight function of the Board. With two members of management, our Executive Chairman and our Chief Executive Officer, serving on the Board, they are able to promote open

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communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
DIRECTOR NOMINATIONS

Our Amended and Restated Bylaws contain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition, the “proxy access” provisions of our Amended and Restated Bylaws provide that, under certain circumstances, a stockholder or group of up to 20 stockholders seeking to include director candidates in our proxy statement must own at least 3% of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in the proxy statement for our annual meeting cannot exceed 20% of the number of directors to be elected. If 20% of the number of directors is not a whole number, the maximum number of stockholder-nominated candidates is rounded down to the next whole number. If the number of stockholder-nominated candidates exceeds 20%, one nominee from each nominating stockholder or group of stockholders, based on the order of priority provided by such nominating stockholder or group of stockholders, would be selected for inclusion in our proxy materials until the maximum number is reached. The order of priority among nominating stockholders or groups of stockholders would be determined based on the number (largest to smallest) of shares of our common stock held by such nominating stockholders or groups of stockholders. Each nominating stockholder or group of stockholders must provide the information required by our Amended and Restated Bylaws, and each nominee must meet the qualifications required by our Amended and Restated Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714, no earlier than August 24, 2016 and no later than the close of business on September 23, 2016. Stockholders are advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting director candidates.
The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.
In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•
The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

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•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for re-election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.
MAJORITY VOTING

Under our Amended and Restated Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the stockholder meeting. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.
STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Nonemployee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Nonemployee directors

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are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board.
COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-520I
San Diego, California 92121-1714
Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution to the appropriate members of the Board and/or management.
ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting, except for Sherry Lansing.
DIRECTOR INDEPENDENCE

The Board has determined that, except for Dr. Paul E. Jacobs and Mr. Steve Mollenkopf, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

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PROPOSAL 1:  ELECTION OF DIRECTORS
ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at our annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified.
Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Sir Donald Cruickshank, Dr. Susan Hockfield, Ms. Sherry Lansing and Mr. Marc Stern will conclude their service as directors at the Annual Meeting. The Board, upon recommendation of its Governance Committee, has decided to set the number of directors at 12 effective as of the time the stockholders vote on the election of directors at the Annual Meeting. Therefore, 12 directors will stand for election at the Annual Meeting.
In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of “withhold” votes cast against that nominee). Abstentions and broker non-votes have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading “Majority Voting.”
The nominees receiving a majority of votes cast with respect to his or her election will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 12 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES FOR ELECTION

BARBARA T. ALEXANDER

Age: 67 Director since: 2006
Ms. Alexander has been an independent consultant since February 2004. She was a senior advisor for UBS from October 1999 to January 2004 and a managing director of Dillon Read & Co., Inc. (Dillon Read) from January 1992 to September 1999. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University (the Center) and is currently a member of that board’s executive committee and a senior industry fellow of the Center. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009 and Choice Hotels

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since February 2012. Ms. Alexander previously served as a director of KB Home from October 2010 to April 2014, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Harrah’s Entertainment, Inc. from February 2002 to April 2007 and Burlington Resources, Inc. from January 2004 to March 2006. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas.
We believe that Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service on the compensation committee and/or the audit committee of those other boards, which provides valuable insights to our Board. Her experience at Freddie Mac has added to her knowledge regarding risk management issues.
RAYMOND V. DITTAMORE

Age: 72 Director since: 2002
Mr. Dittamore retired in June 2001 as a partner of Ernst & Young LLP, an international public accounting firm, after 35 years of service. Mr. Dittamore previously served as a director of Life Technologies Corporation from July 2001 to February 2014, Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University.
We believe that Mr. Dittamore’s qualifications to serve on our Board include his many years of financial and accounting experience, including his long service with an international accounting firm as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other boards and their committees. He has been designated as an audit committee financial expert.
JEFFREY W. HENDERSON

Age: 51 Director since: 2016
Mr. Henderson has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a health care services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including serving as President and General Manager of Eli Lilly Canada, Controller and Treasurer of Eli Lilly Inc., and in management positions with General Motors in Great Britain, Singapore, Canada and the U.S. Mr. Henderson has been a director of Halozyme Therapeutics, Inc. since August 2015 and a director of FibroGen, Inc. since August 2015. Mr. Henderson holds a B.S. degree in electrical engineering from Kettering University and an M.B.A. degree from Harvard Business School.

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We believe that Mr. Henderson’s qualifications to serve on our Board of Directors include his financial and operational management experience, including his significant experience in international operations, which is a source of valuable insights to our Board. His experience in senior operational and financial management positions at companies that experienced significant growth and transformation, including into additional business areas, also provides a useful resource to our senior management. Additionally, pursuant to the Cooperation Agreement with JANA Partners, we have committed to include Mr. Henderson on the slate of director nominees recommended by the Board for election at the Annual Meeting.
THOMAS W. HORTON

Age: 54 Director since: 2008
Mr. Horton is a Senior Advisor in the Industrials and Business Services Group of Warburg Pincus LLC, a private equity firm focused on growth investing. Mr. Horton was Chairman of American Airlines Group Inc. (formed upon the merger of AMR Corporation (AMR) and US Airways Group, Inc.) from December 2013 to June 2014 and Chairman of American Airlines, Inc. (American) from November 2011 to June 2014. He was Chairman and Chief Executive Officer of AMR and Chief Executive Officer of American from November 2011 to December 2013, and President of AMR and American from July 2010 to December 2013. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to January 2002 and served in numerous management positions with AMR since 1985. Mr. Horton has been a director of Wal-Mart Stores, Inc. since November 2014. Mr. Horton holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University.
We believe that Mr. Horton’s qualifications to serve on our Board include his management, financial and accounting experience, including his former service as President of AMR, as Vice Chairman and Chief Financial Officer of AT&T and as Executive Vice President and Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR and AT&T bring valuable insights to our Board, as well as providing a useful resource to our senior management. He has been designated as an audit committee financial expert.
PAUL E. JACOBS

Age: 53 Director since: 2005

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Dr. Jacobs is our Executive Chairman and Chairman of the Board of Directors. He has served as Chairman of the Board since March 2009 and as Executive Chairman since March 2014. He served as Chief Executive Officer from July 2005 to March 2014 and as Group President of Qualcomm Wireless & Internet from July 2001 to July 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley.
We believe that Dr. Jacobs’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Executive Chairman and his prior service as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.
HARISH MANWANI

Age: 62 Director since: 2014
Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever’s President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to August 2011. He served as Unilever’s President, Home & Personal Care, North America from March 2004 to March 2005. He served as Unilever’s President, Home & Personal Care, Latin America and as the Chairman of Unilever’s Latin America Advisory Council from April 2001 to February 2004. He served as Unilever’s Senior Vice President, Global Hair and Oral Care from June 2000 to March 2001. He served as a whole time Director on the board of Hindustan Unilever Limited from August 1995 to April 2000, a company he joined as a management trainee in 1976, and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been a director of Whirlpool Corporation since August 2011 and Pearson plc since October 2013, and has been the Non-Executive Chairman of Hindustan Unilever Limited since July 2005. He has also been a Global Executive Advisor to the Blackstone Private Equity Group since February 2015 and a director of The Economic Development Board (Singapore) since February 2013 and the Indian School of Business since April 2006. Mr. Manwani previously served as a director of ING Group from April 2008 to April 2010, the Citigroup India Advisory Board from November 2010 to February 2013 and the Human Capital Leadership Institute from October 2012 to February 2014. Mr. Manwani holds a B.Sc. honors degree in statistics and an M.M.S. degree in management studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School.
We believe that Mr. Manwani’s qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.

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MARK D. McLAUGHLIN

Age: 50 Director since: 2015
Mr. McLaughlin is Chairman of the Board, President and Chief Executive Officer of Palo Alto Networks, Inc., a network security company. He joined Palo Alto Networks as President and Chief Executive Officer, and as a director, in August 2011 and became Chairman of the Board in April 2012. Mr. McLaughlin served as President and Chief Executive Officer and as a director of VeriSign, Inc., a provider of Internet infrastructure services, from August 2009 through July 2011 and as President and Chief Operating Officer from January 2009 to August 2009. Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing, from February 2000 through November 2007. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an internet payments company acquired by VeriSign in February 2000. President Barack Obama appointed Mr. McLaughlin to serve on the National Security Telecommunications Advisory Committee (NSTAC) in January 2011 and to the position of Chairman of the NSTAC in 2014. Mr. McLaughlin has been a director of Opower, Inc. since April 2014. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.
We believe that Mr. McLaughlin’s qualifications to serve on our Board include his operational and management experience at several technology companies. Mr. McLaughlin’s service on the National Security Telecommunications Advisory Committee, as well as his experience as Chief Executive Officer and a member of the Board of Directors of a network security company, provide him with significant knowledge regarding the operations and security of telecommunications systems and cybersecurity matters, which bring valuable insights to our Board. Additionally, pursuant to the Cooperation Agreement with JANA Partners, we have committed to include Mr. McLaughlin on the slate of director nominees recommended by the Board for election at the Annual Meeting.
STEVE MOLLENKOPF

Age: 47 Director since: 2013
Mr. Mollenkopf has served as our Chief Executive Officer since March 2014 and as a director since December 2013. Mr. Mollenkopf has served as our Chief Executive Officer since March 2014. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, as Executive Vice President and President of QCT from August 2008 to September 2010, as Executive Vice President, QCT Product Management from May 2008 to August 2008, as Senior Vice President, Engineering and Product Management from July 2006 to May 2008 and as Vice President, Engineering from April 2002 to July 2006. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf holds a B.S. degree in electrical engineering from Virginia Tech and an M.S. degree in electrical engineering from the University of Michigan.

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Proposal 1: Election of Directors

We believe that Mr. Mollenkopf’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.
CLARK T. “SANDY” RANDT, JR.

Age: 70 Director since: 2013
Ambassador Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. ambassador to the People’s Republic of China, where he served from July 2001 to January 2009. He was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice, from January 1994 to June 2001. Ambassador Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing from August 1982 to October 1984. He was the China representative of the National Council for United States-China Trade in 1974 and he served in the U.S. Air Force Security Service from August 1968 to March 1972. Ambassador Randt is a member of the New York Bar Association and the Council on Foreign Relations. He is also a former governor and first vice president of the American Chamber of Commerce in Hong Kong. Ambassador Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010 and a director of Wynn Resorts Ltd. since October 2015, and he serves on the Advisory Board of the Duke Kunshan University. He is fluent in Mandarin Chinese. Ambassador Randt graduated from Yale University with a B.A. degree in English literature and received a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China.
We believe that Ambassador Randt’s qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business throughout Asia, which is one of the most important regions to our business. He brings to our Board substantial experience in both diplomacy and international trade, including service as the U.S. Ambassador to The People’s Republic of China. His international experience and knowledge of Asian business operations provide valuable insights to our Board.
FRANCISCO ROS

Age: 65 Director since: 2010
Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. He was Chairman and CEO of Alua Broadband Optical Access, a company he co-founded, from January 2000 to June 2002. Dr. Ros served as President and CEO of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica) from May 1996 to October 1998. Dr. Ros headed several business areas within

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Proposal 1: Election of Directors

the Telefónica Group from April 1983 to November 1996 and became Managing Director of the holding company and a member of its Executive Management Board. Dr. Ros has been a director of Elephant Talk Communications Corp. since September 2014 and Non-Executive Chairman of Asurion Europe Limited in Spain since April 2014. He was a director of Proteccion On-Line S.L. from October 2012 to June 2013. In 2011, he was the recipient of the Great Cross of the Order of Civil Merit and the Great Plate of Telecommunications and the Information Society, both granted by the Government of Spain. Dr. Ros holds an engineering and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa Business School in Madrid.
We believe that Dr. Ros’s qualifications to serve on our Board include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.
JONATHAN J. RUBINSTEIN

Age: 59 Director since: 2013
Mr. Rubinstein was Senior Vice President, Product Innovation for the Personal Systems Group of the Hewlett-Packard Company (HP) from July 2011 to January 2012 and Senior Vice President and General Manager, Palm Global Business Unit of HP from July 2010 to July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc. (Palm) from June 2009 until its acquisition by HP in July 2010 and Chairman of the Board of Palm from October 2007 through the date of acquisition. He was Senior Vice President, iPod Division of Apple Inc. (Apple) from 2003 to 2006 and Senior Vice President, Hardware Engineering of Apple from 1997 to 2003. Mr. Rubinstein is a member of the National Academy of Engineering. Mr. Rubinstein has been a director of Amazon.com, Inc. since December 2010. Mr. Rubinstein holds B.S. and M.Eng. degrees in electrical engineering from Cornell University and an M.S. degree in computer science from Colorado State University.
We believe that Mr. Rubinstein’s qualifications to serve on our Board include his substantial operational and executive management experience at a range of large technology companies, including senior management responsibilities at HP, Palm and Apple. His experience in addressing product development issues in emerging and evolving technology environments provides our Board with valuable knowledge and insights.
ANTHONY J. VINCIQUERRA

Age: 61 Director since: 2015
Mr. Vinciquerra is Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors, where he advises TPG on acquisitions and operations. He has been Senior Advisor of TPG since September 2011. Mr. Vinciquerra was

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Proposal 1: Election of Directors

Chairman of Fox Networks Group, the largest and most profitable operating unit of News Corporation, from September 2008 to February 2011 and President and Chief Executive Officer from June 2002 to February 2011. Earlier in his career, he held various management positions in the broadcasting and media industry. Mr. Vinciquerra has also been a director of DirecTV since September 2013. He previously served as a director of Motorola Mobility Holdings, Inc. from January 2011 to May 2012, and Motorola, Inc. from July 2007 to January 2011. Mr. Vinciquerra holds a B.A. degree in marketing from the State University of New York.
We believe that Mr. Vinciquerra’s qualifications to serve on our Board include his management experience, including significant experience in operations, which is a source of important insights to our Board, as well as providing a useful resource to our senior management. His prior media industry experience is especially valuable with the convergence of the Internet, wireless, media and computing industries. He has been designated as an audit committee financial expert. Additionally, pursuant to the Cooperation Agreement with JANA Partners, we have committed to include Mr. Vinciquerra on the slate of director nominees recommended by the Board for election at the Annual Meeting.
REQUIRED VOTE AND BOARD RECOMMENDATION

If a quorum is present and voting, each of the 12 nominees for director will be elected by a vote of a majority of the votes cast, meaning that the number of shares cast “for” a director’s election exceeds the number of “withhold” votes cast against that director. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 12 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

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Proposal 2: Ratification of Selection of Independent Public Accountants

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 25, 2016, and the Board has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.
The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 27, 2015 and September 28, 2014 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval process described below.

	Fiscal 2015	Fiscal 2014
Audit fees (1)	$6,725,000	$6,777,000
Audit-related fees (2)	4,597,700	3,481,000
Tax fees (3)	115,200	10,000
All other fees (4)	82,400	413,000
Total	$11,520,300	$10,681,000

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries and businesses for statutory, regulatory and other purposes.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)
Tax fees consist of fees for permissible advisory services regarding general tax consulting services, including consulting on tax matters related to merger and acquisition activity (2015) and fees for professional services rendered for transfer pricing advice (2014).

(4)
All other fees consist of fees for permissible advisory services provided in connection with market condition studies, services related to conflict minerals reporting requirements and technical publications purchased from the independent public accountants.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services

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Proposal 2: Ratification of Selection of Independent Public Accountants

and an estimated fee. The Audit Committee has delegated certain pre-approval authority to certain committee members and members of management when expedition of approval is necessary. Our independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.
REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority, but is not required, to vote your shares. Abstentions and any broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 25, 2016.

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

PROPOSAL 3:  APPROVAL OF THE 2016 LONG-TERM INCENTIVE PLAN
We offer a broad-based equity compensation program that is critical to attracting, retaining and engaging the finest people in our industry and ensuring alignment among our employees and stockholders. Employees with a stake in the future success of our business are highly motivated to innovate, execute and partner to achieve long-term growth and increase stockholder value. The purpose of Proposal 3, which seeks to establish the 2016 Long-Term Incentive Plan (the 2016 LTIP), is to provide the Company with a sufficient share reserve and added flexibility to continue to provide our employees with opportunities for equity ownership in a highly competitive and dynamic employment market.
While the 2016 LTIP provides flexibility in the type of equity compensation awards we may grant, we currently intend to continue to grant time-based restricted stock units to our general employee population and both time-based and performance-based restricted stock units to our executive officers. Our program of providing broad merit-based grants of restricted stock units to our employees has been a central part of our compensation and benefits mix, and we believe it has helped to create an inclusive and results-oriented culture of collaborative innovation. Without this program, we believe our competitiveness would be negatively impacted and would place us at a significant disadvantage in our efforts to attract and retain the most talented and skilled individuals in the industry.
In fiscal 2015, we granted 2.46% of our annual share-based compensation expense to our Named Executive Officers (NEOs), 0.76% to our other executive officers and 96.78% to our remaining employee population in the form of on-going retention and new hire grants. Equity compensation remains a significant component of our compensation and benefits mix. Over 98% of our regular, full-time employees currently have unvested restricted stock units.
In July 2015, we announced that we plan to reduce annual share-based compensation grants by approximately $300 million from fiscal 2015 levels. We expect these cost reduction initiatives to be fully implemented by the end of fiscal 2016. We recognize that share-based grants dilute existing stockholders, and therefore, we are committed to continued responsible management of our equity compensation program.
SUMMARY OF THE 2016 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the 2016 LTIP), which was adopted by the Board of Directors on December 7, 2015, subject to stockholder approval.
The Company currently maintains the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the 2006 LTIP). As of December 14, 2015, a total of 63,850,864 shares of the Company’s common stock were subject to outstanding awards granted under the 2006 LTIP, and an additional 19,766,726 shares were available for new award grants under the 2006 LTIP.
No awards will be issued under the 2016 LTIP unless stockholders approve it at the Annual Meeting. If stockholders approve the 2016 LTIP, no new awards will be granted under the 2006 LTIP after the Annual Meeting, although all outstanding awards under that plan will remain outstanding according to their terms. If stockholders do not approve the 2016 LTIP, the Company will continue to have the authority to grant awards under the 2006 LTIP until March 7, 2018.
We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed 2016 LTIP will allow us to continue to provide such incentives.
Significant Historical Award Information
The following table provides information regarding the grant of equity awards under our 2006 LTIP over the past three completed fiscal years:

Key Equity Metrics	2013	2014	2015
Percentage of equity awards granted to NEOs (1)	5.0%	12.5%	3.4%
Equity burn rate (2)	0.9%	1.0%	1.0%
Dilution (3)(5)	12.1%	8.7%	6.9%
Overhang (4)(5)	6.2%	4.4%	3.9%

(1)
Percentage of equity awards granted to individuals who were named executive officers (NEOs) in the relevant year is calculated by dividing the number of shares that were issuable pursuant to equity awards that were granted to NEOs

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

during the fiscal year by the number of shares issuable pursuant to all equity awards that were granted during the fiscal year.

(2)
Equity burn rate is calculated by dividing the number of shares issuable pursuant to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.

(3)
Dilution is calculated by dividing the sum of (x) the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year (59,890,371) and (y) the number of shares available under the 2006 LTIP for future grants (45,465,812), by the number of shares outstanding at the end of the fiscal year (1,524,308,039).

(4)
Overhang is calculated by dividing the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year (59,890,371) by the number of shares outstanding at the end of the fiscal year (1,524,308,039).

(5)
The Company repurchased 172,434,913 shares during fiscal 2015. If the Company had not repurchased these shares, 1,696,742,952 shares would have been outstanding at the end of fiscal 2015, and dilution and overhang would have been 6.2% and 3.5%, respectively, for fiscal 2015.

For purposes of the table above, the number of shares issuable pursuant to equity awards does not include any dividend equivalents that may be earned after the date of grant, and the number of shares issuable pursuant to an award that provides for issuance of a variable number of shares based on the extent to which performance targets are satisfied is deemed to be the maximum number of shares that may be issued on attainment of maximum performance targets, even though a lesser number of shares may be issued based on actual performance.
Summary of the 2016 LTIP
The following is a summary of the principal features of the 2016 LTIP. This summary does not purport to be a complete description of all of the provisions of the 2016 LTIP. It is qualified in its entirety by reference to the full text of the 2016 LTIP, a copy of which is attached to this Proxy Statement as Appendix 5.
General
The 2016 LTIP provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares (including performance stock units or PSUs), deferred compensation awards and other stock-based awards. Incentive stock options granted under the 2016 LTIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2016 LTIP are not intended to qualify as incentive stock options under the Code.
Purpose
The purpose of the 2016 LTIP is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Company, by motivating such persons to contribute to the growth and profitability of the Company, by aligning their interests with the interests of the Company’s stockholders, and by rewarding such persons for their services by tying a portion of their total compensation package to the success of the Company.
Administration
The 2016 LTIP would be administered by the Compensation Committee of the Board or, if there is no Compensation Committee, it would be administered by the Board. Subject to the limitations in the 2016 LTIP, the Compensation Committee has the authority to interpret the 2016 LTIP and to determine the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable or vest, the exercise price, the type of consideration to be paid upon exercise and other terms of the award. To the extent permitted by applicable law and the terms of the 2016 LTIP, the Committee may delegate to the appropriate officers of the Company the authority to grant, amend, modify, cancel, extend or renew awards to persons other than directors or executive officers whose transactions are subject to Section 16 of the Securities Exchange Act of 1934, as amended. Accordingly, as used herein with respect to the 2016 LTIP, references to the “Committee” include the full Board, the Compensation Committee and any officer of the Company to whom such authority may be delegated as provided in the 2016 LTIP.
Maximum Number of Shares Issuable Under the 2016 LTIP
Maximum Number of Shares Issuable. The maximum number of shares that may be issued pursuant to awards under the 2016 LTIP will equal:

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

•	90,000,000 shares, plus

•
the number of any shares available for new award grants under the 2006 LTIP on the date of the Annual Meeting, determined before giving effect to the termination of the authority to grant new awards under the 2006 LTIP, plus

•
the number of any shares subject to stock options granted under the 2006 LTIP and outstanding as of the date of the Annual Meeting which expire, or for any reason are forfeited, canceled or terminated, after that date without being exercised, plus

•
the number of any shares subject to full-value awards (including restricted stock units, performance shares and deferred stock units) granted under the 2006 LTIP that are outstanding as of the date of the Annual Meeting which are forfeited, terminated, canceled, not earned due to any performance goal that is not met or that fail to vest or are otherwise reacquired after that date without having become vested, in each case with the number of shares that may be issued pursuant to the 2016 LTIP being increased by two times the number of such shares, plus

•
the number of any shares subject to full-value awards granted under the 2006 LTIP and outstanding on the date of the Annual Meeting that are paid in cash, exchanged by a participant or withheld by the Company after the date of the Annual Meeting to satisfy any tax withholding or tax payment obligations related to such award, in each case with the number of shares that may be issued pursuant to the 2016 LTIP being increased by two times the number of such shares.

As of December 14, 2015, 19,766,726 shares were available for new grants under the 2006 LTIP. The table below presents the number of shares, including dividend equivalents, that were subject to various outstanding equity awards at December 14, 2015 under the 2006 LTIP:

Outstanding Award
Stock options (number of shares)	26,233,039
Weighted-average exercise price of stock options	$41.69
Weighted-average remaining term of stock options (years)	2.4
Restricted stock units (number of shares)	35,253,978
Performance shares (number of shares)	2,255,001
Deferred stock units (number of shares)	108,846
Share Counting. The following are other rules for counting shares against the maximum number of shares that may be issued pursuant to the 2016 LTIP:

•
Shares issued with respect to awards granted under the 2016 LTIP other than stock options or stock appreciation rights (referred to as a full-value award) are counted against the 2016 LTIP’s aggregate share limit as two shares for every one share actually issued in connection with the award.

•
To the extent that shares are delivered pursuant to the exercise of a stock option or stock appreciation right, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, regardless of the number of shares actually issued. Further, any shares that are exchanged by a participant or withheld by the Company as full or partial payment of the exercise price of any stock option or stock appreciation right or to satisfy any tax withholding or payment obligations related to any stock option or stock appreciation right will not be available for issuance of subsequent awards under the 2016 LTIP.

•
To the extent that an award is settled in cash, the shares that would have been issued had there been no such cash settlement will not be counted against the number of shares available for issuance under the 2016 LTIP.

•
Shares that are subject to awards that are forfeited, terminated, canceled, not earned due to any performance goal that is not met or otherwise fail to vest or are reacquired by the Company will again be available for subsequent awards under the 2016 LTIP. Any such shares subject to full value awards will be credited as two shares for purposes of determining the maximum number of shares available for issuance under the 2016 LTIP.

•
If shares are exchanged by a participant or withheld by the Company to satisfy the tax withholding or payment obligations related to any full-value award, the maximum number of shares that are issuable pursuant to the 2016 LTIP will be credited with two (2) shares for each such share.

•
Shares tendered (by attestation or otherwise), exchanged or withheld as full or partial payment of the exercise price of any option or stock appreciation right will not be available for subsequent awards; shares exchanged or withheld to satisfy the tax withholding or tax payment obligations related to any option or stock appreciation right

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

will not be available for subsequent awards; shares purchased or repurchased by the Company with option proceeds will not be available for subsequent awards; and shares covered by an option or stock appreciation right, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued upon exercise, will be considered issued or transferred pursuant to the 2016 LTIP.

•
Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2016 LTIP unless determined otherwise by the Board, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the 2016 LTIP.

•
Shares of stock of an acquired company that are available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition (as adjusted using the exchange ratio or other adjustment formula used in such acquisition or combination to determine the consideration payable to its stockholders) may be used for awards under the 2016 LTIP and will not reduce the number of shares available for issuance under the 2016 LTIP, provided that awards using such available shares cannot be made after the date the awards or grants could have been made under the terms of the pre-existing plan and will only be made to individuals who were not employees, consultants or nonemployee directors of the Company prior to such acquisition or combination.

Eligibility and Award Limitations
Awards other than incentive stock options are generally granted to our employees and directors, although the 2016 LTIP permits the grant of awards to consultants. Incentive stock options may be granted only to employees. As of December 14, 2015, the Company had approximately 26,800 employees and 13 nonemployee directors who would have been eligible to participate in the 2016 LTIP had it been in effect on that date.
If an incentive stock option is granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, the option must be granted at an exercise price that is at least 110% of the fair market value of the Company’s stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2016 LTIP that are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000.
Service Vesting Requirements. Generally, full-value awards, stock options and stock appreciation rights will vest based on a continued service with the Company over a period of no less than twelve months from the date on which such award is granted, except in connection with death, disability, retirement, termination of service without cause or upon a change in control. However, 5% of the aggregate number of shares authorized for issuance under the 2016 LTIP will not be subject to such service vesting requirements.
Section 162(m) Award Limits. In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code, the 2016 LTIP provides the following limits:

•
Stock options and stock appreciation rights: No employee shall be granted within any fiscal year of the Company one or more options or freestanding stock appreciation rights which in the aggregate are for more than 3,000,000 shares.

•
Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals: No employee shall be granted within any fiscal year of the Company one or more restricted stock awards or restricted stock unit awards subject to vesting conditions based on the attainment of performance goals for more than 2,000,000 shares.

•	Performance share awards: No employee shall be granted within any fiscal year of the Company performance shares which could result in such employee receiving more than 2,000,000 shares.

•	Performance unit awards: No employee shall be granted within any fiscal year of the Company performance units which could result in such employee receiving more than $10,000,000.
Limitation on Awards to Nonemployee Directors: The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of awards granted to any nonemployee director under the 2016 LTIP during any single calendar year shall not exceed $500,000. However, this limit does not apply to any awards made at the election of a nonemployee director to receive awards in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

Stock Options and Stock Appreciation Rights
The following is a general description of the terms of stock options and stock appreciation rights that may be awarded under the 2016 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2016 LTIP.
Exercise Price; Payment. The exercise price of incentive stock options under the 2016 LTIP may not be less than the fair market value of the Company’s common stock subject to the option on the date of grant, and in some cases may not be less than 110% of the fair market value on the grant date (see “Eligibility”). As of December 14, 2015, the fair market value (i.e., closing price) of a share of the Company’s common stock was $46.83. The exercise price of a nonstatutory stock option and a stock appreciation right may not be less than the fair market value of the Company’s stock subject to the award on the date of grant. The exercise price of options granted under the 2016 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender of shares of common stock of the Company subject to attestation to the ownership of the shares and to having a fair market value not less than the exercise price; (3) if permitted by the Committee and to the extent allowed by law, by means of a promissory note; (4) by net exercise whereby the number of shares issuable upon the exercise of the option is reduced by a number of shares having a fair market value equal to the exercise price; (5) in any other form of payment as may be approved by the Committee; or (6) by a combination of the above forms of payment.
Repricing and Reload Options Prohibited. The Company may not, without obtaining stockholder approval, (1) amend or modify the terms of any outstanding option or stock appreciation right to reduce the exercise price; (b) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for an option or stock appreciation right with a lower exercise price; or (c) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for any other award, cash or other securities for purposes of repricing that option or stock appreciation right. Also, no option may be granted to any participant on account of the use of shares to exercise a prior option.
Exercise. Stock options and stock appreciation rights granted under the 2016 LTIP vest in cumulative increments as determined by the Committee, provided that the holder’s employment by, or service as a director of or consultant to, the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Stock options and stock appreciation rights granted under the 2016 LTIP may be subject to different vesting terms, subject to the one-year minimum service vesting requirement (see “Service Vesting Requirements”). In addition, the Committee has the power to accelerate the time during which an award may be exercised, subject to these limitations.
Term. The maximum term of stock options and stock appreciation rights under the 2016 LTIP is 10 years, except for certain incentive stock options with a maximum term of five years (see “Eligibility”). The 2016 LTIP provides for the earlier termination of an award due to the holder’s termination of service.
Restrictions on Transfer. During a participant’s lifetime, stock options may be exercised only by the participant or the participant’s guardian or legal representative. Stock options are not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment. Participants may not transfer incentive stock options granted under the 2016 LTIP, except by will or by the laws of descent and distribution. The terms and conditions of award agreements may provide that nonstatutory stock options are transferrable by written designation of a beneficiary taking effect upon the death of the participant or by delivering written notice to the Company, in a form acceptable to the Company, that the participant will be gifting the option to certain family members, other specific entities controlled by or for the benefit of such family members.
Restricted Stock Units
The Committee may grant restricted stock units under the 2016 LTIP. Restricted stock units represent a right to receive shares of the Company’s common stock at a future date determined in accordance with the participant’s award agreement. There is no purchase or exercise price associated with restricted stock units or with the shares issued in settlement of the award. The Committee may grant restricted stock unit awards that vest subject to the one-year minimum service vesting requirement (see “Service Vesting Requirements”) or upon attainment of one or more performance goals described below in connection with performance awards. Participants may not transfer shares acquired pursuant to restricted stock units until the units vest and are settled. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units or cash amounts on restricted stock units that vest based on the value of any cash dividends the Company declares prior to the settlement of vested restricted stock units.
Restricted Stock Awards

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The Committee may grant restricted stock awards under the 2016 LTIP in the form of either a restricted stock purchase right, an immediate right to purchase common stock or a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company’s common stock. Restricted stock awards may be subject to vesting conditions specified by the Committee based on service subject to the one-year minimum service vesting requirement (see “Service Vesting Requirements”) or performance criteria, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, the restrictions on the original restricted stock award apply to dividends or distributions paid in shares, adjustments made upon a change in the capital structure of the Company, and any substituted or additional securities or property arising from such award.
Performance Awards
The Committee may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares are awards that provide for a payment in shares (or cash equivalent to the fair market value of shares) based on satisfaction of performance goals established by the Committee, and performance units are awards that provide for the payment of cash based on the satisfaction of performance goals established by the Committee.
No later than the earlier of (a) the date ninety (90) days after the commencement of the applicable performance period or (b) the date on which 25% of the performance period has elapsed, the Committee will establish one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may be based on one or more of the following measures: revenues, average selling price, average unit costs, excess and obsolete inventory costs, costs of revenues, gross profit, gross margin, research and development expenses, selling, marketing and general and administrative expenses, operating expense, operating income, operating margin, contribution margin, earnings before any one or more of stock-based compensation expense, interest and dividend income, taxes, depreciation and amortization, net income, earnings per share, cost reductions or savings, stock price, economic value added, operating cash flow, free cash flow, return on capital, which includes return on invested capital, compound annual growth rate, return on stockholders’ equity, total stockholder return, return on assets, balance of cash, cash equivalents and marketable securities, design wins, product launch, product quality, establishing relationships with commercial entities with respect to marketing, distribution and sale of the Company’s products, supply chain achievements, customer satisfaction, customer leadership evaluation, completion of identified project(s), completion of a joint venture or corporate transaction, financing or other capital raising transactions (including sales of the Company’s debt or equity), forecast accuracy, including demand or total addressable opportunities accuracy, regulatory achievements, including submitting or filing application or other documents with regulatory authorities or receiving approval of any such application or other document and passing preapproval inspections, brand reputation, market share or other measures as determined by the Committee. The degree of attainment of performance measures may be measured in absolute terms, relative terms (including but not limited to the passage of time or period to period comparisons and/or against other companies or financial metrics), on a per share and/or share per capita basis, against the performance of the Company as a whole or against particular entities, segments, operating or business units, regional operations or segments or products of the Company, in accordance with generally accepted accounting principles in the United States (GAAP) and/or other objective and pre-established principles which are not in accordance with GAAP, on a pre-tax or after-tax basis. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: restructurings, discontinued operations, extraordinary items and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, participating company, division, business, segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to common stock, any business interruption event, the cumulative effects of tax or accounting changes in accordance with GAAP, or the effect of changes in other laws or regulatory rules affecting reported results.
Following completion of the applicable performance period, the Committee certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Committee

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retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect individual job performance or other factors. At its discretion, the Committee may provide for the payment of dividend equivalents with respect to cash dividends paid on the Company’s common stock to a participant awarded performance shares. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.
Unless otherwise provided by the Committee, if a participant terminates service due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but is prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Committee determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period.
Deferred Compensation Awards
The 2016 LTIP authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, nonemployee directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Committee. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.
Other Stock-Based Awards
The 2016 LTIP permits the Committee to grant other awards based on the Company’s stock or based on dividends paid on its stock. No such other awards were granted under the 2006 LTIP during fiscal 2015 or were outstanding at December 14, 2015.
Adjustments Upon Certain Corporate Events
In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2016 LTIP provides for appropriate adjustments in (i) the maximum number and class of shares subject to the 2016 LTIP and to any outstanding awards, (ii) Code Section 162(m) per employee grant limits (see “Section 162(m) Award Limits”) and (iii) the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any stock option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.
Change in Control. The Committee may provide in any award agreement or, in the event of a change in control, take such actions as it deems appropriate to accelerate the exercisability and vesting of stock options or stock appreciation rights in connection with a change in control; provided such acceleration may not occur solely upon a change in control to the extent the stock option or stock appreciation right is being assumed or substituted with a similar award in connection with such change in control. Further, with respect to awards other than stock options and stock appreciation rights in the event of a change in control or in the event of a termination of employment following a change in control, the Committee may provide in any award agreement for the lapsing of vesting conditions or restrictions, restriction periods, performance goals or other limitations applicable to the stock subject to such award held by a participant whose service has not terminated prior to the change in control; provided such acceleration or waiver may not occur solely upon a change in control. If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards without the

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consent of the participant. With respect to awards that are not assumed or substituted with substantially equivalent awards, nor exercised as of the date of the change in control, will terminate and cease to be outstanding effective as of the date of the change in control.
Duration, Amendment and Termination
The Board may amend or terminate the 2016 LTIP at any time. If not earlier terminated, the 2016 LTIP will continue in effect until the date on which all of the shares of Stock available for issuance under the 2016 LTIP have been issued, all restrictions on such shares under the terms of the 2016 LTIP have lapsed and the agreements evidencing awards have lapsed. However, awards will not be granted under the 2016 LTIP later than the tenth anniversary of the date it was originally approved by the stockholders (March 8, 2026). No amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would (1) increase the number of shares reserved under the 2016 LTIP; (2) change the class of persons eligible to receive incentive stock options; (3) reprice any stock option or stock appreciation right (see “Repricing and Reload Options Prohibited”) or (4) modify the 2016 LTIP in any other way that requires stockholder approval under applicable law.
Specific Benefits
The Company has not approved any awards that are conditioned on stockholder approval of the 2016 LTIP proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the 2016 LTIP because the Company’s equity award grants are discretionary in nature. If the proposed 2016 LTIP had been in effect in 2015, the Company expects that its award grants for 2015 would not have been different from those actually made in that year under the 2006 LTIP. For information regarding awards that were granted to the NEOs during 2015, see “Awards Granted During Fiscal 2015 to Certain Persons under the 2006 LTIP.” For information regarding past award grants under the 2006 LTIP, see the “Aggregate Past Grants Under the 2006 LTIP” table below.
Awards Granted During Fiscal 2015 to Certain Persons under the 2006 LTIP
The following table sets forth for each NEO, for all current executive officers, all current directors (who are not executive officers) and for all employees (who are not executive officers): (1) the Annual Cash Incentive Plan (ACIP) awards for fiscal 2015; (2) the aggregate number of shares subject to restricted stock units and performance shares granted under the 2006 LTIP during fiscal 2015; and (3) the aggregate dollar value of such shares based on $53.22 per share, the fair market value of our common stock on September 27, 2015, the last trading day of fiscal 2015.

Name and Position	ACIP Awards ($) (1)	Number of Shares Subject to Restricted Stock Units (#)	Dollar Value of Restricted Stock Units ($)	Number of Shares Subject to Performance Shares (#)	Dollar Value of Performance Shares ($)
Steve Mollenkopf Chief Executive Officer	1,025,000	—	—	296,814	15,796,441
George S. Davis Executive Vice President and Chief Financial Officer	400,000	—	—	100,176	5,331,367
Derek K. Aberle President	520,000	—	—	140,246	7,463,892
Cristiano R. Amon Executive Vice President, Qualcomm Technologies, Inc. and President, QCT	320,000	—	—	134,310	7,147,978
Paul E. Jacobs Executive Chairman	—	—	—	333,916	17,771,010
All current executive officers as a group (10 persons)	3,415,000	26,999	1,436,887	1,385,394	73,730,669
All current directors, who are not executive officers, as a group (13 persons) (2)	—	34,569	1,839,762	—	—
All employees, who are not executive officers, as a group (26,695 persons)	—	15,411,716	820,211,526	—	—

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(1)
The Company provides annual cash incentive bonus opportunities for its employees. Individuals serving as executive officers as of the beginning of fiscal 2015 received ACIP awards under the 2006 LTIP in order to comply with the performance-based compensation exception provided under Section 162(m) of the Code. All other employees received annual cash incentive bonus opportunities under a separate discretionary program.

(2)
Amount includes 714 fully vested deferred stock units granted to nonemployee directors in lieu of their annual cash retainer and 31,104 deferred stock units and 2,751 restricted stock units granted under the nonemployee director compensation program.

Aggregate Past Grants Under the 2006 LTIP
As of December 14, 2015, awards covering 275,008,143 shares of the Company’s common stock had been granted under the 2006 LTIP. This number of shares includes shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the 2006 LTIP. The following table shows information regarding the distribution of those awards among the persons and groups identified below. The number of performance shares that were subject to past awards and the number of performance shares that are outstanding at December 14, 2015 reflect the maximum number of shares that could be earned based on satisfaction of the applicable performance goals.

	Stock Options				Restricted Stock Units/ Performance Shares
	Number of Shares Subject to Past Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of December 14, 2015		Number of Units/Shares Subject to Past Awards	Number of Units/Shares Vested as of December 14, 2015	Number of Units/Shares Outstanding and Unvested as of December 14, 2015
Name and Position			Exercisable	Unexercisable
Steve Mollenkopf Chief Executive Officer	1,076,150	1,076,150	0	0	1,673,844	627,280	1,090,615
George S. Davis Executive Vice President and Chief Financial Officer	0	0	0	0	389,618	108,198	289,851
Derek K. Aberle President	790,100	689,049	101,051	0	924,782	373,807	574,313
Cristiano R. Amon Executive Vice President, Qualcomm Technologies, Inc. and President, QCT	432,000	343,375	71,625	17,000	452,818	146,531	314,562
Paul E. Jacobs Executive Chairman	3,030,250	2,614,294	415,956	0	1,955,464	830,354	1,159,141
All current executive officers as a group (10 persons)	7,549,550	6,449,218	1,070,582	29,750	6,788,549	2,775,283	4,159,591
All current directors, who are not executive officers, as a group (13 persons) (1)	332,500	108,245	224,255	0	194,863	168,253	34,383
All employees, who are not executive officers, as a group (26,788 persons)	166,028,467	117,448,024	24,872,134	14,498	94,114,214	53,692,395	33,249,860

(1)
Amount includes 24,635 fully vested deferred stock units granted to nonemployee directors in lieu of their annual cash retainer and 149,894 deferred stock units and 20,334 restricted stock units granted under the nonemployee director compensation program.

United States Federal Income Tax Information
The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2016 LTIP and not of state or local taxes that may apply to awards under the 2016 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2016 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. This discussion is based on the provisions of the Code in effect at the time this

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

summary was drafted for inclusion in this Proxy Statement. It does not include a discussion of or anticipate changes that may become effective or be implemented after December 31, 2015. Subsequent developments in the U.S. federal income tax law could have a material effect on the U.S. federal income tax consequences of awards granted under the 2016 LTIP.
Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Performance Shares, Performance Units and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally is

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Deferred Compensation Awards. A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they were transferred to the participant, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.
Potential Limitation on Company Deductions. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights should qualify as performance-based compensation, provided that: (1) the 2016 LTIP contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the option is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2016 LTIP provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee should qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 27, 2015 (number of shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (2)	61,123	(4)	$41.76	71,826	(6)
Equity compensation plans not approved by stockholders (3)	995	(5)	$28.17	—
Total	62,118		$41.40	71,826

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding performance shares, time-based restricted stock units and performance-based restricted stock units, which were all granted under an equity compensation plan approved by stockholders.

(2)	Consists of four plans: the Company’s 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan and Amended and Restated 2001 Employee Stock Purchase Plan.

(3)
Consists of the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the Atheros Plan), which was assumed in connection with the acquisition of Atheros in May of 2011, and other plans assumed in connection with mergers and acquisitions.

(4)
Includes approximately 32,522,000 shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to performance shares, time-based restricted stock units and performance-based restricted stock units granted under the 2006 Long-Term Incentive Plan. The performance shares include the maximum number of shares that may be issued.

(5)	Includes approximately 219,000 shares that may be issued under the Atheros Plan.

(6)	Includes approximately 26,361,000 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

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Proposal 3: Approval of the 2016 Long-Term Incentive Plan

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the 2016 LTIP, as discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.
Should stockholder approval not be obtained, the 2016 LTIP will not be implemented, and the 2006 LTIP will continue in effect pursuant to its current terms. However, the shares reserved for issuance will be depleted, the 2006 LTIP will expire on March 7, 2018, and the Company will not achieve its intended objectives of helping to attract and retain employees.
The Board believes that the proposed 2016 LTIP is in the best interests of the Company and its stockholders for the reasons stated above.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2016 LONG-TERM INCENTIVE PLAN.

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Proposal 4: Advisory Vote for Approval of Our Executive Compensation

PROPOSAL 4:  ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION
This stockholder advisory vote, commonly known as “Say-on-Pay,” is required pursuant to the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). The Board recommends a vote for the following resolution:
“Resolved, that the stockholders of QUALCOMM Incorporated approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”
COMPENSATION PROGRAM BEST PRACTICES

We continued the many ongoing practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

•
A majority of our long-term incentive equity awards (based on the annualized value of the front-loaded restricted stock units) are performance-based. All of the long-term incentive equity awards granted in fiscal 2015 were performance-based.

•	A significant portion of our NEOs’ compensation varies with Company financial and stock performance.

•	We have a balanced approach to incentive programs, including a mix of short- and long-term incentives and performance measures.

•
We have limits on incentive amounts that may be earned in the event we significantly exceed our annual financial performance objectives or experience exceptional performance relative to peer companies. We also have limits on incentive amounts that may be earned in the event we do not meet or exceed our annual financial performance objectives. Further, if certain threshold annual financial performance objectives are not met, no incentive amounts will be earned.

•	We have an enterprise risk management process that includes compensation, talent management and succession planning.

•	We have stock ownership guidelines.

•	We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all eligible employees, such as relocation.

•	We have a cash incentive compensation clawback policy in the event of an accounting restatement.

•	Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all executive officers and directors.

•	Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change in control is “double-trigger.”

•
Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers where the Company is reasonably positioned in the middle of the range.

•
The Compensation Committee engages an independent compensation consulting firm to advise it on compensation matters, such as recommendations for potential peer companies, analyses of competitive practices for executive officers, directors and aggregate equity compensation spending.

CHANGES TO OUR COMPENSATION PROGRAMS

In response to stockholder feedback during fiscal 2015, the Compensation Committee approved changes to the Annual Cash Incentive Plan (ACIP) for fiscal 2016 and for performance stock units (PSUs) granted at the end of fiscal 2015. We describe

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Proposal 4: Advisory Vote for Approval of Our Executive Compensation

these changes in the “Compensation Program Changes to Strengthen Stockholder Alignment” section of the Proxy Overview on page 5. The changes include:

•
Replaced an adjusted operating income measure with an adjusted earnings per share (EPS) measure that includes share-based compensation expense. The change further encourages named executive officers to focus on (1) growing per share net income, (2) reducing our share count and (3) managing our share-based compensation expense.

•	Added an adjusted return on invested capital (ROIC) measure for determining 50% of PSU awards with the remaining 50% continuing to be earned based on relative total shareholder return (TSR).

•	Removed the interim measurement periods for determining earned PSUs and will measure performance only for the full three years for grants beginning in fiscal 2015.
REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and any broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.
BOARD RECOMMENDATION

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.
THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

QUALCOMM Incorporated    40

Proposal 5: Stockholder Proposal

PROPOSAL 5: STOCKHOLDER PROPOSAL
The following stockholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent.
The Company has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, has indicated that he is a beneficial owner of at least $2,000 in market value of the Company’s common stock and intends to submit the following proposal at the Annual Meeting:
Shareholder Proxy Access
RESOLVED: Shareholders of QUALCOMM Incorporated (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval; a "proxy access" bylaw as follows:
Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the "Nominator") that meets the criteria established below.
Allow shareholders to vote on such nominee on the Company's proxy card.
The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company's outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)
give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.
Supporting Statement: Long-term shareholders should have a meaningful voice in nominating directors. The SEC's universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated, in part due to inadequate cost-benefit analysis. Proxy Access in the United States (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), a cost-benefit analysis by CFA Institute, found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.
Enhance shareholder value. Vote for Shareholder Proxy Access - Proposal 5
THE COMPANY’S STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board recommends a vote AGAINST Proposal 5.
The Board believes that this stockholder proposal is unnecessary because our stockholders already have a meaningful and well-considered “proxy access” right. After engaging with a number of our significant stockholders and considering the

QUALCOMM Incorporated    41

Proposal 5: Stockholder Proposal

published positions of other significant stockholders regarding the desirability of a proxy access mechanism and the appropriate terms for a proxy access framework, in December 2015, the Board amended the Company’s bylaws to allow any stockholder (or group of no more than 20 stockholders) owning 3% or more of the Company’s common stock continuously for at least three years to nominate director candidates for up to 20% of our Board, and require the Company to include such nominees in our proxy statement and on the Company’s proxy card.
As we believe that our current proxy access framework is in the best interests of our stockholders, the Board recommends a vote AGAINST the stockholder proposal.
We have adopted a carefully considered proxy access framework that strikes the appropriate balance between promoting stockholder rights and adequately protecting the best interests of all of our stockholders.
Our Board carefully considered the many viewpoints on proxy access rights and recently adopted a proxy access bylaw. Many stockholders and investors have expressed their support for proxy access generally, noting their beliefs that proxy access rights would increase accountability of directors to stockholders and would give stockholders a more meaningful voice in electing directors. At the same time, however, stockholders have expressed varying points of view about the appropriate terms of a proxy access framework. The Board also considered the views of other large investors and certain governance experts who do not support proxy access, believing that the implementation of any proxy access provision could undermine the role of the Company’s independent Governance Committee, and could lead to, among other things, unnecessary expense and distraction, as well as an inexperienced, fragmented and less effective Board with directors who may pursue special interests not shared by all or most of our stockholders.
Based on the information available to the Board and the Board’s own thoughtful and thorough deliberations on the topic, the Board concluded that the best course of action for the Company and our stockholders was to adopt a proxy access bylaw with thresholds that were set based on the parameters of proxy access provisions adopted by similar companies seeking to implement meaningful proxy access rights for their stockholders, while also tailored to the Company’s particular circumstances. The Board determined that a 3% ownership threshold for at least a three-year holding period, and a nominating group of no more than 20 stockholders with the ability to nominate candidates for up to 20% of our Board, was most appropriate for the Company.
The Board believes that this stockholder proposal, which contemplates proxy access for up to one quarter of the Board and an unlimited stockholder group, does not appropriately balance the potential disruption that could be created by regular proxy contests and the corresponding turnover of a number of Board seats, together with the challenges of on-boarding and integrating these new directors, against the benefits stockholders would gain under proxy access. Based on the composition of the stockholder base and feedback from stockholders, the Board believes that limiting the size of the nominating group to no more than 20 stockholders provides stockholders with an appropriate opportunity to include nominees in the proxy statement. The Board also considered the complexities of nominations from a large number of stockholders (each potentially holding small numbers of shares) and the costs that would be associated with managing such an unwieldy process. The Board concluded that making available one-fifth of the Board seats to proxy access with a reasonable limitation on the number of stockholders that could constitute a group provides an appropriately balanced approach.
We have a strong corporate governance structure and record of accountability.
The Company’s current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders.
In addition to adopting a proxy access bylaw, over the last several years, we have implemented numerous other corporate governance enhancements to ensure the Board remains accountable to stockholders and to provide our stockholders with both a meaningful voice in the nomination and election of directors and the ability to engage with directors and promote the consideration of stockholder views. The following corporate governance measures are in place to safeguard our stockholders’ interests:

•	Each director serves a one-year term and stands for re-election at each annual meeting of stockholders.

•
In an uncontested election, directors must be elected by a majority vote, and a director who fails to receive the required majority of votes for re-election must tender his or her written resignation for consideration by the Board.

•	The Board is composed entirely of independent directors, other than the Executive Chairman and the CEO.

•	Standing committees of the Board are comprised only of independent directors.

QUALCOMM Incorporated    42

Proposal 5: Stockholder Proposal

•
We have an independent Presiding Director (elected by and from the independent members of the Board) with defined and significant responsibilities, including acting as the principal liaison between the independent directors and the Executive Chairman and the CEO, collaborating with the Executive Chairman and the CEO in developing agendas for Board meetings, and presiding during executive sessions of the independent directors.

•	Our stockholders are able to:

◦
recommend director candidates to our Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described above in the “Corporate Governance” section under the heading “Director Nominations”);

◦	directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our bylaws and the federal securities laws;

◦	submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting of stockholders, subject to the rules and regulations of the SEC;

◦
communicate directly with members of our Board, the Executive Chairman, the Presiding Director, any Board committee or our independent directors as a group (as described further in the “Corporate Governance” section under “Communications with Directors”); and

◦	express their views on executive compensation through annual “say-on-pay” votes.
Our Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent voices in the boardroom. In the last year, the Company reduced the size and average tenure of the Board. Through our robust director nomination and evaluation process, seven of the Company’s independent directors have been added to the Board since 2012. Importantly, several of these new directors were based on suggestions from stockholders, demonstrating that stockholders already have an effective mechanism for providing director candidates. In addition, four of our current directors, including several of our longer serving directors, are not seeking reelection at the Annual Meeting, and another longer serving director will not seek reelection at the 2017 annual meeting of stockholders.
In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access bylaw and by the other actions described above and elsewhere in this proxy statement, the Board believes that adoption of this stockholder proposal and the underlying changes to our proxy access framework that it would suggest are not necessary and could be potentially detrimental to our stockholders.
REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and any broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company or the Board. However, our Board values the opinions of our stockholders, and will take into account the outcome of this vote when considering future proxy access decisions.
BOARD RECOMMENDATION

The Board believes that this stockholder proposal is not in the best interests of stockholders for the reasons discussed herein.
THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL 5.

QUALCOMM Incorporated    43

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of December 14, 2015 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G Form 13F, filed with the SEC); (ii) each of our executive officers named in the Fiscal 2015 Summary Compensation Table under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.	106,042,068	7.10%
55 East 52nd Street
New York, NY 10055 (2)
Vanguard Group Inc.	101,772,524	6.81%
P.O. Box 2600, V26
Valley Forge, PA 19482-2600 (3)
Steve Mollenkopf (4)	278,881	*
George S. Davis (5)	64,363	*
Derek K. Aberle (6)	169,393	*
Cristiano R. Amon (7)	81,135	*
Paul E. Jacobs (8)	1,772,594	*
Barbara T. Alexander (9)	46,144	*
Donald G. Cruickshank (10)	69,225	*
Raymond V. Dittamore (11)	81,531	*
Jeffrey W. Henderson (12)	—	*
Susan Hockfield (13)	2,227	*
Thomas W. Horton (14)	14,591	*
Sherry Lansing (15)	41,384	*
Harish Manwani (16)	—	*
Mark D. McLaughlin (17)	5,650	*
Clark T. Randt, Jr. (18)	748	*
Francisco Ros (19)	4,847	*
Jonathan J. Rubinstein (20)	797	*
Marc I. Stern (21)	389,617	*
Anthony J. Vinciquerra (22)	1,567	*
All Executive Officers and Directors as a Group (23 persons) (23)	3,640,245	*

*	Less than 1%

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,494,451,232 shares outstanding on December 14, 2015, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2014 and based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 30, 2015.

(3)	This information is as of December 31, 2014 and based on the Schedule 13G filed with the SEC by Vanguard Group Inc. on February 10, 2015.

QUALCOMM Incorporated    44

Stock Ownership of Certain Beneficial Owners and Management

(4)	Includes 192,716 shares held in family trusts and 86,165 restricted stock units and related dividend equivalents that will vest within 60 days.

(5)	Includes 64,363 shares held in family trusts.

(6)	Includes 101,051 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 80,125 shares issuable upon exercise of options exercisable within 60 days.

(8)
Includes 1,135,468 shares held in family trusts, 534 shares held by an individual sharing Dr. Jacobs’s household, 397 shares held by his former spouse, 2,200 shares owned by The Paul and Stacy Jacobs Foundation and 218,039 shares held for the benefit of his children. Also includes 415,956 shares issuable upon exercise of options exercisable within 60 days, of which all shares are held in trusts for the benefit of his children. Dr. Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children and his former spouse.

(9)
Includes 23,929 shares held in family trusts, 22,000 shares issuable upon exercise of options exercisable within 60 days and 215 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 7,951 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)
Includes -9,225 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 60,000 shares issuable upon exercise of options exercisable within 60 days.

(11)
Includes 25,400 shares held in family trusts and 3,131 held jointly with his spouse. Also includes 53,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 10,872 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020 and 5,879 fully vested deferred stock units and dividend equivalents shares that settle three years after the date of grant.

(12)	Mr. Henderson joined the Board on January 12, 2016.

(13)	Includes 2,227 shares held in a living trust. Excludes 5,879 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)
Includes 12,091 shares held jointly with Mr. Horton’s spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,879 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)
Includes 14,629 shares held in family trusts and 26,755 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,879 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(16)	Excludes 1,975 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 5,650 shares held in family trusts.

(18)	Includes 748 shares held jointly with Mr. Randt’s spouse. Excludes 2,745 fully vested deferred stock units and dividend equivalents that settle on March 4, 2020.

(19)	Excludes 5,879 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(20)
Includes 797 shares held in family trusts. Excludes 2,745 fully vested deferred stock units and dividend equivalents that settle on March 4, 2019 and 2,492 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(21)
Includes 295,437 shares owned through a grantor trust and 34,180 shares owned by The Marc and Eva Stern Foundation (the Foundation), of which Mr. Stern is the trustee. Mr. Stern disclaims all beneficial ownership for the shares owned by the Foundation. Also includes 60,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 18,554 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(22)	Includes 1,567 shares held in family trusts. Excludes 318 fully vested deferred stock units and dividend equivalents that settle on January 1, 2019.

(23)
Includes 1,309,712 shares issuable upon exercise of options exercisable within 60 days. Also includes 86,380 fully vested restricted stock units, deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Excludes 77,044 fully vested deferred stock units and related dividend equivalents.

QUALCOMM Incorporated    45

Stock Ownership of Certain Beneficial Owners and Management

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2015, except for a late Form 4 that was filed in December 2014 to report a grant of Restricted Stock Units to Mr. John Murphy, Senior Vice President and Chief Accounting Officer.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2015, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2015, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

QUALCOMM Incorporated    46

Certain Relationships and Related-Person Transactions

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction under SEC rules. The Audit Committee’s charter also provides that the Audit Committee may delegate review and approval of employment-related, related-person transactions to the Compensation Committee. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.
During fiscal 2015, we employed the family members of certain of our directors and executive officers. The Audit Committee delegated to the Compensation Committee the review and approval of such related-person transactions, and the Compensation Committee approved the related-person transactions below.
Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer, except as otherwise described below. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Restricted stock units were granted under our 2006 Long-Term Incentive Plan and generally vest over three years from the grant date, contingent upon continued service with the Company.
Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, QCT Corporate Development, Qualcomm Technologies, Inc. During fiscal 2015, Duane A. Nelles III earned $292,877 in base salary and $133,500 in cash incentives and received restricted stock unit grants totaling 8,733 shares with an aggregate grant date fair value of $604,581. Duane A. Nelles retired from the Board in July 2015.
Duane A. Nelles’s son, Paul S. Nelles, serves as a Senior Program Manager, Qualcomm Technologies, Inc. During fiscal 2015, Paul S. Nelles earned $132,213 in base salary and $14,665 in cash incentives and received restricted stock unit grants totaling 637 shares with an aggregate grant date fair value of $44,036.
Cristiano Amon’s brother, Rogerio Amon, serves as a Senior Director, Program Management, Qualcomm Technologies, Inc. During fiscal 2015, Rogerio Amon earned $118,189 in base salary and $43,820 in cash incentives and received restricted stock unit grants totaling 1,700 shares with an aggregate grant date fair value of $117,593.
Steve Mollenkopf’s brother, James D. Mollenkopf, serves as a Senior Director, Strategic Development, Qualcomm Technologies, Inc. During fiscal 2015, James D. Mollenkopf earned $232,998 in base salary and $64,660 in cash incentives and received restricted stock unit grants totaling 3,180 shares with an aggregate grant date fair value of $220,067.
Donald J. Rosenberg’s son-in-law, Dr. Lucian Iancovici, serves as a Manager, Ventures, Qualcomm Technologies, Inc. During fiscal 2015, Dr. Lucian Iancovici earned $171,822 in base salary and $61,710 in cash incentives and received restricted stock unit grants totaling 421 shares with an aggregate grant date fair value of $29,070.
Michelle M. Sterling shares her household with Mark E. Palamar, who serves as a Senior Director, IP Licensing Analysis. During fiscal 2015, Mark E. Palamar earned $215,960 in base salary and $51,010 in cash incentives and received restricted stock unit grants totaling 2,417 shares with an aggregate grant date fair value of $167,449.
Daniel L. Sullivan’s daughter, Megan Delgado, serves as Staff Manager, Marketing, Qualcomm Incorporated. Megan Delgado earned $146,809 in base salary and $17,435 in cash incentives and received restricted stock unit grants totaling 899 shares with an aggregate grant date fair value of $62,129. Daniel L. Sullivan stepped down from his role as Executive Vice President, Human Resources in April 2015 and assumed the role of Executive Vice President and Senior Advisor. He retired from the Company in January 2016.

QUALCOMM Incorporated    47

Compensation Committee Report

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2016 Proxy Statement.
COMPENSATION COMMITTEE

Marc I. Stern, Chair
Sherry Lansing
Jonathan J. Rubinstein

QUALCOMM Incorporated    48

Compensation Discussion & Analysis

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION & ANALYSIS
This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by our named executive officers (NEOs), as presented in the tables below under “Compensation Tables and Narrative Disclosures.”
This Compensation Discussion and Analysis is composed of six sections:
Detailed compensation tables that quantify and further explain our NEOs’ compensation follow this Compensation Discussion and Analysis.

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Compensation Discussion & Analysis

OUR NAMED EXECUTIVE OFFICERS (NEOs) FOR FISCAL 2015

Our NEOs for fiscal 2015 were as follows:

Steve Mollenkopf

Current position
●  Chief Executive Officer (CEO), since March 2014
Prior Qualcomm positions include:
● CEO-Elect and President, 2013 - 2014
● President and Chief Operating Officer, 2011 - 2013
21 years of service with Qualcomm

George S. Davis
Current position ● Executive Vice President and Chief Financial Officer (CFO), since March 2013 3 years of service with Qualcomm

Derek K. Aberle

Current position
● President, since March 2014
Prior Qualcomm positions include:
● Executive Vice President and Group President, 2011 - 2014
● Executive Vice President and President, QTL, 2008 - 2011
15 years of service with Qualcomm

Cristiano R. Amon

Current position
● Executive Vice President, Qualcomm Technologies, Inc. and President QCT since November 2015
Prior Qualcomm positions include:
● Executive Vice President, Qualcomm Technologies, Inc. and Co-President QCT from October 2012 to November 2015 Senior Vice President and Co-President, 2012
● Senior Vice President, Product Management, 2007 - 2012
18 years of service with Qualcomm

Paul E. Jacobs

Current position
●  Executive Chairman and Chairman of the Board, since March 2014
Prior Qualcomm positions include:
● Chairman of the Board and CEO, 2009 - 2014
●  CEO, 2005 - 2009
25 years of service with Qualcomm

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Compensation Discussion & Analysis

COMPENSATION COMPONENTS

Figure 3 is an overview of the primary components of total direct compensation (TDC) for fiscal 2015 that include base salary, earnings under the Annual Cash Incentive Plan (ACIP), Performance Stock Units (PSUs) and Restricted Stock Units (RSUs). It also highlights how each component aligns with the objectives of our compensation program. In structuring our cash and long-term equity incentive award programs, we continue to use variations of non-GAAP performance measures as financial objectives. (See page 65 for definitions of the various performance measures used in determining our cash and long-term equity incentives.)
Figure 3: Fiscal 2015 TDC Overview

	Salary	ACIP	Performance Stock Units	Restricted Stock Units
Key Features				(Not granted in fiscal 2015)
Form	Cash	Cash	Equity	Equity
Type	Fixed Compensation	Variable Compensation
Performance Period	● Set at the beginning of fiscal 2015 ● Earned for fiscal 2015	● Set at the beginning of fiscal 2015 ● Earned for performance in fiscal 2015	● Awarded at the end of fiscal 2015 ● To be earned for performance in fiscal 2016 - 2018	● A portion of the fiscal 2014 award replaced the grant that would otherwise have been made in fiscal 2015
Measures and relative weightings	● Individual performance, experience, expertise, skills, competitive practices and internal comparisons	● Adjusted Revenues performance (weighted 40%) ● Adjusted Operating Income performance (weighted 60%)	● Relative total shareholder return (TSR) compared to NASDAQ-100 (50% of total PSU awards) (RTSR PSUs) ● Average annual Adjusted Return On Invested Capital (ROIC) (50% of total PSU awards) (ROIC PSUs)	● Award vests based on continued service
Objectives
Align interests of NEOs and stockholders	● Competitive amounts that attract and retain executives who execute the business strategy	● Aligns approximately 9% of NEOs’ aggregate TDC to achieving Company’s annual financial objectives	● Aligns approximately 86% of NEOs’ aggregate TDC to long-term absolute and relative TSR performance and efficient use of capital for the fiscal 2016 - 2018 performance period
Pay for performance - amounts earned vary with performance	● Individual contributions are considered when adjusting salary amounts
● Payouts vary from 0 (performance at or below 80% of objective) to 2x target (performance at or above 125% of objective)
● Funding rate for fiscal 2015 was 0.48x of target award for performance at 90% of objective

● Earned shares vary from 0 to 2x of target award, depending on relative stock price performance and achieving ROIC objective
● Earned shares for both awards capped at target if absolute TSR is negative
● Fair value of award varies depending on stock price performance
Tax efficient for the Company	● Deductible except for portion of CFO’s salary in excess of $1 million, if any	● Designed with intent to comply with the requirements for tax deductibility under Internal Revenue Code Section 162(m)
Internally fair and equitable
● The Compensation Committee considers business and individual factors to evaluate internal fairness and equitability and monitors the internal compensation relationships among the NEOs but does not set specific internal relationships.

Competitive for the business
● Competitive levels to attract, motivate, engage and retain executives. The Compensation Committee considers competitive practices of peer companies as reference points for comparative purposes but does not set specific benchmark percentile objectives.

High standards for governance and risk management
● The Compensation Committee reviews annually the amounts of all components of compensation and obtains industry and peer data in consultation with Frederic W. Cook Co., Inc. (FWC), the Compensation Committee’s independent consultant.

		● Cash incentive compensation repayment (“clawback”) policy		● The Executive Chairman must hold net after-tax shares from the front-loaded RSUs for one year after termination of service.

QUALCOMM Incorporated    51

Compensation Discussion & Analysis

In addition to TDC, we have competitive health and welfare benefits that are generally structured the same for all U.S. employees, plus several other benefits. Figure 4 describes the other benefits that are generally available to U.S.-based executives, and Figure 5 describes the other benefits that are generally available to all U.S.-based employees, including executives.
Figure 4: U.S. Executive Benefits

Component	Form and Purpose	Comment
Nonqualified deferred compensation program Company match (NQDC Plan)
● Company match on employees’ deferred contributions up to a predefined formula maximum amount
● Provide a competitive, nonqualified, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated”
We do not have a pension plan or other defined benefit retirement program. See the “Fiscal 2015 Nonqualified Deferred Compensation” table for a description of the Company match program.
Financial planning reimbursement	● Reimbursement of actual expenses incurred for financial, estate and tax planning ● Attract and retain executive-level employees ● Assist NEOs with managing their time	We reimburse up to $12,500 for the Executive Chairman, the CEO and the President and up to $8,000 for the other NEOs.
Additional life insurance	● Additional coverage, above the amount provided to all employees ● Attract and retain executive-level employees	The additional coverage is $1 million for the Executive Chairman and the CEO and $750,000 for the other NEOs.
Use of corporate aircraft for personal travel	● Facilitate flexible travel arrangements and provide security	We have a program that limits the amount of compensation reported in the Summary Compensation Table to $250,000 for the CEO and $650,000 for all NEOs in the aggregate.
Figure 5: U.S. All-Employee Benefits

Component	Form and Purpose	Comment
Tax qualified deferred compensation	● 401(k) Plan ● Provide a tax-efficient retirement savings opportunity ● Attract and retain employees	The 401(k) Plan is a tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.
Employee Stock Purchase Plan (ESPP)	● Qualcomm stock ● Encourage stock ownership and align employee and stockholder interests ● Attract and retain employees
The ESPP is a tax-qualified plan available to all U.S.-based employees. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of the stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	● Matching cash paid to the charitable organization ● Encourage and extend employees’ support of cultural, educational and community non-profit organizations
We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for the Executive Chairman, the CEO and the President and up to $100,000 annually for the other NEOs.

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In addition to the programs identified above, we offer supplemental dental and vision programs that provide limited coverage above the basic dental and vision plans to senior-level, U.S.-based employees. The purpose of this program is to attract and retain experienced talent.
THE AMOUNTS AND MIX OF NEO COMPENSATION FOR FISCAL 2015

Performance-Based Incentives
Figure 6 is an overview of Mr. Mollenkopf’s target TDC, and Figure 7 is a similar overview of the aggregate target TDC for our other NEOs. Target TDC includes base salary, the ACIP target award that would be paid for 100% achievement of our financial objectives, target PSUs awarded on September 25, 2015 and the annualized value of the front-loaded RSUs awarded in fiscal 2014 (see the discussion under “RSU Awards for Fiscal 2015” for further explanation). Figure 6 shows that approximately 94% of Mr. Mollenkopf’s fiscal 2015 target TDC was attributable to performance-based incentive compensation that varies with financial metrics, including relative and absolute TSR and ROIC.
Figure 6: CEO Compensation Mix

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Figure 7: Other NEOs’ Aggregate Compensation Mix
Fiscal 2015 Salaries
In September 2014, the Compensation Committee approved the fiscal 2015 salaries for our NEOs (see Figure 8). These increases positioned their salaries within 5% of the median of our peer companies, excluding Dr. Jacobs’s salary, which is $1 annually and precludes meaningful comparison. Prior to the increases, Mr. Mollenkopf’s salary was slightly below the competitive median, and Mr. Aberle’s salary was aligned with the competitive median. Prior to their increases, Messrs. Davis’s and Amon’s salaries were at least 10% below the competitive median, and the increases positioned their salaries approximately 5% below the competitive medians.
Figure 8: Fiscal 2015 Salaries for the CEO and Other NEOs

	Base Salary
Name	2014 ($)	2015 ($)	Increase %
Steve Mollenkopf	1,100,000	1,130,000	2.7%
George S. Davis	725,000	760,000	4.8%
Derek K. Aberle	780,000	800,000	2.6%
Cristiano R. Amon	475,000	525,000	10.5%
Paul E. Jacobs	1	1	—%
Total	3,080,001	3,215,001	4.4%
Fiscal 2015 ACIP Earnings
In Fiscal 2015, we achieved 90% of our weighted financial performance objectives, and our NEOs earned 45% of their aggregate target amounts.
Figure 9 shows the objectives and performance levels for Adjusted Revenues and Adjusted Operating income, which were the measures that the Compensation Committee established during the first quarter of fiscal 2015 for determining earned ACIP awards. The fiscal 2015 weighted financial performance was 90% of our objectives, resulting in an ACIP funding rate of

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0.48 (compared to a funding rate of 1.0 had we achieved our financial objectives). See page 65 for definitions of the various performance measures used in determining our cash incentives.
Figure 9: Fiscal 2015 ACIP Financial Objectives and Performance
The funding rate was determined through the following steps:

•
Adjusted Revenues performance was 90% of the objective and Adjusted Operating Income performance was 88% of the objective. Consistent with the ACIP, we applied a relative weighting of 40% to Adjusted Revenues and 60% to Adjusted Operating Income to emphasize the relative importance of operating income to stockholder value creation. Accordingly, our weighted financial performance was 89% [(90% x 40%) + (89% x 60%)].

•	The funding rate is based on the weighted financial performance, such that:

◦	For each one percent that the weighted financial performance exceeds the objective, the funding rate increases by 0.04 from the target funding rate of 1.00 up to a maximum of 2.00.

◦
For each one percent that the weighted financial performance falls short of the objective, the funding rate decreases by 0.05 from the target funding rate of 1.00, which would reach zero for weighted financial performance at or below 80% of the objective.

•
Our fiscal 2015 weighted financial performance was 89%, or 11 percent short of the objective, resulting in a 0.52 reduction from the target funding rate of 1.00. Accordingly, the fiscal 2015 ACIP funding rate was 0.48 (1.00 - 0.52).

In addition to the funding rate determined by fiscal 2015 Adjusted Revenues and Adjusted Operating income, the Compensation Committee considered other strategic and operational achievements by the NEOs. Some examples of these achievements include resolution with China’s National Development and Reform Commission (NDRC), execution of the initial phase of the Company’s plan to reduce operating expenses and numerous business acquisition and strategic investment

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transactions, including the acquisition of CSR plc. To maximize tax deductibility, amounts earned under the ACIP are designed to qualify as performance-based compensation under Section 162(m). This design provides that if certain financial objectives are met, the NEOs may receive up to 2x of their target amounts, subject to the Compensation Committee’s negative discretion to pay any amount less than that maximum.
Figure 10 shows the calculations for determining the fiscal 2015 performance-adjusted amounts and earned amounts for each NEO.
Figure 10: Fiscal 2015 ACIP Target, Performance-Adjusted and Earned Amounts

Name	ACIP Target ($)	x	Funding Rate	=	Performance-Adjusted Amount ($)	Earned Amount Awarded by Compensation Committee ($)	Variance of Earned Amount vs Performance-Adjusted Amount (%)
Steve Mollenkopf	2,260,000		0.48		1,084,800	1,025,000	-6%
George S. Davis	988,000		0.48		474,240	400,000	-16%
Derek K. Aberle	1,080,000		0.48		518,400	520,000	0%
Cristiano R. Amon	525,000		0.48		252,000	320,000	27%
Paul E. Jacobs	—		n/a		—	n/a	n/a
Total	4,853,000				2,329,440	2,265,000	-3%
The Compensation Committee was authorized under the fiscal 2015 ACIP to modify Adjusted Revenues and Adjusted Operating Income in calculating financial performance on which fiscal 2015 cash incentives were determined. Modifications are intended to eliminate the distorting effect of certain unusual income or expense items if the Compensation Committee determines, in its discretion, that the items do not reflect a fair measurement of our operating performance. The Committee did not make any such modifications for fiscal 2015.
Fiscal 2015 ACIP Compared to Previous Years
Figure 11 summarizes ACIP performance for fiscal years 2013 - 2015 and illustrates the alignment of Company financial performance and ACIP earnings. (See page 65 for definitions of the various performance measures as those terms were used in calculating ACIP amounts.)

•	In fiscal 2013, the Company exceeded the Adjusted Revenues and Adjusted Operating Income objectives by 5% and 3%, respectively, resulting in an ACIP funding rate of 1.16 (16% above the target amount).

•	In fiscal 2014, the Company fell short of the Adjusted Revenues and Adjusted Operating Income objectives, resulting in an ACIP funding rate of 0.71 (29% below the target amount).

•	In fiscal 2015, the Company fell short of the Adjusted Revenues and Adjusted Operating Income objectives, resulting in an ACIP funding rate of 0.48 (52% below the target amount).

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Figure 11: ACIP Financial Objectives and Performance
Fiscal 2016 Changes to the ACIP
Based on stockholder input and the Compensation Committee’s own review, the Compensation Committee changed the ACIP metrics for fiscal 2016 by replacing the Adjusted Operating Income measure used in fiscal 2015 with the new Adjusted Earnings Per Share (EPS) measure that includes share-based compensation expense and excludes certain items to the extent that they were not anticipated in establishing the ACIP target. (See page 65 for the definitions of performance measures used in calculating ACIP amounts.)
Fiscal 2015 Long-Term Incentives
In fiscal 2015, all equity granted to the NEOs was in the form of PSUs, and the potential number of shares of our common stock that may be earned at the end of the three-year performance period varies from 0 to 2x of the target amount. The Compensation Committee determines in its sole discretion the appropriate mix of equity awards, the target values of these awards, the achievement of the performance measures and the potential maximum number of equity awards that may be earned. The Compensation Committee approved PSU awards for each NEO in fiscal 2015, taking into consideration the annualized value of front-loaded RSUs it awarded to the NEOs in fiscal 2014. (See further discussion on page 59 under “Annualized Portion of Fiscal 2014 Front-Loaded RSU Awards Attributable to Fiscal 2015.”) The Compensation Committee approved two separate PSU awards for each NEO as described below.
Relative TSR PSUs (RTSR PSUs)
The RTSR PSU award allows the NEOs to earn a variable number of shares of our common stock based on the relative performance of our total shareholder return (TSR) compared to that of the companies comprising the NASDAQ-100. The

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NEOs must also satisfy time-based service requirements. The Compensation Committee selected relative TSR because it aligns directly with stockholder value creation.
Relative TSR compares our TSR percentile rank among the companies comprising the NASDAQ-100 over a three-year period according to the payout schedule set forth in Figure 12.
Figure 12: RTSR PSUs Payout Schedule

Award Level	Qualcomm’s TSR Percentile Rank Among the NASDAQ-100	Multiple of Target RTSR PSUs Earned (1)
Maximum Award Level	90th percentile and above	2x
Target Award Level	60th percentile	1x
Threshold Award Level	33rd percentile	0.33x
Below Threshold	Below 33rd percentile	No shares would be earned

(1)	The multiple of target RTSR PSUs earned between the award levels interpolates linearly with our TSR percentile ranking.
The RTSR PSUs also provide that the total number of shares earned may not exceed the target number of shares if our absolute TSR for the entire three-year performance period is negative. This provision considers stockholder’s interests by limiting the number of shares that may be earned in the event relative TSR performance is strong despite a declining stock price.
Return On Invested Capital PSUs (ROIC PSUs)
The Compensation Committee introduced Adjusted ROIC PSUs to tie a portion of our NEOs’ awards to efficient use of capital. The ROIC PSU awards allow the NEOs to earn a variable number of shares of our common stock based on the achievement of a three-year ROIC objective established by the Compensation Committee at the time of grant in September 2015. Eligible participants must also satisfy time-based service requirements.
ROIC is a common financial term, and there are numerous methods for calculating ROIC. We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year. (See page 65 for the definitions of performance measures to be used in determining the number of PSUs for the 2016 - 2018 performance period.) The payout schedule is set forth in Figure 13.
Figure 13: ROIC PSU Payout Schedule

Award Level	Average Annual ROIC for Fiscal 2016 - 2018	Multiple of Target ROIC PSUs Earned (1)
Maximum Award Level	ROIC is at or above 120% of Target	2x
Target Award Level	ROIC is at Target	1x
Threshold Award Level	ROIC is 80% of Target	0.33x
Below Threshold	ROIC is less than 80% of Target	No shares would be earned

(1)	The multiple of target ROIC PSUs earned between the award levels interpolates linearly with our average annual Adjusted ROIC.
The ROIC PSUs also provide that the total number of shares earned may not exceed the target number of shares if our average annual Adjusted ROIC for the entire three-year performance period is negative.
Figure 14 shows the grant date fair values of the PSUs the Compensation Committee awarded to the NEOs on September 25, 2015.

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Figure 14: Grant Date Fair Values of PSUs Awarded to NEOs in Fiscal 2015

	Grant Date Fair Value
Name	RTSR PSUs ($)	ROIC PSUs ($)	Aggregate PSU Awards ($)
Steve Mollenkopf	4,000,019	4,000,015	8,000,034
George S. Davis	1,350,014	1,350,032	2,700,046
Derek K. Aberle	1,890,052	1,890,002	3,780,054
Cristiano Amon	1,810,048	1,810,012	3,620,060
Paul E. Jacobs	4,500,028	4,500,017	9,000,045
Total	13,550,161	13,550,078	27,100,239
Annualized Portion of Fiscal 2014 Front-Loaded RSU Awards Attributable to Fiscal 2015
In fiscal 2014, we granted front-loaded RSUs, which accelerated future years’ RSU grant values into fiscal 2014, to encourage retention without making above-market grants and increasing related costs and dilution over time. Since we attributed a portion of the front-loaded RSUs granted in fiscal 2014 to fiscal 2015, the Compensation Committee considered the annualized value of the fiscal 2014 RSU grants in determining fiscal 2015 total equity grant values (i.e., the Compensation Committee reduced the total equity value that they would have otherwise granted to the NEOs in fiscal 2015 by the amount of the RSUs granted in fiscal 2014 which were attributable to fiscal 2015). There will be similar annual offsets for Messrs. Mollenkopf and Aberle and Dr. Jacobs through fiscal 2018 as their RSUs were front-loaded for five years. The RSUs granted to Messrs. Davis and Amon were front-loaded for three years and consequently will have annual offsets through 2016. The structure of the fiscal 2014 awards is summarized below in Figure 15 for clarity on this point.
Figure 15: Fiscal 2014 Front-Loaded NEO RSU Grants

Name	Grant Date Fair Value ($ millions)	Periods Covered By Grant Value	Vesting
Steve Mollenkopf	30.0	Fiscal 2014 through 2018	Five equal annual installments
George S. Davis	6.9	Fiscal 2014 through 2016	Five equal annual installments
Derek K. Aberle	16.1	Fiscal 2014 through 2018	Five equal annual installments
Cristiano R. Amon	4.1	Fiscal 2014 through 2016	Five equal annual installments
Paul E. Jacobs	45.0	Fiscal 2014 through 2018	Three equal installments on the 3rd, 4th and 5th anniversaries of the grant date
With respect to Messrs. Mollenkopf and Aberle and Dr. Jacobs, one-fifth of the fiscal 2014 RSUs are treated as attributable to fiscal 2015. With respect to Messrs. Davis and Amon, one-third of the fiscal 2014 RSUs are treated as attributable to fiscal 2015.
PSU Performance in Previous Years
The number of shares of our common stock earned by the NEOs has varied based on the relative performance of our TSR compared to that of the NASDAQ-100 during applicable measurement periods. The Compensation Committee has awarded RTSR PSUs to our NEOs and other executive officers annually since fiscal 2010. The four performance periods for RTSR PSUs granted in fiscal 2010, 2011, 2012 and 2013 have been completed, the number of shares of our common stock earned for each of these four performance periods have been determined, and the shares have been issued to the recipients.
Figure 16 summarizes the TSRs for Qualcomm relative to the NASDAQ-100 and the percent of target shares earned for our relative TSR performance.
Our TSR out-performed the NASDAQ-100 TSR for one of the four performance periods and under-performed for the other three performance periods. The RTSR PSUs earned as a percent of the target shares were aligned with our relative performance.

•
Our relative TSR for the fiscal 2010 RTSR PSU awards (for the three-year performance period from 11/2/2009 - 10/31/2012) underperformed the NASDAQ-100 TSR, resulting in a payout of 98% of the target shares.

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•
Our relative TSR for the fiscal 2011 RTSR PSU awards (for the three-year performance period from 11/1/2010 - 10/31/2013) out-performed the NASDAQ-100 TSR, resulting in a payout of 119% of the target shares.

•
Our relative TSR for the fiscal 2012 RTSR PSU awards (for the three-year performance period from 9/26/2011 - 9/26/2014) underperformed the NASDAQ-100 TSR, resulting in a payout of 88% of the target shares.

•
Our relative TSR for the fiscal 2013 RTSR PSU awards (for the two-year performance period from 9/30/2013 - 9/27/2015) was below the 33rd percentile threshold compared to the NASDAQ-100, and as a result, no shares were earned or issued.

Figure 16: Qualcomm and NASDAQ-100 3-Year Total Shareholder Returns for PSUs Granted in Fiscal 2010 - 2013 (1)

120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
Percent of Target PSUs Earned
Relative TSR
FY10 Award
FY11 Award
FY12 Award
FY13 Award
Percent of Target PSUs Earned
Average Relative TSR

(1)
We are providing information on PSUs granted prior to fiscal 2015 to illustrate the historical performance of PSUs and the strong relationship between the percent of target PSUs earned and our TSR relative to the NASDAQ-100.

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PROCESS AND RATIONALE FOR NEO COMPENSATION DECISIONS

We consider several factors in determining the compensation levels of our NEOs. The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment about these factors that forms the basis for determining our NEOs’ compensation.
We review the compensation practices of other companies with which we compete.
The Compensation Committee identified peer companies to use for competitive analyses, taking into account recommendations made by FWC, the Compensation Committee’s independent compensation consultants. The peer companies were identified based on the following characteristics:

•	Technology, telecommunications and media companies (excluding those that are primarily content producers) based on Global Industry Classification Standard (GICS) codes;

•	Companies of comparable size, with both market capitalization and revenues between 0.25x to 4.0x Qualcomm’s size;
We believe that market capitalization is appropriate as the primary quantitative criterion because:

◦
Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalizations;

◦	Market capitalization is directly related to stockholder benefit; and

◦
A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

We also include revenues as a secondary quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services.

•	Comparable compensation model;

•	Consistent and on-going data availability; and

•	Peers of peers, which are the peer companies often disclosed by our peer companies.
Figure 17 identifies the peer companies the Compensation Committee selected in May 2015. The peer companies and Qualcomm are ranked, high-to-low, on revenues, net income, EBITDA, EBITDA margin and market capitalization. Compared to the prior year’s peer group, the Compensation Committee removed Yahoo!, which fell below the revenue threshold. The Compensation Committee added Micron Technology and Visa, both prominent technology companies that fit the criteria. Broadcom’s market capitalization was below the threshold, but was retained to maintain continuity and a sufficiently robust peer company sample size. (The proposed acquisition of Broadcom by Avago was announced after the Compensation Committee approved the peer companies.)
Qualcomm’s percentile rankings among the peer companies illustrate that, relative to our peer companies, we are below median for revenues and above median for the other metrics, and our market capitalization is strongly supported by the other metrics.

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Figure 17: Qualcomm’s Relative Rankings Among Peer Companies as of March 31, 2015 (1)

Revenue			Net Income		EBITDA		EBITDA Margin		Market Cap
Company	Ticker	$ Millions	Ticker	$ Millions	Ticker	$ Millions	Ticker		Ticker	$ Millions
Microsoft	MSFT	93,074	MSFT	20,675	MSFT	34,150	V	68%	GOOG	372,734
IBM	IBM	92,793	GOOG	14,444	INTC	24,191	FB	50%	MSFT	334,103
Amazon.com	AMZN	88,988	IBM	12,022	CMCSA	23,160	ORCL	46%	FB	229,955
Comcast	CMCSA	68,775	INTC	11,704	IBM	22,833	INTC	43%	ORCL	188,695
Google	GOOG	66,001	ORCL	10,827	GOOG	21,476	TXN	39%	AMZN	173,027
United Technologies	UTX	64,270	CSCO	8,653	ORCL	17,856	MSFT	37%	V	161,161
Intel	INTC	55,870	CMCSA	8,380	CSCO	13,434	QCOM	36%	IBM	158,979
Cisco	CSCO	48,083	QCOM	8,064	UTX	11,231	TWC	36%	INTC	148,470
Lockheed Martin	LMT	45,600	UTX	6,220	QCOM	9,687	MU	35%	CMCSA	143,494
Honeywell	HON	40,306	V	5,600	V	8,759	CMCSA	34%	CSCO	140,570
Oracle	ORCL	38,840	HON	4,239	DTV	8,489	GOOG	33%	QCOM	114,688
DirecTV	DTV	33,260	MU	3,690	TWC	8,228	CSCO	28%	UTX	106,579
Qualcomm	QCOM	26,964	LMT	3,614	HON	7,353	EBAY	28%	HON	81,591
EMC	EMC	24,440	FB	2,940	LMT	6,368	DTV	26%	EBAY	70,600
Time Warner Cable	TWC	22,812	TXN	2,821	EMC	6,323	EMC	26%	LMT	63,729
eBay	EBAY	17,902	DTV	2,756	FB	6,225	IBM	25%	TXN	59,851
Micron Technology (+)	MU	16,889	EMC	2,714	MU	5,898	ADP	23%	EMC	50,737
Texas Instruments	TXN	13,045	TWC	2,031	TXN	5,135	BRCM	19%	DTV	42,783
Visa (+)	V	12,929	ADP	1,437	AMZN	5,057	HON	18%	TWC	42,086
Facebook	FB	12,466	BRCM	652	EBAY	5,039	UTX	17%	ADP	40,859
ADP	ADP	11,629	EBAY	46	ADP	2,650	LMT	14%	MU	29,165
Broadcom	BRCM	8,428	AMZN	-241	BRCM	1,631	AMZN	6%	BRCM	25,934

75th percentile		64,270		8,653		17,856		37%		161,161
50th percentile		38,840		3,690		8,228		28%		106,579
25th percentile		16,889		2,714		5,898		23%		50,737
QCOM percentile rank		41%		69%		62%		69%		51%

(1)
Data reflected in Figure 17 represents the latest four quarters of data available on March 31, 2015 reported in Standard & Poor’s Compustat reports as of March 31, 2015, the time at which FWC prepared the peer company selection analysis, and therefore does not reflect the acquisition of DirecTV by AT&T or Google’s new operating structure under the name Alphabet, Inc.

FWC provides analyses of peer company competitive practices. The Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, ACIP targets, long-term equity grant date fair values and the TDC for the CEO, other NEOs and the other executive officers.
We consider internal pay equitability in light of business and individual performance.
The NEOs’ compensation levels are intended to be internally fair and equitable relative to roles, responsibilities and relationships, in addition to being competitively reasonable. Accordingly, the Compensation Committee also considers the following factors in the process of determining NEO compensation:

•	The Committee’s evaluation of the NEO’s individual performance and contributions to financial objectives;

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•
Labor market conditions, the need to retain and motivate the NEO and the NEO’s potential to assume increased responsibilities (which may be part of the Company’s leadership succession plans) and contribute long-term value to the Company;

•	Operational management, such as project milestones, process improvements and expense management;

•
Internal working and reporting relationships, and our desire to encourage partnerships and teamwork among our NEOs (for example, using the same ACIP financial metrics and objectives for all NEOs promotes teamwork and collaboration and our NEO’s contribution to company-wide initiatives, such as our commitment to reduce operating expenses);

•	Individual expertise, skills, knowledge and tenure in position;

•
Leadership actions that communicate, promote and support compliance with our Code of Ethics and our Code of Business Conduct (such as discussing ethics at breakfast meetings our NEOs have with employees, participating in an internal video series on compliance and establishing a review board to oversee internal investigations); and

•
Developing and motivating employees (such as establishing processes for identifying and assessing high potential employees) and attracting and retaining employees (such as initiatives to increase the pipeline of women in leadership roles).

With respect to Dr. Jacobs, the Executive Chairman and the Chairman of the Board, the review process recognizes that his responsibilities are significantly greater than that of a typical employee board of directors’ chair. Prior to becoming Executive Chairman in 2014 in accordance with a pre-established management succession process in which Mr. Mollenkopf became the CEO, Dr. Jacobs had 25 years of service with Qualcomm and had been regularly recognized by institutional investors as a top CEO in our sector throughout his nine-year tenure as CEO. Dr. Jacobs agreed to relinquish the CEO title and assume a different role, which we elected to call Executive Chairman after looking to companies such as Google, Oracle, Cisco and others for precedent. In this capacity, Dr. Jacobs focuses on long-term opportunities in emergent areas and manages certain of our relationships with key partners around the world, in addition to his responsibilities managing the Board. Those in the industry know him as a genuine pioneer and visionary, having been a key factor in the development of mobile communications technology.
As an example of the value our stockholders derived from this executive partnership during fiscal 2015, Dr. Jacobs played a key role in securing our resolution of the antitrust dispute in China, which was well received by the market. He was critical to this successful outcome in a complex geopolitical and legal landscape, benefiting from high-level relationships he has developed over many years with senior industry and government contacts.
Looking ahead, companies across all sectors are urgently trying to figure out ways to monetize the opportunities that are arising as their customers increasingly interact with them through mobile devices. Dr. Jacobs, as a full-time employee, focuses on long-term opportunities in emergent areas and certain key relationships around the world, while Mr. Mollenkopf sets corporate strategy, leads the operations of the Company, oversees product development and manages global relationships.
We consider the results of stockholder advisory votes on executive compensation as well as stockholder feedback.
Prior to the March 9, 2015 annual meeting of our stockholders, the Chairman of our Compensation Committee and executives from our investor relations department engaged in discussions with institutional stockholders, who in aggregate owned approximately 50% of our outstanding shares.
Many of our institutional stockholders commented on the metrics upon which we based our executives’ incentives. The Compensation Committee, working with its independent consultants and our senior executives, determined that changes to our executive compensation program and practices were appropriate based on the feedback from these discussions, as well as stockholders holding more than 40% of the shares voted were against the non-binding advisory vote on executive compensation (“Say-on-Pay”) at the 2015 annual meeting. The Compensation Committee approved changes to the ACIP for fiscal 2016 and PSUs awards granted in fiscal 2015. We described these modifications in the executive compensation highlights section of the proxy overview.
We confer with the CEO on his recommendations for the other NEOs.
The Compensation Committee and the CEO discuss our business performance, the CEO’s performance and the CEO’s evaluation of and compensation recommendations for the other NEOs and other executive officers. The CEO, other NEOs and other executive officers prepare self-evaluations, which highlight key strategic and operational accomplishments and

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leadership actions that communicate, promote and support Qualcomm’s ethical standards and compliance culture. The Compensation Committee and the CEO meet in executive session to review the self-evaluations and the CEO’s oral assessment of his and the other NEOs’ accomplishments and opportunities for improvement, including an assessment of each NEO’s overall performance and potential for future roles. Members of the Compensation Committee, in their Committee and Board of Director roles, regularly engage with our executive officers through various briefings and discussions, providing opportunities for the Compensation Committee to consider the leadership contributions of the CEO and other NEOs on the Company’s annual and longer-term performance. It is with these perspectives that the Compensation Committee, in executive session without the CEO present, decided and approved the CEO’s and other NEOs’ fiscal 2015 PSU award amounts (for the fiscal 2016 - 2018 performance period), any application of negative discretion for the fiscal 2015 ACIP earned amounts and any adjustments to base salaries and ACIP targets for fiscal 2016.
We maintain policies to mitigate compensation risk.
Our current clawback policy requires an executive officer to repay any ACIP amount paid to them to extent that: (1) the amount of the ACIP payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurred within 12 months of such payment; (2) the executive officer had engaged in theft, dishonesty or intentional falsification of documents or records that resulted in the obligation to restate our financial results; and (3) a lower annual cash incentive would have been paid to the executive officer based upon the restated financial results. We plan to amend this policy as needed to comply with any additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.
Our executive officers, including the NEOs, and our nonemployee directors are long-term stockholders. The CEO is required to own 6x his salary, our President is required to own 3x his salary, and our other NEOs and executive officers are required to own 2x their respective salaries in our common stock. The ownership guideline for our Executive Chairman, whose annual salary is $1, is 6x his prior salary as CEO. Nonemployee directors have a guideline of 5x the annual cash Board retainer. NEOs have five years from the date of hire, appointment as an executive officer or appointment to an executive officer position with a different ownership guideline to comply with the applicable guideline. Nonemployee directors have five years from joining the Board to comply with the applicable guideline. In addition, all nonemployee directors are expected to own shares within one year of joining the Board.
If an NEO, other executive officer or nonemployee director is not in compliance by the deadline, we require that the individual retain 100% of the net shares remaining after required tax withholdings upon payment of any deferred stock units and 50% of the net shares remaining after required tax withholdings upon payment of any other full-value award or upon stock option exercise until the applicable guideline is met. Only shares actually owned, vested deferred stock units and shares under the NQDC Plan count toward the guideline. Outstanding unexercised stock options and unvested PSUs and RSUs do not count. Dr. Jacobs and Messrs. Aberle, Davis and Mollenkopf have met their ownership guidelines. Mr. Amon is required to meet his ownership guideline by October 2017.
We also have an insider trading policy that applies to executive officers, including NEOs, and nonemployee directors. The policy prohibits the hedging and pledging of our common stock and trading in put and call options and other types of equity derivatives.
We engage independent advisors.
The Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. As previously described, the Compensation Committee engaged FWC, an independent executive compensation consulting firm, to advise it on compensation matters during fiscal 2015. George Paulin, who is Chairman of FWC, leads the FWC team that assists the Compensation Committee and generally attends all Compensation Committee meetings. FWC reports directly to the Compensation Committee. The Company did not engage FWC for any additional services during fiscal 2015 beyond its support of the Compensation Committee, and the engagement did not raise any conflicts of interest. Pursuant to the engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and nonemployee directors;

•	Provided analyses of potential risks arising from executive and non-executive compensation programs;

•	Provided analyses of aggregate equity compensation spending and related dilution;

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•	Reviewed and commented on recommendations regarding NEO compensation;

•	Advised the Compensation Committee on specific issues as they arose, including engagement with stockholders; and

•	Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.
The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted additional analyses and managed our compensation and benefit programs.
PERFORMANCE MEASURES

We use non-GAAP financial information (i) to evaluate, assess and benchmark our operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of our ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors.
We are able to assess what we believe is a more meaningful and comparable set of financial performance measures by using non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on non-GAAP financial measures.
The various performance measures used throughout this Proxy Statement are defined below. The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures to our reported financial results prepared in accordance with GAAP are included in Appendix 4.
Adjusted Revenues and Adjusted Operating Income
For purposes of determining earnings under the ACIP for fiscal 2013, 2014 and 2015, GAAP revenues and operating income were adjusted to exclude (1) the QSI segment, (2) certain share-based compensation, (3) certain acquisition-related items and (4) certain tax items that were unrelated to the fiscal year in which they were recorded. Acquisition-related items included amortization of certain intangible assets, recognition of the step-up of inventories to fair value and expenses related to the termination of contracts that limited the use of the acquired intellectual property. Starting in fiscal 2015, we also excluded third-party acquisition and integration services costs.
Adjusted Earnings Per Share (EPS)
For purposes of determining earnings under the ACIP for fiscal 2016, GAAP earnings per share will be adjusted to exclude the after tax impact of the following items:

•	the QSI segment;

•
acquisition-related items, which may include (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value, (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property, and (v) and the related tax effects of these items;

•	certain tax items that are unrelated to the fiscal year in which they are recorded;

•	certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairments and litigation settlements and/or damages; and

•
to the extent that they were not anticipated in establishing the ACIP target: (i) the impact of share repurchases and (ii) the operating results of acquisitions completed in the relevant year for which the purchase price exceeds $500 million.

Adjusted Return On Invested Capital (ROIC)
We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income for the relevant year divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year.

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Compensation Discussion & Analysis

For purposes of calculating Adjusted After-Tax Operating Income for use in the Adjusted ROIC calculation, GAAP operating income will be adjusted to (a) include the relevant tax effects of the components of operating income and (b) exclude the after tax impact of the following items:

•	the QSI segment;

•
certain acquisition-related items, including (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value, (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property;

•	tax items exceeding $10 million that are unrelated to the fiscal year in which they are recorded;

•
certain other items, including restructuring and restructuring-related costs; impairments of goodwill and indefinite- and long-lived assets; litigation settlements and/or damages; and gains and losses on divestitures and sales of certain assets.

In addition, both the numerator and the denominator in the Adjusted ROIC calculation may be adjusted to exclude the impacts of certain items that were not anticipated in establishing the ROIC PSU target, which may include but are not limited to: (i) share repurchases; (ii) the financing of acquisitions with a purchase price greater than $5 billion; and (iii) changes in in tax law, accounting principles or other such laws or provisions.

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Compensation Risk Management

COMPENSATION RISK MANAGEMENT
The Compensation Committee engaged FWC to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive and non-executive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•
Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and Compensation Committee discretion; and

•	Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

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COMPENSATION TABLES AND NARRATIVE DISCLOSURES
The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2015.
SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each named executive officer for fiscal 2015, 2014 and 2013, except in the case of Mr. Amon, who was not a named executive officer in fiscal 2013.
Fiscal 2015 Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary ($) (3)	Bonus ($) (4)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Steve Mollenkopf Chief Executive Officer (8)	2015	1,141,886	—	8,000,034	1,025,000	205,405	10,372,325
	2014	1,069,239	—	58,000,203	1,550,000	121,150	60,740,592
	2013	815,006	1,500	12,000,079	1,325,000	166,481	14,308,066
George S. Davis Executive Vice President and Chief Financial Officer	2015	758,665	—	2,700,046	400,000	159,606	4,018,317
	2014	724,043	—	9,600,019	665,000	167,555	11,156,617
	2013	363,463	1,000,000	11,500,110	590,000	192,023	13,645,596
Derek K. Aberle President (9)	2015	805,394	—	3,780,054	520,000	237,474	5,342,922
	2014	772,734	—	30,380,219	720,000	230,706	32,103,659
	2013	728,321	—	8,000,053	1,045,000	284,061	10,057,435
Cristiano R. Amon Executive Vice President, Qualcomm Technologies, Inc. and President, QCT	2015	523,090	—	3,620,060	320,000	102,305	4,565,455
	2014	474,048	—	10,760,281	460,000	9,973	11,704,302
	2013	—	—	—	—	—	—
Paul E. Jacobs Executive Chairman and Chairman of the Board (10)	2015	1	5,375	9,000,045	—	309,392	9,314,813
	2014	969,984	21,375	54,000,175	1,300,000	650,458	56,941,992
	2013	1,200,014	8,325	15,000,069	3,480,000	760,532	20,448,940

(1)	We did not grant any stock option awards to our NEOs during fiscal 2015. As a result, the “Option Awards” column has been omitted from the Fiscal 2015 Summary Compensation Table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. As a result, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2015 Summary Compensation Table.

(3)
Salaries for NEOs as presented in this column may include vacation match payments payable under our vacation policy. This column also includes portions of the NEOs’ salaries that they may have deferred pursuant to the NQDC Plan (see “Fiscal 2015 Nonqualified Deferred Compensation” table).

(4)
The amounts in this column, with the exception of Mr. Davis who received a new hire bonus, represent amounts received under our patent award program. We disclose annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

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(5)
Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of PSUs and RSUs granted during the fiscal year. The grant date fair values of RSUs were determined based on the fair value of our common stock on the date of grant. The PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the “Fiscal 2015 Grants of Plan-Based Awards” table for details on the stock awards granted to the NEOs during fiscal 2015. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2015 stock awards would be as follows: $16,000,068 for Mr. Mollenkopf; $5,400,092 for Mr. Davis; $7,560,108 for Mr. Aberle; $7,240,120 for Mr. Amon; and $18,000,090 for Dr. Jacobs.

(6)
The amounts in this column represent cash awards earned under our annual cash incentive plan (ACIP) for performance during fiscal 2015. The Compensation Committee approved the fiscal 2015 ACIP amounts on December 1, 2015, and the NEOs received payment in December 2015. See the “Compensation Discussion and Analysis” (CD&A) section and the “Fiscal 2015 Grants of Plan-Based Awards” table for a description of the ACIP and the payments made thereunder. This column includes portions of the NEOs’ ACIP amounts that they may have deferred pursuant to the NQDC Plan (see “Fiscal 2015 Nonqualified Deferred Compensation” table).

(7)	See the “Fiscal 2015 All Other Compensation” table for an itemized account of all other compensation reported in this column.

(8)
The 2014 salary amount represents compensation for Mr. Mollenkopf from September 30 through December 11, 2013 as President and Chief Operating Officer, from December 12, 2013 through March 3, 2014 as Chief Executive Officer-elect and President and from March 4, 2014 through September 28, 2014 as Chief Executive Officer.

(9)
The 2014 salary amount represents compensation for Mr. Aberle from September 30, 2013 through March 9, 2014 as Executive Vice President and Group President and from March 10, 2014 through September 28, 2014 as President.

(10)
The 2014 amounts represent compensation for Dr. Jacobs from September 30, 2013 through March 3, 2014 as Chief Executive Officer and from March 5, 2014 through September 28, 2014 as Executive Chairman. Dr. Jacobs’s salary and non-equity incentive plan target were reduced on March 4, 2014 when he stepped down as our Chief Executive Officer and assumed his current role of Executive Chairman.

ALL OTHER COMPENSATION

We provide our NEOs with other compensation that is reasonable and consistent with our executive compensation program and supports our efforts to attract and retain executive-level employees. The cost of these benefits are disclosed in the All Other Compensation column of the Fiscal 2015 Summary Compensation Table and are itemized in the Fiscal 2015 All Other Compensation table below.
Fiscal 2015 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan ($) (2)	Charitable Match ($) (3)	Company Matching 401k Contributions ($) (4)	Life Insurance Premiums ($) (5)	All Other Compensation Total ($)
Steve Mollenkopf	—	77,500	117,120	5,475	5,310	205,405
George S. Davis	—	111,847	30,845	5,052	11,862	159,606
Derek K. Aberle	35,658	119,539	72,707	5,475	4,095	237,474
Cristiano R. Amon	17,713	75,724	—	5,475	3,393	102,305
Paul E. Jacobs	24,819	154,829	125,000	—	4,744	309,392

(1)
Perquisites and other personal benefits for a named executive officer are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for a named executive officer is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is

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identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that named executive officer is identified by type and quantified.
The amounts in this column include: Mr. Aberle - $21,397 for the personal use of our corporate aircraft and the remainder for other insurance premiums, financial planning and home office costs; Mr. Amon - for insurance premiums and financial planning; and Dr. Jacobs - $18,834 for the personal use of our corporate aircraft and the remainder for other insurance premiums. Under certain circumstances, NEOs may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded. The Company and Dr. Jacobs entered into aircraft time-sharing agreements pursuant to which Dr. Jacobs may use certain Company aircraft for his personal use and reimburse the Company for certain expenses of each flight operated under such an agreement up to the maximum amount permitted under Federal Aviation Administration rules. Dr. Jacobs has discretion over which flights are operated under time-sharing agreements. The amounts shown for Dr. Jacobs’s personal use of our corporate aircraft reflect the total aggregate incremental costs to the Company of his personal use of our corporate aircraft, less any payments made by Dr. Jacobs to the Company under such time-sharing agreements.

(2)
See the Nonqualified Deferred Compensation discussion for a description of the NQDC Plan and the Company match program thereunder. The amounts disclosed represent the Company’s match, in cash, of up to 8% of the aggregate of the participant’s base salary plus ACIP amounts deferred on a pre-tax basis under the NQDC Plan.

(3)
We match 100% of an employee’s contributions, up to predetermined maximum amounts, to encourage and extend employees’ support of qualified tax exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our Executive Chairman, CEO and President and up to $100,000 for other NEOs.

(4)
The 401(k) plan is a voluntary, tax-qualified deferred compensation plan available to all U.S. employees. We match employee contributions in cash, up to certain limits, using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company matches of our NEO’s contributions to the 401(k) plan.

(5)
We provide our executive officers additional life insurance above the amounts provided to other employees. The additional coverage is $1 million for the Executive Chairman, the CEO and the President and $750,000 for the other NEOs. The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our named executive officers for 2015. See “Compensation Discussion and Analysis” (CD&A) in the “Executive Compensation and Related Information” section for detailed information regarding our annual cash incentive plan and equity award programs.

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Fiscal 2015 Grants of Plan-Based Awards (1)(2)

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steve Mollenkopf	ACIP		22,600	2,260,000	4,520,000
	RTSR PSUs	9/25/2015				24,172	73,247	146,494		4,000,019
	ROIC PSUs	9/25/2015				24,803	75,160	150,320		4,000,015
George S. Davis	ACIP		9,880	988,000	1,976,000
	RTSR PSUs	9/25/2015				8,158	24,721	49,442		1,350,014
	ROIC PSUs	9/25/2015				8,371	25,367	50,734		1,350,032
Derek K. Aberle	ACIP		10,800	1,080,000	2,160,000
	RTSR PSUs	9/25/2015				11,421	34,610	69,220		1,890,052
	ROIC PSUs	9/25/2015				11,719	35,513	71,026		1,890,002
Cristiano R. Amon	ACIP		5,250	525,000	1,050,000
	RTSR PSUs	9/25/2015				10,938	33,145	66,290		1,810,048
	ROIC PSUs	9/25/2015				11,223	34,010	68,020		1,810,012
Paul E. Jacobs	ACIP		—	—	—
	RTSR PSUs	9/25/2015				27,193	82,403	164,806		4,500,028
	ROIC PSUs	9/25/2015				27,903	84,555	169,110		4,500,017

(1)	The Compensation Committee approved all equity grants on the grant dates.

(2)	We did not award any stock options to any NEOs in fiscal 2015. Therefore, we did not include the “All Other Option Awards” or “Exercise or Base Price of Option Awards” columns in this table.

(3)
The amounts for ROIC PSUs represent the grant date fair values based on the closing price of the Company’s common stock on the dates of grant. The amounts for RTSR PSUs represent the grant date fair value of the Company’s common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The “Outstanding Equity Awards at Fiscal Year End” table below provides information on the current holdings of equity awards by the NEOs. The market value of stock reported is based on the closing price of the Company’s common stock at the end of the fiscal year. All stock options awarded to the NEOs were nonqualified stock options; stock options granted prior to September 10, 2010 are exercisable for ten years from the grant date, and stock options granted on or after September 10, 2010 are exercisable for seven years from the grant date.

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Outstanding Equity Awards at Fiscal Year End (1)

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Mollenkopf	11/09/11						30,053	(6)	1,599,405
	09/29/13						21,495	(7)	1,143,960
	09/29/13						14,330	(8)	762,640
	12/12/13						287,216	(9)	15,285,619
	12/12/13						344,659	(10)	18,342,742
	11/09/11									26,947	(17)	1,434,113
	09/16/14									216,712	(18)	11,533,430
	09/25/15									146,494	(19)	7,796,411
	09/25/15									150,320	(19)	8,000,030
Total		—	—				697,753		37,134,366	540,473		28,763,984
George S. Davis	03/11/13						34,461	(11)	1,834,038
	09/29/13						23,884	(12)	1,271,085
	05/05/14						72,143	(13)	3,839,458
	09/16/14									73,140	(18)	3,892,489
	09/25/15									49,442	(19)	2,631,303
	09/25/15									50,734	(19)	2,700,063
Total		—	—				130,488		6,944,581	173,316		9,223,855
Derek K. Aberle	09/16/08	38,000	—		47.92	09/15/18
	11/09/09	63,051	—		44.75	11/08/19
	11/09/11						24,042	(6)	1,279,501
	09/29/13						14,330	(7)	762,640
	09/29/13						9,554	(8)	508,445
	05/05/14						168,335	(13)	8,958,791
	05/05/14						137,230	(14)	7,303,388
	11/09/11									21,559	(17)	1,147,376
	09/16/14									102,400	(18)	5,449,747
	09/25/15									69,220	(19)	3,683,888
	09/25/15									71,026	(19)	3,780,004
Total		101,051	—				353,491		18,812,765	264,205		14,061,015
Cristiano Amon	10/23/09	20,625	—		40.70	10/22/19
	07/06/12	51,000	17,000	(5)	55.31	07/05/19
	09/30/12						4,024	(15)	214,177
	09/30/12						5,979	(15)	318,193
	09/29/13						7,165	(16)	381,320
	09/29/13						4,777	(8)	254,251
	05/05/14						43,286	(13)	2,303,697
	05/05/14						39,209	(14)	2,086,714
	09/16/14									98,065	(18)	5,219,026
	09/25/15									66,290	(19)	3,527,954
	09/25/15									68,020	(19)	3,620,024
Total		71,625	17,000				104,440		5,558,352	232,375		12,367,004

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul E. Jacobs	11/04/05	286,586		—	44.02	11/03/15
	11/10/06	211,218		—	34.83	11/09/16
	11/12/07	195,168		—	37.29	11/11/17
	11/09/09	9,570		—	44.75	11/08/19
	09/29/13						35,825	(16)	1,906,600
	05/05/14						588,129	(14)	31,300,210
	09/16/14									243,801	(18)	12,975,109
	09/25/15									164,806	(19)	8,770,975
	09/25/15									169,110	(19)	9,000,034
Total		415,956	(4)	—			623,954		33,206,810	577,717		30,746,118

(1)
There were no unexercised, unearned options at September 27, 2015. Therefore, we did not include the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column in this table.

(2)
Represents RSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested at fiscal year end as follows: 33,568 shares for Mr. Mollenkopf; 8,431 shares for Mr. Davis; 16,651 shares for Mr. Aberle; 5,339 shares for Mr. Amon; and 24,902 shares for Dr. Jacobs.

(3)
Represents PSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested at fiscal year end as follows: 8,359 shares for Mr. Mollenkopf; 2,012 shares for Mr. Davis; 4,735 shares for Mr. Aberle; 2,697 shares for Mr. Amon; and 6,705 shares for Dr. Jacobs.

(4)	Represents options exercisable by the trust of Dr. Jacobs’s children for which he disclaims beneficial ownership.

Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(5)	Stock Options	7/6/2012	25% vests on the first anniversary of the date of grant and the remaining balance vests on each six-month anniversary after the date of grant until fully vested four years from the date of grant.	7/6/2013 1/6/2014 7/6/2014 1/6/2015 7/6/2015 1/6/2016 7/6/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(6)	Restricted Stock Units	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for fiscal 2012.
Vesting is also conditioned upon continued employment through the vesting date(s).

(7)	Restricted Stock Units	9/29/2013	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(8)	Restricted Stock Units	9/29/2013	33-1/3% per year	11/20/2014 11/20/2015 11/20/2016
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first nine months of fiscal 2014.
Vesting is also conditioned upon continued employment through the vesting date(s).

(9)	Restricted Stock Units	12/12/2013	33-1/3% per year	12/12/2016 12/12/2017 12/12/2018	Vesting is conditioned upon continued employment through the vesting date(s).

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Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(10)	Restricted Stock Units	12/12/2013	20% per year	12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018	Vesting is conditioned upon continued employment through the vesting date(s).
(11)	Restricted Stock Units	3/11/2013	33-1/3% per year	3/11/2014 3/11/2015 3/11/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(12)	Restricted Stock Units	9/29/2013	33-1/3% per year	9/29/2014 9/29/2015 9/29/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(13)	Restricted Stock Units	5/5/2014	20% per year	5/5/2015 5/5/2016 5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first six months of fiscal 2015.
Vesting is also conditioned upon continued employment through the vesting date(s).

(14)	Restricted Stock Units	5/5/2014	33-1/3% per year	5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first six months of fiscal 2015.
Vesting is also conditioned upon continued employment through the vesting date(s).

(15)	Restricted Stock Units	9/30/2012	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(16)	Restricted Stock Units	9/29/2013	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(17)	Performance Stock Units	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016
As of 9/27/15, all four measurement periods were complete. Number of shares is the total earned for the four measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

(18)	Performance Stock Units	9/16/2014	100% cliff vesting	10/4/2017
As of 9/27/15, none of the measurement periods were complete. Number of shares is the potential maximum shares that may be earned for the four measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

(19)	Performance Stock Units	9/25/2015	100% cliff vesting	10/10/2018
As of 9/27/15, the measurement period was incomplete. Number of shares is the potential maximum shares that may be earned for the measurement period.
Vesting is also conditioned upon continued employment through the vesting date(s).

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2015

The “Option Exercises and Stock Awards Vested During Fiscal 2015” table below provides information on stock options exercised by the NEOs and NEO stock awards that vested during fiscal 2015.

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Compensation Tables and Narrative Disclosures

Option Exercises and Stock Awards Vested During Fiscal 2015

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized On Exercise ($)		Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steve Mollenkopf	—		—		214,560	15,256,802
George S. Davis	—		—		63,409	4,369,016
Derek K. Aberle	—		—		135,522	9,555,614
Cristiano R. Amon	—		—		43,171	2,963,030
Paul E. Jacobs	223,656	(3)	6,312,656	(3)	195,283	14,000,353

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	Amounts represent the dollar value of shares acquired upon vesting based on the fair market value of our common stock on the vest date.

(3)	Amounts include 79,429 shares acquired on exercise with a value realized on exercise of $2,157,694 by Dr. Jacobs’s children for which he disclaims beneficial ownership.
NONQUALIFIED DEFERRED COMPENSATION

The “Fiscal 2015 Nonqualified Deferred Compensation” table below provides information on the nonqualified deferred compensation of the NEOs.
Under the NQDC Plan, we match a portion of participants’ contributions to the NQDC Plan with cash. We effectively match up to 8% of the aggregate of the participant’s base salary plus ACIP amounts. We match eligible participants’ contributions for a calendar year annually only if he or she is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2014, the Company matched participants’ contributions with our common stock (Match Shares). All matching amounts vest in full upon an eligible employee’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without “Cause” or voluntary termination of employment for “Good Reason” (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the employee’s date of hire. Effective for the 2016 Plan Year, the Company match was reduced from 8% to 4% of the aggregate of the participant’s base salary plus ACIP amounts.
The amounts reported as Company contributions in the last fiscal year reflect the cash match in fiscal 2015 for the NEOs’ contributions in the 2014 calendar year.
Fiscal 2015 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Steve Mollenkopf	155,000	77,500	(154,446)	—	1,747,876
George S. Davis	455,666	111,847	(33,714)	—	1,705,435
Derek K. Aberle	305,079	119,539	(425,020)	—	4,763,818
Cristiano R. Amon	157,294	75,724	(27,769)	—	338,338
Paul E. Jacobs	208,000	154,829	(1,267,332)	—	27,823,729

(1)
All amounts disclosed in this column are also reported in the Fiscal 2015 Summary Compensation Table with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the current fiscal year.

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Compensation Tables and Narrative Disclosures

(2)	All amounts disclosed in this column are also reported in the Fiscal 2015 Summary Compensation Table under “All Other Compensation.”

(3)	The amounts in this column are not included in the Fiscal 2015 Summary Compensation Table.

(4)
This column includes all amounts in the NQDC Plan for the NEOs. The following amounts were reported as compensation to the NEOs in our summary compensation tables for previous years (since fiscal 2002): Mr. Mollenkopf - $1,106,388; Mr. Davis - $1,113,198; Mr. Aberle - $1,780,229; Mr. Amon - $55,540 and Dr. Jacobs - $13,021,318.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the CD&A, the Company employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined severance plan covering the involuntary termination of employees, including our NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy. Our practice in such an involuntary termination situation may include the following non-equity benefits:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Lump-sum payment to assist with health care coverage for a limited time; and

•	Outplacement services.
Figure 18 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, certain involuntary terminations and normal retirement age. Any variations from the below are set forth in the CD&A.

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Compensation Tables and Narrative Disclosures

Figure 18: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs
Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.
Long-Term Disability (LTD)	Stock options would continue to vest per their original vesting schedule. Stock options would remain exercisable until the expiration date of the grant. All unvested RSUs would become fully vested.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.
Involuntary termination without cause
Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula as described in the applicable award agreement, subject to execution of a general release of claims. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.

RSUs: All unvested RSUs are forfeited.
All unvested PSUs are forfeited.
Involuntary termination after a change in control - without cause or voluntary resignation for good reason
“Double-trigger” treatment of unvested awards: If, within 24 months after a change in control, the recipient’s employment is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns for “good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.

Accelerate the vesting of PSUs that remain outstanding after a change in control. The number of shares of stock that may be issued will be prorated using a pre-defined formula.
Voluntary termination
Stock options: All vested stock options may be exercised for the number of days set forth in the terms of the applicable award agreement(s), but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

Note: Retirement provision applies to stock options if retirement eligible at termination.

RSUs: All unvested RSUs are forfeited.

All unvested PSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.
Retirement (2)
Stock Options: All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such options. All unvested stock options are forfeited.

RSUs: All unvested RSUs are forfeited.

All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.

(1)	Match Shares are fully vested upon the completion of two years of continuous service with the Company.

(2)	Retirement (for stock options, RSU and PSUs) is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company.

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Compensation Tables and Narrative Disclosures

The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under various scenarios if the NEO’s employment had terminated on the last day of fiscal 2015.
Potential Payments Upon Termination or Change In Control (1)

			Equity Awards
Name	Termination Scenario	Accrued Vacation ($) (2)	Stock Options ($) (3)(4)(5)(6)	Performance Stock Units/Restricted Stock Units ($) (5)(7)	Total ($)
Steve Mollenkopf	Death	207,268	—	40,188,756	40,396,024
	Long Term Disability	—	—	40,188,756	40,188,756
	Change In Control	—	—	40,669,492	40,669,492
	Involuntary Termination	207,268	—	—	207,268
	Voluntary Termination	207,268	—	—	207,268
	Retirement	207,268	—	—	207,268
George S. Davis	Death	66,333	—	7,431,284	7,497,617
	Long Term Disability	—	—	7,431,284	7,431,284
	Change In Control	—	—	7,593,536	7,593,536
	Involuntary Termination	66,333	—	—	66,333
	Voluntary Termination	66,333	—	—	66,333
	Retirement	66,333	—	—	66,333
Derek K. Aberle	Death	153,848	—	20,784,028	20,937,876
	Long Term Disability	—	—	20,784,028	20,784,028
	Change In Control	—	—	21,011,203	21,011,203
	Involuntary Termination	153,848	—	—	153,848
	Voluntary Termination	153,848	—	—	153,848
	Retirement	153,848	—	—	153,848
Cristiano R. Amon	Death	90,476	904,740	6,210,918	7,206,134
	Long Term Disability	—	904,740	6,210,918	7,115,658
	Change In Control	—	904,740	6,428,459	7,333,199
	Involuntary Termination	90,476	90,474	—	180,950
	Voluntary Termination	90,476	—	—	90,476
	Retirement	90,476	—	—	90,476
Paul E. Jacobs	Death	—	—	34,829,169	34,829,169
	Long Term Disability	—	—	34,829,169	34,829,169
	Change In Control	—	—	35,369,955	35,369,955
	Involuntary Termination	—	—	6,260,042	6,260,042
	Voluntary Termination	—	—	—	—
	Retirement	—	—	—	—

(1)
Match Shares are fully vested upon the completion of two years of continuous service with the Company. All of the NEOs fulfilled the continuous service requirement as of September 27, 2015, and all of the Match Shares credited to their accounts are vested. The potential payments upon termination or change in control related to the NQDC Plan are equal to the Aggregate Balance column in the “Fiscal 2015 Nonqualified Deferred Compensation” table, and as a result, we did not include these amounts in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 27, 2015.

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Compensation Tables and Narrative Disclosures

(3)
Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 27, 2015 based on the fair market value of the stock on such date.

(4)	Amounts related to the involuntary termination scenario that is not for cause are based on the intrinsic value of 10% of unvested options assuming acceleration on September 27, 2015.

(5)	For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares. The valuation of unvested shares is presented as of September 27, 2015.

(6)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(7)	None of the NEOs were retirement eligible under the applicable plan and award agreements at September 27, 2015. The amounts shown assume retirement eligibility for illustration purposes.

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Director Compensation

DIRECTOR COMPENSATION
The Compensation Committee reviews our nonemployee director compensation practices annually, including an analysis of reported nonemployee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. The analysis conducted for fiscal 2015 affirmed that our structural provisions continue to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•
Where applicable, directors receive an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, have vesting terms of approximately one year, include a mandatory three-year holding period from the grant date, and settle three years from the date of grant. Directors based in certain non-U.S. locations in which DSUs are not available under the local tax code receive restricted stock units (RSUs) that are also defined under a fixed-value formula and have vesting terms of approximately one year but do not have the three-year holding period.

The Compensation Committee approved a change to the vesting terms, effective with the annual equity awards granted on or after the March 2016 Annual Meeting. The DSUs will be fully vested at grant and delivered on the third anniversary of the grant date, regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the 3-year mandatory period.

•
Directors are subject to meaningful stock ownership guidelines. As discussed under “Stock Ownership Guidelines,” nonemployee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Nonemployee directors are required to achieve this ownership level within five years of joining the Board. All of our nonemployee directors who have served on the Board for five years have met this guideline, except Sir Donald Cruickshank who is not standing for re-election at the Annual Meeting. Dr. Hockfield and Messrs. Manwani, McLaughlin, Randt, Rubinstein and Vinciquerra have not served on the Board for five years and thus are not yet required to meet this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our nonemployee directors who have served on the Board for one year have met this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our nonemployee directors during fiscal 2015.
SUMMARY

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments at the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments at the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.
Board committee Chair retainer. The Chairs of the Audit and Compensation Committees receive annual retainers of $25,000. Chairs of the Governance and Finance Committees receive annual retainers of $15,000. The Board may appoint special committees from time-to-time, and retainers, if any, for the chairs of such committees are determined by the Compensation Committee in its discretion.
Presiding director retainer. The presiding director receives an annual retainer of $25,000.
Meeting fees. Directors receive $1,500 for each standing committee meeting attended (in person or by telephone ). Directors do not receive a fee for attending Board meetings. Directors Emeriti receive $2,000 for each Board meeting attended in person ($1,000 for telephonic attendance). Meeting fees, if any, for special committees are determined by the Compensation Committee in its discretion.

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Director Compensation

Equity compensation. The Compensation Committee grants annual DSUs to directors who reside in jurisdictions where DSUs are permitted. The Compensation Committee grants annual RSUs to directors who reside in jurisdictions where DSUs are not permitted. The grant date is the date of the annual meeting of stockholders, and the number of DSUs and RSUs awarded is determined by dividing $200,000 by the closing price of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs or RSUs with a value on the grant date determined on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs vest at the subsequent annual meeting (generally a one-year cliff vesting) and are settled in shares of our common stock three years following the grant date (or later if voluntarily elected by the director). The RSUs vest in April of the calendar year following the grant date . A director may elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs and RSUs.
The Compensation Committee reviewed best practices in 2015 and made certain changes to the the equity compensation program. Effective January 1, 2016, the annual DSUs and RSUs awarded to our directors will be fully vested on the grant date and will settle in shares of our common stock a minimum of three years following the grant date (or later if voluntarily elected by the director) regardless of continued Board service, or upon death, disability or a change in control. A director may continue to elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs will continue to include dividend equivalent rights, and the dividend equivalent rights will continue to accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs and RSUs.
Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the NQDC Plan. Directors who contribute to the NQDC Plan are not eligible to receive the Company cash match or any interest that is above the market rate.
Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director’s or Director Emeritus’s contribution to qualified, eligible IRS recognized non-profit organizations.
Perquisites and other personal benefits. Perquisites and other personal benefits for a director are excluded if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all of his or her perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.

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Director Compensation

Fiscal 2015 Director Compensation (1)(2)

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Barbara T. Alexander	114,458	200,011	50,000	364,469
Donald G. Cruickshank	141,000	200,011	50,000	391,011
Raymond V. Dittamore	140,000	200,011	—	340,011
Jeffrey W. Henderson (6)	—	—	—	—
Susan Hockfield	122,500	200,011	14,200	336,711
Thomas W. Horton	207,597	200,011	50,000	457,608
Sherry Lansing	129,444	200,011	50,000	379,455
Harish Manwani	123,000	200,011	—	323,011
Mark D. McLaughlin (7)	28,565	117,057	—	145,622
Duane A. Nelles (8)	99,661	200,011	50,000	349,672
Clark T. Randt, Jr.	176,958	200,011	—	376,969
Francisco Ros	133,500	200,011	3,000	336,511
Jonathan J. Rubinstein	193,500	200,011	50,000	443,511
Brent Scowcroft (8)	88,620	200,011	50,000	338,631
Marc I. Stern	135,500	200,011	50,000	385,511
Anthony J. Vinciquerra (7)	25,565	117,057	—	142,622

(1)
We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2015. Therefore, we did not include the “Option Awards” or “Non-Equity Incentive Plan Compensation” columns in this table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our nonemployee directors. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. As a result, the “Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2015 Director Compensation Table.

(3)
These amounts include cash retainers and meeting fees. For Ms. Alexander and Mr. Vinciquerra, these amounts also include the value of DSUs issued in lieu of payment of cash retainer fees. DSUs awarded to Ms. Alexander are fully vested and will be settled in three years. DSUs awarded to Mr. Vinciquerra are fully vested and will be settled in January 1, 2019.

(4)
These amounts represent the fair value of the awards as determined based on the fair market value of our common stock on the date of grant. DSUs issued in lieu of payment of cash retainer fees are not included in this column.

(5)
These amounts represent the Company’s match of directors’ contributions to qualified, eligible IRS recognized non-profit organizations. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000.

(6)	Mr. Henderson joined the Board on January 12, 2016.

(7)	Mr. McLaughlin and Mr. Vinciquerra joined the Board on July 21, 2015.

(8)
On July 17, 2015, General Scowcroft and Mr. Nelles retired from the Board. In connection with the conclusion of their lengthy service on the Board, the Compensation Committee accelerated the vesting of their annual DSUs granted in March 2015.

The following table shows the number of outstanding stock options and the aggregate number of outstanding RSUs and DSUs held by each of our nonemployee directors as of September 27, 2015.

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Director Compensation

Outstanding Equity Awards Held by Directors at Fiscal Year End

Name	Number of Outstanding Options (#) (1)	Number of Outstanding RSUs/DSUs (#) (2)
Barbara T. Alexander	22,000	10,946
Donald G. Cruickshank	60,000	2,796
Raymond V. Dittamore	60,000	19,547
Jeffrey W. Henderson (3)	—	—
Susan Hockfield	—	8,675
Thomas W. Horton	2,500	8,675
Sherry Lansing	26,755	8,675
Harish Manwani	—	4,771
Mark D. McLaughlin	—	1,813
Duane A. Nelles (4)	—	—
Clark T. Randt, Jr.	—	5,541
Francisco Ros	—	8,675
Jonathan J. Rubinstein	—	8,033
Brent Scowcroft (4)	60,000	—
Marc I. Stern	60,000	21,350
Anthony J. Vinciquerra	—	1,813

(1)	All outstanding stock options referenced in this column are fully vested.

(2)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under “Director Compensation” for detailed information on RSUs and DSUs granted to our nonemployee directors.

(3)	Mr. Henderson joined the Board on January 12, 2016.

(4)	On July 17, 2015, General Scowcroft and Mr. Nelles retired from the Board.

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Audit Committee Report

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.
As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.
In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letters from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2015 for filing with the SEC.
AUDIT COMMITTEE
Raymond V. Dittamore, Chair
Donald G. Cruickshank
Thomas W. Horton
Anthony J. Vinciquerra

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Other Matters

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for fiscal 2015 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
January 21, 2016

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APPENDIX 1:  FINANCIAL INFORMATION
The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 4, 2015 as part of our Annual Report on Form 10-K for the fiscal year ended September 27, 2015. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words “Qualcomm,” “we,” “our,” “ours” and “us” used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.
This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.
Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers’ and licensees’ sales of products and services based on these technologies and our ability to drive our customers’ demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; the continued and future success of our licensing programs; attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry or organizations; the enforcement and protection of our intellectual property rights; government regulations and policies, or adverse rulings in enforcement or other proceedings; the commercial success of our new technologies, products and services; claims by third parties that we infringe their intellectual property; acquisitions, strategic transactions and investments; our dependence on a limited number of third-party suppliers; our stock price and earnings volatility; our ability to attract and retain qualified employees; global economic conditions that impact the mobile communications industry; foreign currency fluctuations; failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors; and the possibility that the CSR acquisition may not be timely completed, if at all; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 27, 2015.
We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013 included 52 weeks.

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Appendix 1: Financial Information

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information and Dividends
Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices of our common stock, as reported by NASDAQ, and cash dividends announced per share of common stock for the fiscal periods presented. Quotations of our stock price represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)	Dividends ($)
2014
First quarter	74.19	65.47	0.35
Second quarter	79.72	70.98	0.35
Third quarter	81.66	76.77	0.42
Fourth quarter	81.97	71.82	0.42
2015
First quarter	78.53	67.67	0.42
Second quarter	75.60	62.26	0.42
Third quarter	71.90	64.60	0.48
Fourth quarter	66.05	52.39	0.48
At November 2, 2015, there were 7,665 holders of record of our common stock. On November 2, 2015, the last sale price reported on the NASDAQ Global Select Market for our common stock was $60.64 per share. On October 9, 2015, we announced a cash dividend of $0.48 per share on our common stock, payable on December 18, 2015 to stockholders of record as of the close of business on December 1, 2015. We intend to continue to pay quarterly dividends, subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels, investments and acquisitions, legal risks, stock repurchase programs, debt issuance, changes in federal and state income tax law and changes to our business model.
Share-Based Compensation
We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.
Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance stock units and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.
Additional information regarding our share-based compensation plans and plan activity for fiscal 2015, 2014 and 2013 is provided in “Notes to Consolidated Financial Statements, Note 5. Employee Benefit Plans” and additional information regarding our share-based compensation plans for fiscal 2015 is provided in our 2016 Proxy Statement under the heading “Equity Compensation Plan Information.”

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Appendix 1: Financial Information

Issuer Purchases of Equity Securities
Issuer purchases of equity securities during the fourth quarter of fiscal 2015 were:

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
June 29, 2015 to July 26, 2015	8,946	$63.71	8,946	$8,568
July 27, 2015 to August 23, 2015	9,531	62.95	9,531	7,968
August 24, 2015 to September 27, 2015
Accelerated share repurchases (3)	20,539		20,539	6,908
Other repurchases	19,030	55.70	19,030	6,908
Total	58,046	59.46	58,046

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)
On March 9, 2015, we announced a repurchase program authorizing us to repurchase up to $15 billion of our common stock. At September 27, 2015, $6.9 billion remained authorized for repurchase. The stock repurchase program has no expiration date. Since September 27, 2015, we repurchased and retired 24.6 million shares of common stock for $1.4 billion.

(3)
In the third quarter of fiscal 2015, we entered into two accelerated share repurchase agreements (ASR Agreements) to repurchase an aggregate of $5.0 billion of our common stock and received an initial delivery of 57.7 million shares. During the fourth quarter of fiscal 2015, the ASR Agreements were completed, and an additional 20.5 million shares were delivered to us, comprising the final delivery of shares under the ASR Agreements. In total, 78.3 million shares were delivered to us under the ASR agreements.

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Appendix 1: Financial Information

Selected Financial Data
The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 27, 2015	September 28, 2014	September 29, 2013	September 30, 2012	September 25, 2011
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$25,281	$26,487	$24,866	$19,121	$14,957
Operating income	5,776	7,550	7,230	5,682	5,026
Income from continuing operations	5,268	7,534	6,845	5,283	4,555
Discontinued operations, net of income taxes	—	430	—	776	(313)
Net income attributable to Qualcomm	5,271	7,967	6,853	6,109	4,260

Per Share Data:
Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.26	$4.48	$3.99	$3.14	$2.76
Discontinued operations	—	0.25	—	0.45	(0.19)
Net income	3.26	4.73	3.99	3.59	2.57
Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	3.22	4.40	3.91	3.06	2.70
Discontinued operations	—	0.25	—	0.45	(0.18)
Net income	3.22	4.65	3.91	3.51	2.52
Dividends per share announced	1.80	1.54	1.20	0.93	0.81

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$30,947	$32,022	$29,406	$26,837	$20,913
Total assets	50,796	48,574	45,516	43,012	36,422
Loans and debentures (2)	—	—	—	1,064	994
Short-term debt (3)	1,000	—	—	—	—
Long-term debt (4)	9,969	—	—	—	—
Other long-term liabilities (5)	817	428	550	426	620
Total stockholders’ equity	31,414	39,166	36,087	33,545	26,972

(1)
Our fiscal year ends on the last Sunday in September. The fiscal years ended September 27, 2015, September 28, 2014, September 29, 2013 and September 25, 2011 each included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

(2)	Loans and debentures were included in liabilities held for sale in the consolidated balance sheet as of September 30, 2012.

(3)	Short-term debt was comprised of outstanding commercial paper.

(4)	Long-term debt was comprised of floating-and fixed-rate notes.

(5)	Other long-term liabilities in this balance sheet data exclude unearned revenues.

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Appendix 1: Financial Information

Overview
We continue to lead the development and commercialization of a digital communication technology called CDMA (Code Division Multiple Access), and we also continue our role as one of the leaders in the development and commercialization of the OFDMA (Orthogonal Frequency Division Multiple Access) family of technologies, including LTE (which stands for Long Term Evolution and is an OFDM (Orthogonal Frequency Division Multiplexing) -based standard that uses OFDMA, and single-carrier FDMA (Frequency Division Multiple Access), for cellular wireless communication applications). We own significant intellectual property applicable to products that implement any version of CDMA and OFDMA in mobile communications products, including patents, patent applications and trade secrets. The mobile communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA and/or LTE standards will require a patent license from us. CDMA and OFDMA are two of the main technologies currently used in digital wireless communications networks (also known as wireless networks). Based on wireless connections, CDMA, OFDMA and TDMA (Time Division Multiple Access), of which GSM (Global System for Mobile Communications) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network.
We also develop and commercialize a number of other key technologies used in handsets and tablets that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these were contributed to and are being commercialized as industry standards, such as certain audio and video codecs, the advanced WLAN (wireless local area networks, or Wi-Fi) 802.11 functionality and volatile and non-volatile memory controllers. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, integrated circuit packaging techniques, sensors and sensor fusion algorithms and application processor architectures.
In addition to licensing portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, we design, manufacture, have manufactured on our behalf and market products and services based on CDMA, OFDMA and other digital communications technologies. Our products principally consist of integrated circuits (also known as chips or chipsets) and system software used in mobile devices and in wireless networks. We also sell other products and services, which include: integrated circuits for use in wired devices, particularly broadband gateway equipment, desktop computers and streaming media players; software products and content and push-to-talk enablement services for wireless operators; and products designed for the implementation of small cells.
Industry Trends
The mobile industry has experienced tremendous growth over the past 20 plus years, growing from less than 60 million global connections in 1994 (WCIS+, September 2015) to approximately 7.2 billion global connections in September 2015 (GSMA Intelligence, October 2015). As the largest technology platform in the world, mobile has made peoples’ lives more connected, transforming the way we interact with one another and with the world. The scale and pace of innovation in mobile, especially around connectivity and computing capabilities, is also impacting industries beyond wireless.
Extending connectivity. 3G/4G (third generation/fourth generation) multimode mobile broadband technology has been a key driver of the growth of mobile, providing users with fast, reliable, always-on connectivity. As of September 2015, there were approximately 3.4 billion 3G/4G connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing nearly 47% of total mobile connections. By 2019, global 3G/4G connections are projected to reach 5.8 billion, with more than 80% of these connections coming from emerging regions (GSMA Intelligence, October 2015).
3G/4G multimode mobile broadband has also emerged as an important platform for extending the reach and potential of the Internet. In 2010, the number of broadband connections using mobile technology surpassed those using fixed technologies, making mobile networks the primary method of access to the Internet for many people around the world. The impact is further amplified in emerging regions, where 3G/4G connections are approximately five times the number of fixed Internet connections (GSMA Intelligence, July 2015 and WBIS, October 2015). In China, 3G/4G LTE multimode services have experienced strong adoption since being launched in the fourth quarter of calendar 2013, with more than 290 million connections reported as of September 2015 (GSMA Intelligence, October 2015). In India, mobile operators are preparing to roll out 3G/4G LTE multimode services, providing consumers with the benefits of advanced mobile broadband connectivity while creating new opportunities for device manufacturers and other members of the mobile ecosystem. 3G/4G mobile broadband may be the first and, in many cases, the only way that people in these regions access the Internet.
Looking ahead, with decades of experience shaping the evolution of 3G, 4G LTE and Wi-Fi, the wireless industry is actively developing and standardizing the next generation of mobile technology under the name 5G (fifth generation). While the 5G standard is still being defined, it is expected that 5G will include higher data rates and the addition of new spectrum,

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Appendix 1: Financial Information

as well as support new connectivity needs into the next decade, while seamlessly leveraging 4G and Wi-Fi technology. 5G is also expected to enhance mobile broadband and, importantly, have the scalability, security and reliability to support a wide variety of use cases spanning from connecting a significant number of things to new services, such as enabling complex robots to perform a variety of tasks and services. As was the case for 4G, 5G devices are expected to support 3G/4G capabilities, allowing mobile operators to continue to take advantage of current network deployments. At the same time, 4G LTE will continue to be developed and evolve in parallel with the advent of 5G, which is anticipated around 2020.
Growth in smartphones. Smartphone adoption is growing worldwide, fueled by 3G/4G LTE multimode connectivity, powerful application processors (delivering speeds over 2 GHz) and advanced multimedia and location awareness capabilities. In 2014, more than 1.2 billion smartphones shipped globally, representing a year-over-year increase of approximately 29%, and cumulative shipments of smartphones between 2015 and 2019 are projected to reach over 8.5 billion (Gartner, September 2015). Much of this growth is happening in emerging regions, where smartphones accounted for nearly 60% of handset shipments in 2014 and are expected to reach approximately 93% in 2019 (Gartner, September 2015). Growth in smartphones has not only been driven by the success of premium-tier devices, but also by the number of affordable handsets that are fueling shipments in emerging regions.
Consumer demand for new types of connected experiences, combined with the need of mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. This innovation is happening across multiple technology dimensions, including connectivity, application processors, camera, audio, video, location, radio frequencies and sensors. As a result, the smartphone has, in many ways, supplanted the personal computer as the go-to device for email, web browsing, music, gaming and social networking, among others. It is also replacing many traditional consumer electronics items due to its advanced capabilities, including digital cameras, video cameras, Global Positioning System (GPS) units and music players.
Expansion into new adjacent opportunities. A number of industries beyond mobile are leveraging technology innovations found in smartphones to bring advanced connectivity and computing capabilities into a broad array of end-devices and access points, which make up the “edge” of the network. With billions of connected devices projected to be added to the Internet over the coming years, enhancing the capabilities and performance at the edge of the network will be vital to improving its scalability as it enters this new phase of growth. These enhancements are helping to transform industry segments, including networking, automotive, mobile computing and the Internet of Things, and enabling companies to create intelligently connected products and services and reach new customers.
The proliferation of intelligently connected “things” (e.g., consumer electronics, appliances, automobiles and medical devices) is enabling new types of user experiences, as smartphones are able to interact with and control more of the things around us. Through the addition of embedded sensors, connected things are able to collect and send data about their environment, providing users with contextually relevant information and further increasing their utility and value.
Wireless Technologies
The growth in the use of wireless devices worldwide, such as smartphones and tablets, and the demand for data services and applications requires continuous innovation to further improve the user experience, enable new services and increase network capacity, make use of different frequency bands and enable dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For nearly three decades, we have invested and continue to invest heavily in research and development of many of these cellular wireless communication technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed cellular wireless communications technology standards, and we have licensed it to more than 285 licensees, including all leading wireless device and infrastructure manufacturers. Most of the cellular wireless technologies can be grouped into three categories.
TDMA-based. TDMA-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology.
The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan). Compared to the earlier generations of analog technologies, these digital communications technologies provided for significantly enhanced efficiency within a fixed spectrum, resulting in increased voice capacity. These technologies also enable enhanced services, such as SMS (short message service) texting service, as well as low-speed data services. GSM has evolved to support mobile packet data transmission, such as GPRS (General Packet Radio Service) and EDGE (Enhanced Data Rates for Global Evolution).

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Appendix 1: Financial Information

To date, GSM has been more widely adopted than CDMA-based standards; however, CDMA technologies are the basis for all 3G wireless systems. According to GSMA Intelligence estimates as of September 30, 2015, there were approximately 3.8 billion GSM connections worldwide, representing approximately 53% of total cellular connections. The transition of wireless devices from 2G to 3G/4G continued around the world with 3G/4G connections up 22% year-over-year (GSMA Intelligence, October 2015).
CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology.
There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies, such as GSM. To date, these technologies have seen many revisions, and they continue to evolve. New features continue to be defined in the 3rd Generation Partnership Project (3GPP). The following are the CDMA-based technologies and their standards revisions:

•	CDMA2000 revisions A through E

•	1xEV-DO revisions A through C

•	WCDMA/HSPA releases 4 through 12

•	TD-SCDMA releases 4 through 12
CDMA technologies ushered in a significant increase in broadband data services that continue to grow globally. According to GSMA Intelligence estimates as of October 2015, there were approximately 2.5 billion CDMA-based connections worldwide, representing approximately 35% of total cellular connections.
OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies deployed in 2015 are classified as 4G technology. It is expected that 5G will heavily leverage OFDM-based technologies. We continue to play a significant role in the development of LTE and LTE Advanced, which are the predominant 4G technologies currently in use.
LTE is incorporated in 3GPP specifications starting from release 8 and uses OFDMA in the downlink and single carrier FDMA (SC-FDMA) in the uplink. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex), to support paired and unpaired spectrum, respectively, and is being developed by 3GPP. The principal benefit of LTE is its ability to leverage a wide range of spectrum (bandwidths of 10 MHz or more). LTE is designed to seamlessly interwork with 3G through 3G/4G multimode devices. Most LTE devices rely on 3G for voice services across the network, as well as for ubiquitous data services outside the LTE coverage area and on 4G for data services inside the coverage area. LTE’s voice solution, VoLTE (voice over LTE), is being commercially deployed in a growing number of networks.
Carrier aggregation, one of the significant improvements of LTE Advanced, was commercially launched in June 2013 and continues to evolve to aggregate additional carriers as well as the uplink. Along with carrier aggregation, LTE Advanced brings many more enhancements, including advanced antenna techniques and optimization for small cells. Apart from improving the performance of existing networks, these releases also bring new enhancements, such as LTE Direct for proximity-based device-to-device discovery, improved LTE broadcast, optimizations of machine-type communications and the ability to use LTE Advanced in unlicensed spectrum, which is referred to as LTE Unlicensed. There are multiple options for deploying LTE Unlicensed for different deployment scenarios.

•
LTE-U, which relies on an LTE control carrier based on 3GPP Release 10/11/12, uses carrier aggregation to combine unlicensed and licensed spectrum and will be used in early mobile operator deployments in countries such as the United States, Korea and India.

•	Licensed Assisted Access (LAA), which is part of 3GPP Release 13, also aggregates unlicensed and licensed spectrum.

•	MuLTEfire will operate solely in unlicensed spectrum without a licensed anchor channel.
There also have been ongoing efforts to make the interworking between LTE and Wi-Fi more seamless and completely transparent to the users. The seamless interworking is also intended to enable the device to use the best possible link or links depending on conditions of the LTE and Wi-Fi links as the applications run on devices. Further integration is achieved with LTE+Wi-Fi link Aggregation (LWA), which utilizes existing and new carrier Wi-Fi deployments.

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Appendix 1: Financial Information

LTE releases are often combined and given “marketing” or “trade” names that also indicate their benefits. The name LTE covers releases 8 and 9. Releases 10 and beyond are referred to as LTE Advanced. According to GSMA Intelligence estimates as of September 30, 2015, there were approximately 860 million global 3G/4G multimode connections worldwide, representing approximately 12% of total cellular connections.
According to the Global mobile Suppliers Association (GSA), as of October 2015, more than 650 wireless operators have commercially deployed or started testing LTE. In addition, LTE Advanced standards featuring carrier aggregation have begun to be deployed. As of October 2015, 142 operators were investing in LTE Advanced carrier aggregation across 62 countries, and 95 operators have launched commercially in 48 countries (GSA, October 2015).
Looking ahead to 2020 and beyond, the wireless industry is actively preparing the next generation of cellular technologies under the name 5G. While 5G is still being defined, it is expected that 5G will include advancements of 3G/4G features available today, including further enhanced mobile broadband services, device-to-device capabilities, use of both licensed and unlicensed spectrum and connectivity of a significant number of things. 5G is also expected to expand in a number of new areas to increase the addressable frequencies to include emerging higher bands such as those in the millimeter wave range, expand into new vertical product segments and define a radio link with much higher levels of reliability for control of vehicles and machines. In September 2015, 3GPP started a standardization track to define the 5G standard.
Other (non-cellular) wireless technologies. There are other, non-cellular wireless technologies that have also been broadly adopted.
Wireless Local Area Networks. Wireless local area networks (WLAN), such as Wi-Fi, link two or more nearby devices wirelessly and usually provide connectivity through an access point. Wi-Fi systems are based on standards developed by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ac, which includes advanced features such as multiple user multiple in/multiple out (MU MIMO) and support for large bandwidths and higher order modulation, primarily targets broadband connectivity for mobile devices, laptops and consumer electronics devices using 5 GHz spectrum. 802.11ad provides multi-gigabit data rates for short range communication, using 60 GHz spectrum. 802.11ah, which is still under development and targets sub-GHz spectrum, is envisioned to be a solution for “connected home” applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ad and 802.11ah, and we are actively involved in the development of 802.11ax, which is an evolution from 802.11ac and will cover both the 2.4GHz and 5GHz unlicensed bands.
Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 4.0), which include different functionalities, such as enhanced data rate or low energy (known as Bluetooth Smart). We recently acquired CSR plc, a leading contributor to Bluetooth evolution in the areas of core, HID (human interface device), A/V (audio/ video) and Smart Mesh.
Location Positioning Technologies. Location positioning technologies have evolved rapidly in the industry over the past few years in order to deliver an enhanced location experience. In the past, satellite navigation systems were predominantly used to provide the accurate location of mobile devices. We were a key developer of the Assisted-GPS (A-GPS) positioning technology used in most cellular handsets today. For uses requiring the best accuracy for E911 services and navigational based services, A-GPS provided a leading-edge solution.
The industry has now evolved to support additional inputs for improving the location experience. We now support multiple constellations, including: GPS, GLONASS (Global Navigation Satellite System) and BeiDou; terrestrial-based positioning using WWAN (Wireless Wide Area Network) and Wi-Fi-based inputs; Wi-Fi RSSI (received signal strength indication) and RTT (round-trip time) signals for indoor location; and third-party sensors combined with GNSS (Global Navigation Satellite System) measurements to provide interim support for location-based services in rural areas and indoors, where other signal inputs may not be available.
Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks
We have played a leading role in developing many of the other technologies used in cellular and certain consumer electronic devices and networks, including:

•	graphics and display processing functionality;

•
video coding based on H.264 standards, which has already been deployed commercially, and its successor, H.265, or high-efficiency video codec, which will be deployed to support ultra-high definition (4K) video content;

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•	audio coding, including for multimedia use and for voice/speech use (also known as Vocoding);

•	camera and camcorder functions;

•	system user and interface features;

•	security and content protection systems;

•	volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers; and

•	power management systems and batteries.
Our Business and Operating Segments
We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.
We have three reportable segments. We conduct business primarily through two reportable segments: QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), and our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products are sold and its system software is licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers and streaming media players. Our MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon processors and LTE modems, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 68%, 70% and 67% of our total consolidated revenues in fiscal 2015, 2014 and 2013, respectively.
QCT utilizes a fabless production model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the package assembly and test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase die in singular or wafer form from semiconductor manufacturing foundries and contract with separate third-party suppliers for manufacturing services, such as wafer bump, probe, assembly and final test.
QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD and/or LTE standards and their derivatives. QTL licensing revenues include license fees and royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). QTL recognizes royalty revenues based on royalties reported by licensees and when other revenue recognition criteria are met. Licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. QTL revenues comprised 31%, 29% and 30% of our total consolidated revenues in fiscal 2015, 2014 and 2013, respectively. The vast

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majority of such revenues were generated through our licensees’ sales of CDMA2000- and WCDMA-based products, such as feature phones and smartphones.
QSI makes strategic investments that are focused on opening new or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services) for voice and data communications. Many of these strategic investments are in early-stage companies in a variety of industries, including, but not limited to, digital media, e-commerce, healthcare and wearable devices. Investments primarily include non-marketable equity instruments, which generally are recorded using the cost method or the equity method, and convertible debt instruments, which are recorded at fair value. QSI also holds wireless spectrum, which at September 27, 2015 consisted of L-Band spectrum in the United Kingdom that was subsequently sold in October 2015 for an estimated gain of approximately $380 million. In addition, QSI segment results include revenues and related costs associated with development contracts with one of our equity method investees. As part of our strategic investment activities, we intend to pursue various exit strategies for each of our QSI investments in the foreseeable future.
Nonreportable segments include our small cells, data center and other wireless technology and service initiatives.
Corporate Structure
We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QUALCOMM Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for fiscal 2015.
Fiscal 2015 Overview
The transition of wireless networks and devices to 3G/4G (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) continued around the world. 3G/4G connections increased to approximately 3.4 billion, up 22% year-over-year, and represent approximately 47% of total cellular connections, up from 40% at the end of fiscal 2014.(1)
Revenues were $25.3 billion, a decrease of 5% compared to fiscal 2014, with net income attributable to Qualcomm of $5.3 billion, a decrease of 34% compared to fiscal 2014.
QCT Segment. We shipped approximately 932 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, an increase of 8%, compared to approximately 861 million MSM integrated circuits in fiscal 2014. However, despite the increase in MSM integrated circuit shipments, QCT’s revenues decreased by 8%, and its earnings before taxes as a percentage of revenues decreased to 14% from 20% in fiscal 2014, primarily due to the effects of a shift in share among our customers within the premium tier, which reduced our sales of integrated Snapdragon processors and skewed our product mix towards lower-margin modem chipsets in this tier, a decline in share at a large customer and the competitive environment in China.
On August 13, 2015, we acquired CSR plc for total cash consideration of $2.3 billion, net of cash acquired. CSR, which was integrated into the QCT segment, is an innovator in the development of multifunction semiconductor platforms and technologies for the automotive, consumer and voice and music categories. The acquisition complements our current offerings by adding products, channels and customers in the growth categories of the Internet of Things and automotive infotainment.
QTL Segment. Total reported device sales(2) by licensees were approximately $250.9 billion in fiscal 2015, an increase of approximately 3%, compared to approximately $243.6 billion in fiscal 2014. Our total reported device sales and QTL’s results of operations were negatively impacted by units that we believe are not being reported to us by certain licensees and sales of certain unlicensed products in China.

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In the second quarter of fiscal 2015, we recorded and paid a $975 million fine after reaching a resolution with the China National Development and Reform Commission (NDRC) regarding its investigation of us under China’s Anti-Monopoly Law. Despite the resolution of the NDRC investigation, China continues to present significant challenges for us as we believe that certain licensees in China are not fully complying with their contractual obligations to report their sales of licensed products to us, and certain companies, including unlicensed companies, are delaying execution of new license agreements. We continue to make progress with licensees executing agreements based on the new China terms and with several other licensees informing us that they intend to retain the terms of their existing agreements. Negotiations with certain other licensees and unlicensed companies are ongoing, and we expect it will take some time to conclude these negotiations.
Strategic Realignment Plan. In the fourth quarter of fiscal 2015, we announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we work to create sustainable long-term value for stockholders. During fiscal 2015, we recorded restructuring and restructuring-related charges of $190 million related to the plan.
Capital Return Program. On March 9, 2015, we announced that our Board of Directors authorized us to repurchase up to $15 billion of our common stock. We intend to return a minimum of 75% of our free cash flow(3) to stockholders through stock repurchases and dividends over the foreseeable future. Additionally, we announced our intention to repurchase $10 billion of stock from March 2015 through March 2016. In fiscal 2015, we completed $8.1 billion of repurchases towards our $10 billion stock repurchase commitment, which includes the completion of our $5.0 billion accelerated share repurchase agreements. Excluding these stock repurchases, we returned $6.0 billion, or 134% of free cash flow, to stockholders, including $3.1 billion through repurchases of common stock and $2.9 billion of cash dividends. Shares outstanding decreased by 9% to 1.52 billion at September 27, 2015 from 1.67 billion at September 28, 2014 due to share repurchases, partially offset by net shares issued under our employee benefit plans.
To support our capital return program and for other general corporate purposes, in May 2015, we issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes, with maturity dates in 2018 through 2045 and effective interest rates between 0.43% and 4.74%.

(1)	According to GSMA Intelligence estimates as of November 2, 2015 for the quarter ended September 30, 2015 (estimates excluded Wireless Local Loop).

(2)
Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based, OFDMA-based and CDMA/OFDMA multimode subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period (collectively, 3G/4G devices). Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, including transportation, insurance, packing costs and other items, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. In addition, certain licensees may not report (in the quarter in which they are contractually obligated to report) their sales of certain types of subscriber units, which (as a result of audits, legal actions or for other reasons) may be reported in a subsequent quarter. Accordingly, total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(3)	Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities less capital expenditures. See “Non-GAAP Financial Information.”
Discontinued Operations
On November 25, 2013, we completed the sale of the North and Latin America operations of our Omnitracs division to a U.S.-based private equity firm for cash consideration of $788 million (net of cash sold). As a result, we recorded a gain in discontinued operations of $665 million ($430 million net of income tax expense) during fiscal 2014. The revenues and operating results of the North and Latin America operations of the Omnitracs division, which comprised substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial.
Looking Forward
We expect continued growth in the coming years in consumer demand for 3G, 3G/4G multimode and 4G products and services around the world, driven primarily by smartphones. We also expect growth in new device categories and industries, driven by the expanding adoption of certain technologies that are already commonly used in smartphones. As we look forward to the next several months, we expect our business to be impacted by the following key items:

•
Our business has been impacted by changing industry dynamics, including: an increased shift in share among our customers within the premium tier, which will continue to negatively impact sales of our integrated Snapdragon

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processors and skew our product mix towards lower-margin modem chipsets in this tier; an increased use of internally-developed integrated circuit products by certain of our OEM (original equipment manufacturer) customers, which has led to a decline in share at a large customer; and the acceleration of intense competition in the low-tier, particularly in China. We anticipate that our results of operations, particularly for our semiconductor business, QCT, will continue to be adversely impacted by these factors into the next fiscal year.

•
China continues to present significant opportunities for us, particularly with the rollout of 3G/4G LTE multimode. We expect the rollout of 4G services in China will encourage competition and growth, bring the benefits of 3G/4G LTE multimode to consumers, encourage consumers to replace 2G (GSM) and 3G devices and enable new opportunities beyond mobile applications (e.g., machine-to-machine).

•
In February 2015, we reached a resolution with the NDRC regarding its investigation and agreed to implement a rectification plan that modifies certain of our business practices in China. The rectification plan provides, among other things, that for licenses of only our 3G and 4G essential Chinese patents for branded devices sold for use in China starting on January 1, 2015 (and reported to us starting in the third quarter of fiscal 2015), we will charge running royalties at royalty rates of 5% for 3G CDMA or WCDMA devices (including multimode 3G/4G devices) and 3.5% for 4G devices that do not implement CDMA or WCDMA (including 3-mode LTE-TDD devices), in each case using a royalty base of 65% of the net selling price.

•
Despite the resolution of the NDRC investigation, China continues to present significant challenges for us. We continue to believe that certain licensees in China are not fully complying with their contractual obligations to report their sales of licensed products to us (which includes 3G/4G units that we believe are not being reported by certain licensees), and certain companies, including unlicensed companies, are delaying execution of new license agreements. We continue to make progress with licensees executing agreements based on the new China terms and with several other licensees informing us that they intend to retain the terms of their existing agreements. Negotiations with certain other licensees and unlicensed companies are ongoing, and we expect it will take some time to conclude these negotiations. We believe that the conclusion of new agreements with these licensees will result in improved reporting by these licensees, including with respect to sales of three-mode devices (i.e., devices that implement GSM, TD-SCDMA and LTE-TDD) sold in China. However, litigation and/or other actions may be necessary to compel licensees to report and pay the required royalties for sales they have not previously reported and to compel unlicensed companies to execute new licenses.

•
We continue to invest significant resources toward advancements in 3G, 3G/4G multimode and 4G LTE technologies, OFDM-based WLAN technologies, audio and video codecs, wireless baseband chips, our converged computing/communications (Snapdragon) chips, graphics, connectivity, multimedia products, software and services. We are also investing in targeted opportunities that utilize our existing technical and business expertise to deploy new business models and enter into new industry segments, such as products for the connected home and the Internet of Things; automotive; networking; mobile computing; small cells and addressing the challenge of meeting the increased demand for data; very high speed connectivity; data centers; mobile health; wireless charging; and machine learning, including robotics.

•	We expect that the increased availability of low-tier 3G/4G smartphone products will help enable further expansion of 3G and 3G/4G multimode in emerging regions, particularly in China.

•
We expect that 3G/4G device prices will continue to vary broadly due to the increased penetration of smartphones combined with competition throughout the world at all price tiers. Additionally, varying rates of economic growth by region and stronger growth of device shipments in emerging regions as compared to developed regions, are expected to continue to impact the average and range of selling prices of 3G/4G devices.

•
In the fourth quarter of fiscal 2015, we announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we work to create sustainable long-term value for stockholders. The core elements of this plan include: (a) right-sizing our cost structure; (b) reviewing alternatives to our corporate and financial structure; (c) reaffirming our plan to return significant capital to stockholders; (d) adding new Directors with complementary skills while reducing the average tenure of our Board of Directors; (e) further aligning executive compensation with performance and stockholder return objectives; and (f) making disciplined investments in areas that build upon our core technologies and capabilities and offer attractive growth opportunities and returns.

•
In order to right-size our cost structure, we are planning to reduce our annual costs from fiscal 2015 levels (adjusted for variable compensation) of $7.3 billion (as announced on July 22, 2015) by approximately $1.1 billion through a series of targeted reductions across Qualcomm’s businesses, particularly in QCT. We also plan to reduce

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annual share-based compensation grants by approximately $300 million. We expect these cost reduction initiatives to be fully implemented by the end of fiscal 2016. In connection with this plan, we expect to incur approximately $350 million to $450 million in restructuring and restructuring-related charges, of which $190 million were incurred in the fourth quarter of fiscal 2015. Restructuring and restructuring-related charges include severance costs, asset impairment charges, consultancy fees, lease termination costs, acceleration of depreciation and other costs.
In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain and governments as to the benefits of our business model and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies and/or governments or regulators will continue to challenge our business model in various forums throughout the world.
Further discussion of risks related to our business is presented in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for fiscal 2015.
Critical Accounting Estimates
The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could be material to our consolidated financial statements. A summary of our significant accounting policies is included in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies.” We consider the following accounting estimates to be critical in the preparation of our consolidated financial statements.
Impairment of Marketable Securities. We hold investments in marketable securities, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring recognition of impairment losses. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates, as applicable. If we determine that a security price decline is other than temporary, we record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2015, 2014 and 2013, we recorded $163 million, $156 million and $72 million, respectively, in impairment losses on our investments in marketable securities.
Valuation of Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things. This valuation also requires us to make judgments and assumptions based on information currently available about market conditions, including competition, product pricing, product life cycle and development plans. If we overestimate demand for our products, the amount of our loss will be impacted by our contractual ability to reduce inventory purchases from our suppliers. Our assumptions of future product demand are inherently uncertain, and changes in our estimates and assumptions may cause us to realize material write-downs in the future.
Valuation of Goodwill and Other Indefinite-Lived and Long-Lived Assets. Our business acquisitions typically result in the recording of goodwill, other intangible assets and property, plant and equipment, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets and property, plant and equipment in other types of transactions. The determination of the recorded value of intangible assets acquired in a business combination

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requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires us to use assumptions to estimate future cash flows including those related to total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models.
Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and/or long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2015, 2014 and 2013, we recorded $317 million, $642 million and $192 million, respectively, in impairment charges for goodwill, other indefinite-lived intangible assets and long-lived assets. The estimated fair values of our QCT and QTL reporting units were substantially in excess of their respective carrying values at September 27, 2015.
Legal Proceedings. We are currently involved in certain legal proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices. We disclose a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. We record our best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability, including the probability of loss related to pending legal proceedings, and revise our estimates and update our disclosures accordingly. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. Revisions in our estimates of the potential liability could materially impact our results of operations.
Income Taxes. We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining our provision for income taxes, including those related to tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing and tax credits. In addition, the calculation of our tax liabilities involves uncertainties in the application of complex tax regulations. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. We are participating in the Internal Revenue Service (IRS) Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.
Our QCT segment’s non-United States headquarters is located in Singapore. We obtained tax incentives in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and incentive criteria, and as a result of expiration of these incentives, our Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027. Our failure to meet these criteria could adversely impact our provision for income taxes.

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We consider the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. On a regular basis, we consider projected cash needs for, among other things, investments in our existing businesses, future research and development, potential acquisitions and capital transactions, including repurchases of our common stock, dividends and debt repayments. We estimate the amount of cash or other liquidity that is available or needed in the jurisdictions where these investments are expected as well as our ability to generate cash in those jurisdictions and our access to capital markets. This analysis enables us to conclude whether or not we will indefinitely reinvest the current period’s foreign earnings. We have not recorded a deferred tax liability of approximately $10.2 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $28.8 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, for example, if we determine that such earnings are needed to fund future domestic operations or there is not a sufficient need for such earnings outside of the United States, we would have to adjust the income tax provision in the period we make such determination.
Results of Operations

Revenues (in millions)	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	2015 vs. 2014 Change	2014 vs. 2013 Change
Equipment and services	$17,079	$18,625	$16,988	$(1,546)	$1,637
Licensing	8,202	7,862	7,878	340	(16)
	$25,281	$26,487	$24,866	$(1,206)	$1,621
The decrease and increase in equipment and services revenues in fiscal 2015 and 2014, respectively, were primarily due to a decrease and an increase in QCT revenues of $1.49 billion and $1.94 billion, respectively. The increase in equipment and services revenues in fiscal 2014 was partially offset by a decrease of $305 million as a result of the sale of our Omnitracs division during fiscal 2014. The increase in our licensing revenues in fiscal 2015 was primarily due to an increase in QTL revenues of $378 million. The decrease in our licensing revenues in fiscal 2014 was primarily due to a decrease in a nonreportable segment’s revenues of $32 million, partially offset by an increase in QTL revenues of $15 million.
QCT and QTL segment revenues related to the products of Samsung Electronics and Hon Hai Precision Industry Co., Ltd/Foxconn, its affiliates and other suppliers to Apple Inc. comprised 45%, 49% and 43% of total consolidated revenues in fiscal 2015, 2014 and 2013, respectively.
Revenues from customers in China, South Korea and Taiwan comprised 53%, 16% and 13%, respectively, of total consolidated revenues for fiscal 2015, compared to 50%, 23% and 11%, respectively, for fiscal 2014, and 49%, 20% and 11%, respectively, for fiscal 2013. We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, or for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues would include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States.

Costs and Expenses (in millions)	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	2015 vs. 2014 Change	2014 vs. 2013 Change
Cost of equipment and services (E&S) revenues	$10,378	$10,686	$9,820	$(308)	$866
Cost as % of E&S revenues	61%	57%	58%
The decrease in margin percentage in fiscal 2015 was primarily attributable to a decrease in QCT gross margin percentage. The increase in margin percentage in fiscal 2014 was primarily attributable to a net decrease in gross margin losses incurred by our nonreportable segments, partially offset by a decrease in QCT’s gross margin percentage. Our margin percentage may continue to fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

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	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	2015 vs. 2014 Change	2014 vs. 2013 Change
Research and development	$5,490	$5,477	$4,967	$13	$510
% of revenues	22%	21%	20%
Selling, general, and administrative	$2,344	$2,290	$2,518	$54	$(228)
% of revenues	9%	9%	10%
Other	$1,293	$484	$331	$809	$153
The dollar increases in research and development expenses in fiscal 2015 and 2014 were primarily attributable to increases of $117 million and $498 million, respectively, in costs related to the development of CDMA-based 3G, OFDMA-based 4G LTE and other technologies for integrated circuit products, including small cell and data center products, and to expand our intellectual property portfolio. The increase in fiscal 2015 was partially offset by a decrease of $72 million related to the development costs of display technologies and additional decreases related to the development costs of other new product and licensing initiatives.
The dollar increase in selling, general and administrative expenses in fiscal 2015 was primarily attributable to increases of $73 million in selling and marketing expenses and $46 million in costs related to litigation and other legal matters, partially offset by decreases of $49 million in employee-related expenses and $13 million in share-based compensation. The dollar decrease in selling, general and administrative expenses in fiscal 2014 was primarily attributable to decreases of $59 million in costs related to litigation and other legal matters, $53 million in share-based compensation, $53 million in selling and marketing expenses and $22 million in employee-related expenses. The decrease in employee-related expenses and a portion of the decrease in share-based compensation in fiscal 2014 were due to the sale of our Omnitracs division during fiscal 2014.
Other expenses in fiscal 2015 were attributable to a $975 million charge resulting from the resolution reached with the NDRC, charges of $255 million and $11 million for impairment of goodwill and intangible assets, respectively, related to our content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan, partially offset by $138 million in gains on sales of certain property plant and equipment. Other expenses in fiscal 2014 were comprised of $607 million in certain property, plant and equipment and goodwill impairment charges and $19 million in restructuring-related costs incurred by one of our display businesses, a $16 million goodwill impairment charge related to our former QRS (Qualcomm Retail Solutions) division and a $15 million legal settlement, partially offset by the reversal of a $173 million expense accrual recorded in fiscal 2013 related to the ParkerVision verdict against us, which was overturned. Other expenses in fiscal 2013 were comprised of the $173 million ParkerVision charge and a $158 million impairment charge related to certain long-lived assets of one our display businesses.

Interest Expense and Net Investment Income (in millions)
	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	2015 vs. 2014 Change	2014 vs. 2013 Change
Interest expense	$104	$5	$23	$99	$(18)

Investment income, net
Interest and dividend income	$527	$586	$697	$(59)	$(111)
Net realized gains on marketable securities	451	770	317	(319)	453
Net realized gains on other investments	49	56	52	(7)	4
Impairment losses on marketable securities and other investments	(200)	(180)	(85)	(20)	(95)
Other	(12)	1	6	(13)	(5)
	$815	$1,233	$987	$(418)	$246
The increase in interest expense in fiscal 2015 was primarily due to the issuance of an aggregate principal amount of $10.0 billion in floating- and fixed-rate notes in May 2015. Due to portfolio rebalancing in fiscal 2014 and 2015, we earned lower interest and dividend income on cash and cash equivalents and recorded lower realized gains on marketable

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Appendix 1: Financial Information

securities balances in fiscal 2015. We expect to earn lower interest and dividend income and record lower realized gains in fiscal 2016 as a result of our rebalancing, among other factors.
In fiscal 2014, we rebalanced our marketable securities portfolio, which resulted in lower interest and dividend income, due to lower interest rates, and higher net realized gains on marketable securities, compared to fiscal 2013. The increase in impairment losses on marketable securities and other investments in fiscal 2014 was primarily due to an increase in our recognition of unrealized losses on marketable debt securities that we intended to sell or that we more likely than not would sell before recovery, which was also impacted by our portfolio rebalancing.

Income Tax Expense (in millions)	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013	2015 vs. 2014 Change	2014 vs. 2013 Change
Income tax expense	$1,219	$1,244	$1,349	$(25)	$(105)
Effective tax rate	19%	14%	16%	5%	(2%)
The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013
Expected income tax provision at federal statutory tax rate	35%	35%	35%
Benefits from foreign income taxed at other than U.S. rates	(14%)	(20%)	(17%)
Benefits related to the research and development tax credits	(2%)	(1%)	(2%)
Effective tax rate	19%	14%	16%
During fiscal 2015, the NDRC imposed a fine of $975 million, which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, we recorded a tax benefit of $101 million related to fiscal 2014 resulting from the United States government reinstating the federal research and development tax credit retroactively to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired, and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service related to Qualcomm Atheros, Inc.’s pre-acquisition 2010 and 2011 tax returns. The effective tax rate for our state income tax provision, net of federal benefit, was negligible for all years presented.
The annual effective tax rate for fiscal 2014 reflected the tax benefit from the United States federal research and development tax credit generated through December 31, 2013, the date on which the credit previously expired. The effective tax rate for fiscal 2014 also reflected a tax benefit of $66 million related to fiscal 2013 resulting from an agreement reached with the Internal Revenue Service on components of our fiscal 2013 tax return. Additionally, the effective tax rate for fiscal 2014 as compared to fiscal 2013 reflected increased foreign earnings taxed at less than the United States federal rate. The effective tax rate for fiscal 2013 reflected a tax benefit of $64 million related to fiscal 2012 resulting from the retroactive extension of the United States federal research and development tax credit.
Our Segment Results
The following should be read in conjunction with the fiscal 2015, 2014 and 2013 financial results for each reportable segment included in “Notes to Consolidated Financial Statements, Note 8. Segment Information.”

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Appendix 1: Financial Information

(in millions)	QCT	QTL	QSI
2015
Revenues	$17,154	$7,947	$4
EBT (1)	2,465	6,882	(74)
EBT as a % of revenues	14%	87%
2014
Revenues	$18,665	$7,569	$—
EBT (1)	3,807	6,590	(7)
EBT as a % of revenues	20%	87%
2013
Revenues	$16,715	$7,554	$—
EBT (1)	3,189	6,590	56
EBT as a % of revenues	19%	87%

(1)	Earnings (loss) before taxes.
QCT Segment. QCT results of operations in fiscal 2015 were negatively impacted by the effects of a shift in share among our customers within the premium tier, which reduced our sales of integrated Snapdragon processors and skewed our product mix towards lower-margin modem chipsets in this tier, a decline in share at a large customer and the competitive environment in China. The decrease and increase in QCT revenues in fiscal 2015 and 2014 of $1.51 billion and $1.95 billion, respectively, were primarily due to changes in equipment and services revenues. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $16.95 billion, $18.43 billion and $16.49 billion in fiscal 2015, 2014 and 2013, respectively. The decrease in equipment and services revenues in fiscal 2015 resulted primarily from a decrease of $2.89 billion from lower-priced product mix and lower average selling prices, partially offset by an increase of $1.26 billion related to higher MSM and accompanying RF and PM unit shipments. The increase in equipment and services revenues in 2014 resulted primarily from increases of $2.66 billion related to higher MSM and accompanying RF and PM unit shipments and $203 million related to sales of connectivity products, partially offset by a net decrease of $1.08 billion resulting from lower average selling prices offset by higher-priced product mix. Approximately 932 million, 861 million and 716 million MSM integrated circuits were sold during fiscal 2015, 2014 and 2013, respectively.
QCT EBT as a percentage of revenues decreased in fiscal 2015 as compared to fiscal 2014 primarily due to decreases in gross margin percentage and the related impact of lower revenues relative to operating expenses. The decrease in QCT gross margin percentage in fiscal 2015 primarily resulted from lower average selling prices and lower-margin product mix, partially offset by lower average unit costs. QCT gross margin percentage in fiscal 2015 was also impacted by an increase of $179 million in excess inventory charges. QCT EBT as a percentage of revenues increased in fiscal 2014 as compared to fiscal 2013. During fiscal 2014, QCT revenues increased 12% relative to a combined increase of 5% in research and development expenses and selling, general and administrative expenses, whereas gross margin percentage decreased as a result of lower average selling prices and lower-margin product mix, partially offset by lower average unit costs.
QTL Segment. The increases in QTL revenues in fiscal 2015 and 2014 of $378 million and $15 million, respectively, were primarily due to increases in sales of CDMA-based products, including multimode products that also implement OFDMA, reported by licensees, partially offset by decreases in revenues per reported unit. QTL revenues and EBT in fiscal 2015 continued to be impacted negatively by units that we believe are not being reported by certain licensees and sales of certain unlicensed products in China. We expect it will take some time for those certain licensees to fully comply with the reporting requirements of their license agreements and for unlicensed companies that had delayed execution of new licenses pending resolution of the NDRC investigation to execute new licenses. Also in fiscal 2015, QTL experienced negative fluctuations in foreign currency exchange rates. QTL revenues and EBT for fiscal 2014 were impacted by units that we believe were being underreported by certain licensees, a dispute with a licensee and sales of certain unlicensed products in China.
QSI Segment. The decrease in QSI EBT in fiscal 2015 of $67 million was primarily due to increases of $32 million in impairment losses on investments and $29 million in equity losses and other costs related to our equity method investments. The decrease in QSI EBT in fiscal 2014 of $63 million was primarily due to a $39 million decrease in net realized gains on investments and a $35 million increase in impairment losses on investments, partially offset by a $16 million decrease in interest expense related to our former subsidiaries that held Broadband Wireless Access spectrum in India.

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Appendix 1: Financial Information

Liquidity and Capital Resources
Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations, cash provided by our debt programs and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. The following table presents selected financial information related to our liquidity as of and for the years ended September 27, 2015 and September 28, 2014 (in millions):

	2015	2014	$ Change	% Change
Cash, cash equivalents and marketable securities	$30,947	$32,022	$(1,075)	(3%)
Accounts receivable, net	1,964	2,412	(448)	(19%)
Inventories	1,492	1,458	34	2%
Short-term debt	1,000	—	1,000
Long-term debt	9,969	—	9,969
Net cash provided by operating activities	5,506	8,887	(3,381)	(38%)
Net cash used by investing activities	(3,572)	(1,639)	(1,933)
Net cash used by financing activities	(2,261)	(5,480)	3,219
The net decrease in cash, cash equivalents and marketable securities was primarily the result of $11.2 billion in payments to repurchase shares of our common stock, including the $5.0 billion accelerated share repurchase agreements, partially offset by $9.9 billion in proceeds from the issuance of notes and net cash provided by operating activities. Total cash provided by operating activities decreased primarily due to a reduction in net income of $2.7 billion and prepayment of $950 million to secure long-term capacity commitments at a supplier of our integrated circuit products. The decrease in accounts receivable was primarily due to lower revenues related to sales of integrated circuits, partially offset by the timing of payments from certain of our licensees. Our day sales outstanding, on a consolidated basis, increased to 33 days at September 27, 2015 compared to 32 days at September 28, 2014, primarily due to the timing of cash payments from certain of our licensees, partially offset by the timing of customer payments for receivables related to integrated circuits. The increase in inventories was primarily due to increases in work-in-process and finished goods inventories in connection with the CSR acquisition, including a step-up in the fair value of the acquired inventories, partially offset by a decrease in other QCT inventories resulting primarily from lower-cost product mix and lower average unit costs.
We classify certain of our marketable securities as short-term based on their nature and our plan to make them available, if needed, for use in our current operations. While we do not anticipate using our non-current marketable securities in operations in the foreseeable future, the securities could be liquidated within a short period of time if required. Our cash, cash equivalents and marketable securities at September 27, 2015 consisted of $5.3 billion held by United States-based entities and $25.6 billion held by foreign entities. Most of our cash, cash equivalents and marketable securities held by foreign entities are indefinitely reinvested and would be subject to material tax effects if repatriated. However, we believe that our United States sources of cash and liquidity are sufficient to meet our business needs in the United States and do not expect that we will need to repatriate the funds.
We believe our current cash, cash equivalents and marketable securities, our expected cash flow generated from operations and our expected financing activities will satisfy our working and other capital requirements for at least the next 12 months based on our current business plans. Recent and expected working and other capital requirements also include the items described below.

•
In connection with our Strategic Realignment Plan, we expect to incur a total of approximately $350 million to $450 million in restructuring and restructuring-related charges, the majority of which will result in future cash payments.

•
Our purchase obligations at September 27, 2015, some of which relate to research and development activities and capital expenditures, totaled $3.0 billion and $953 million for fiscal 2016 and 2017, respectively, and $1.6 billion thereafter.

•
Our research and development expenditures were $5.5 billion during fiscal 2015 and 2014, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications, primarily in the wireless industry.

•
Cash outflows for capital expenditures were $994 million and $1.2 billion during fiscal 2015 and 2014, respectively. We expect to continue to incur capital expenditures in the future to support our business, including research and

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Appendix 1: Financial Information

development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•
We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new businesses.

Debt. In February 2015, we entered into a Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $4.0 billion, expiring in February 2020. At September 27, 2015, no amounts were outstanding under the Revolving Credit Facility.
In March 2015, we began an unsecured commercial paper program, which provides for the issuance of up to $4.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. At September 27, 2015, we had $1.0 billion of commercial paper outstanding with weighted-average net interest rates of 0.19% and weighted-average remaining days to maturity of 38 days.
In May 2015, we issued an aggregate principal amount of $10.0 billion in eight tranches of unsecured floating- and fixed-rate notes, with maturity dates in 2018 through 2045 and effective interest rates between 0.43% and 4.74%. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. Net proceeds from the issuance of the notes of $9.9 billion were used to fund two accelerated share repurchase agreements and are being used for other general corporate purposes. We may issue additional debt in the future. The amount and timing of additional borrowings will be subject to a number of factors, including the cash flow generated by United States-based entities, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.
Additional information regarding our outstanding debt at September 27, 2015 is provided in “Notes to Consolidated Financial Statements, Note 6. Debt.”
Capital Return Program. The following table summarizes stock repurchases and dividends paid during fiscal 2015, 2014 and 2013 (in millions, except per-share amounts):

	Stock Repurchase Program			Dividends		Total
	Shares	Average Price Paid Per Share	Amount	Per Share	Amount	Amount
2015	172.4	$65.21	$11,245	$1.80	$2,880	$14,125
2014	60.3	75.48	4,548	1.54	2,586	7,134
2013	71.7	64.28	4,609	1.20	2,055	6,664
We intend to return a minimum of 75% of our free cash flow to stockholders through stock repurchases and dividends over the foreseeable future, where free cash flow is defined as net cash provided by operating activities less capital expenditures. On March 9, 2015, we announced that we had been authorized to repurchase up to $15 billion of our common stock. Additionally, we announced our intention to repurchase $10 billion of stock from March 2015 through March 2016. In May 2015, we entered into two accelerated share repurchase agreements (ASR Agreements) to repurchase an aggregate of $5.0 billion of our common stock. During the fourth quarter of fiscal 2015, the ASR Agreements were completed, and a total of 78.3 million shares were delivered to us under the ASR Agreements based on the combined volume-weighted average stock price over the terms of the ASR agreements. At September 27, 2015, $6.9 billion remained authorized for repurchase under our stock repurchase program. To meet our remaining goal, we expect to use existing cash and marketable securities (which include the proceeds from the May 2015 debt offering) held by, and cash flow generated from, United States-based entities. Since September 27, 2015, we repurchased and retired 24.6 million shares of common stock for $1.4 billion. We periodically evaluate repurchases as a means of returning capital to stockholders to determine when and if repurchases are in the best interests of our stockholders.
On October 9, 2015, we announced a cash dividend of $0.48 per share on our common stock, payable on December 18, 2015 to stockholders of record as of the close of business on December 1, 2015. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.

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Appendix 1: Financial Information

Contractual Obligations/Off-Balance Sheet Arrangements
We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).
The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 27, 2015 (in millions):

	Total	2016	2017-2018	2019-2020	Beyond 2020	No Expiration Date
Purchase obligations (1)	$5,601	$3,017	$1,695	$880	$9	$—
Operating lease obligations	281	99	114	44	24	—
Equity funding and financing commitments (2)	132	82	32	—	15	3
Long-term debt	10,000	—	1,500	2,000	6,500	—
Other long-term liabilities (3)(4)	246	2	124	110	5	5
Total contractual obligations	$16,260	$3,200	$3,465	$3,034	$6,553	$8

(1)
Total purchase obligations include commitments to purchase integrated circuit product inventories of $2.5 billion, $787 million, $706 million, $680 million and $166 million for each of the subsequent five years from fiscal 2016 through 2020, respectively; there were no such purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

(2)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(3)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(4)
Our consolidated balance sheet at September 27, 2015 included $23 million in noncurrent liabilities for uncertain tax positions, some of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 27, 2015 is provided in “Notes to Consolidated Financial Statements, Note 3. Income Taxes,” “Note 6. Debt” and “Note 7. Commitments and Contingencies.”
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. This ASU, as amended, will be effective for us starting in the first quarter of fiscal 2019. The FASB will also permit entities to adopt one year earlier if they choose. The new standard allows for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the opening retained earnings balance. We do not intend to adopt the standard early and are in the process of determining the adoption method as well as the effects the adoption will have on our consolidated financial statements.

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Appendix 1: Financial Information

Non-GAAP Financial Information
This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes references to free cash flow and return of capital to stockholders as a percentage of free cash flow. These are financial measures that were not prepared in accordance with GAAP. We define “free cash flow” as net cash provided by operating activities less capital expenditures and “return of capital to stockholders” as cash paid to repurchase shares of our common stock and cash dividends paid.
The non-GAAP financial information presented should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, “non-GAAP” is not a term defined by GAAP, and as a result, our measure of non-GAAP results might be different than similarly titled measures used by other companies.
We use free cash flow to facilitate an understanding of the amount of cash flow generated that is available to grow our business and to create long-term stockholder value. We believe return of capital to stockholders as a percentage of free cash flow provides insight into our cash-generating activities relative to the amount of capital returned to stockholders. These non-GAAP measures are supplemental to the comparable GAAP measures. The following is a reconciliation between GAAP and non-GAAP results for fiscal 2015 (dollars in millions):

Net cash provided by operating activities (GAAP)	$5,506
Capital expenditures	(994)
Free cash flow (non-GAAP)	$4,512

Cash paid to repurchase shares of our common stock (before commissions)	$11,245
Cash dividends paid	2,880
Total return of capital to stockholders	14,125
Less: common stock repurchases related to $10 billion stock repurchase commitment	8,100
Adjusted return of capital, excluding repurchases related to $10 billion stock repurchase commitment	$6,025

Total return of capital to stockholders as a percentage of net cash provided by operating activities (GAAP)	257%
Total return of capital to stockholders as a percentage of free cash flow (non-GAAP)	313%
Adjusted return of capital to stockholders as a percentage of free cash flow (non-GAAP)	134%
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk - Debt and Interest Rate Swap Agreements. In fiscal 2015, we issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes with varying maturity dates. We also entered into interest rate swaps with an aggregate notional amount of $3.0 billion to effectively convert certain fixed-rate interest payments into floating-rate payments. The interest rates on our floating-rate notes and interest rate swaps are based on LIBOR. By issuing the floating-rate notes and entering into the interest rate swap agreements, we have assumed risks associated with variable interest rates based upon LIBOR. At September 27, 2015, a hypothetical increase in LIBOR-based interest rates of 100 basis points would cause our interest expense to increase by $30 million on an annualized basis as it relates to our floating-rate notes and the interest rate swap agreements.
Additionally, in fiscal 2015, we began a commercial paper program that provides for the issuance of up to $4.0 billion of commercial paper. At September 27, 2015, we had $1.0 billion of commercial paper outstanding, with original maturities of less than 4 months. Changes in interest rates could affect the amounts of interest that we pay if we refinance the current outstanding commercial paper with new debt.
Additional information regarding our notes and related interest rate swap agreements and commercial paper program is provided in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” and “Notes to Consolidated Financial Statements, Note 6. Debt.”
Interest Rate Risk - Investment Portfolio. We invest a portion of our cash in a number of diversified fixed and floating rate securities, consisting of cash equivalents, marketable debt securities, debt funds and derivative instruments related to our investment portfolio (including interest rate swaps) that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. At September 27, 2015, a hypothetical increase in interest rates of 100 basis points across the

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Appendix 1: Financial Information

entire yield curve on our holdings would have resulted in decreases of $11 million and $323 million in the fair values of our holdings classified as trading (including derivative instruments) and our remaining holdings, respectively.
Equity Price Risk. We hold a diversified marketable securities portfolio that includes equity securities and fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and fund shares at September 27, 2015 would have caused a decrease in the carrying amounts of these securities of $163 million. At September 27, 2015, gross unrealized losses of our marketable equity securities and fund shares were $28 million. Although we consider the unrealized losses to be temporary, there is a risk that we may incur other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.
Foreign Exchange Risk. We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. A description of our foreign currency accounting policies is provided in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies.”
At September 27, 2015, our net asset related to foreign currency option and forward contracts designated as hedges of foreign currency risk (on royalties earned from certain licensees on their sales of CDMA-based devices) was negligible. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.
At September 27, 2015, our net liability related to foreign currency option and forward contracts designated as hedges of foreign currency risk (on certain operating expenditure transactions) was negligible. If our forecasted operating expenditures for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would incur a negligible loss.
At September 27, 2015, our net asset related to foreign currency forwards, futures, options and swaps in our marketable securities portfolios that were not designated as hedging instruments was negligible. If the foreign exchange rates relevant to these contracts were to change unfavorably by 10% and we do not have an offset foreign currency exposure relating to debt instruments held in our marketable securities portfolios classified as trading, we would incur a negligible loss.
Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.
Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.
Item 9A. Controls and Procedures
Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures
Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K for the fiscal year ended September 27, 2015.

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Appendix 1: Financial Information

Management’s Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of September 27, 2015.
PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2015, has also audited the effectiveness of our internal control over financial reporting as of September 27, 2015, as stated in its report which appears on page A-25.
Inherent Limitations over Internal Controls
Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.
provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Appendix 1: Financial Information

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of QUALCOMM Incorporated:
In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 27, 2015 and September 28, 2014 and the results of their operations and their cash flows for each of the three years in the period ended September 27, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 27, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
San Diego, California

November 4, 2015

QUALCOMM Incorporated    A-25

Appendix 1: Financial Information

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 27, 2015	September 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$7,560	$7,907
Marketable securities	9,761	9,658
Accounts receivable, net	1,964	2,412
Inventories	1,492	1,458
Deferred tax assets	635	577
Other current assets	687	401
Total current assets	22,099	22,413
Marketable securities	13,626	14,457
Deferred tax assets	1,453	1,174
Property, plant and equipment, net	2,534	2,487
Goodwill	5,479	4,488
Other intangible assets, net	3,742	2,580
Other assets	1,863	975
Total assets	$50,796	$48,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,300	$2,183
Payroll and other benefits related liabilities	861	802
Unearned revenues	583	785
Short-term debt	1,000	—
Other current liabilities	2,356	2,243
Total current liabilities	6,100	6,013
Unearned revenues	2,496	2,967
Long-term debt	9,969	—
Other liabilities	817	428
Total liabilities	19,382	9,408

Commitments and contingencies (Note 7)

Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,524 and 1,669 shares issued and outstanding, respectively	—	7,736
Retained earnings	31,226	30,799
Accumulated other comprehensive income	195	634
Total Qualcomm stockholders’ equity	31,421	39,169
Noncontrolling interests	(7)	(3)
Total stockholders’ equity	31,414	39,166
Total liabilities and stockholders’ equity	$50,796	$48,574

See accompanying notes.

QUALCOMM Incorporated    A-26

Appendix 1: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013
Revenues:
Equipment and services	$17,079	$18,625	$16,988
Licensing	8,202	7,862	7,878
Total revenues	25,281	26,487	24,866
Costs and expenses:
Cost of equipment and services revenues	10,378	10,686	9,820
Research and development	5,490	5,477	4,967
Selling, general and administrative	2,344	2,290	2,518
Other	1,293	484	331
Total costs and expenses	19,505	18,937	17,636
Operating income	5,776	7,550	7,230
Interest expense	(104)	(5)	(23)
Investment income, net (Note 2)	815	1,233	987
Income from continuing operations before income taxes	6,487	8,778	8,194
Income tax expense	(1,219)	(1,244)	(1,349)
Income from continuing operations	5,268	7,534	6,845
Discontinued operations, net of income taxes (Note 11)	—	430	—
Net income	5,268	7,964	6,845
Net loss attributable to noncontrolling interests	3	3	8
Net income attributable to Qualcomm	$5,271	$7,967	$6,853

Basic earnings per share attributable to Qualcomm:
Continuing operations	$3.26	$4.48	$3.99
Discontinued operations	—	0.25	—
Net income	$3.26	$4.73	$3.99
Diluted earnings per share attributable to Qualcomm:
Continuing operations	$3.22	$4.40	$3.91
Discontinued operations	—	0.25	—
Net income	$3.22	$4.65	$3.91
Shares used in per share calculations:
Basic	1,618	1,683	1,715
Diluted	1,639	1,714	1,754

Dividends per share announced	$1.80	$1.54	$1.20

See accompanying notes.

QUALCOMM Incorporated    A-27

Appendix 1: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013
Net income	$5,268	$7,964	$6,845
Other comprehensive income (loss), net of income taxes:
Foreign currency translation (losses) gains	(47)	1	(20)
Reclassification of foreign currency translation losses included in net income	—	1	11
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of tax benefit of $19, $1 and $0, respectively	(35)	(1)	(1)
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of tax benefit of $66, $55 and $26, respectively	121	101	47
Net unrealized (losses) gains on other available-for-sale securities, net of tax benefit (expense) of $114, ($140) and ($11), respectively	(215)	259	20
Reclassification of net realized gains on available-for-sale securities included in net income, net of tax expense of $173, $252 and $102, respectively	(317)	(462)	(186)
Net unrealized gains on derivative instruments, net of tax expense of $0, $4 and $13, respectively	54	8	24
Reclassification of net realized gains on derivative instruments, net of tax expense of $0, $14 and $5, respectively	—	(26)	(9)
Total other comprehensive loss	(439)	(119)	(114)
Total comprehensive income	4,829	7,845	6,731
Comprehensive loss attributable to noncontrolling interests	3	3	9
Comprehensive income attributable to Qualcomm	$4,832	$7,848	$6,740

See accompanying notes.

QUALCOMM Incorporated    A-28

Appendix 1: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013
Operating Activities:
Net income	$5,268	$7,964	$6,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,214	1,150	1,017
Gain on sale of discontinued operations	—	(665)	—
Indefinite and long-lived asset impairment charges	317	642	192
Income tax provision in excess of income tax payments	47	298	268
Non-cash portion of share-based compensation expense	1,026	1,059	1,105
Incremental tax benefits from share-based compensation	(103)	(280)	(231)
Net realized gains on marketable securities and other investments	(500)	(826)	(369)
Impairment losses on marketable securities and other investments	200	180	85
Other items, net	(16)	(17)	(19)
Changes in assets and liabilities:
Accounts receivable, net	550	(281)	(680)
Inventories	93	(155)	(300)
Other assets	(793)	108	(209)
Trade accounts payable	(908)	619	307
Payroll, benefits and other liabilities	(328)	(617)	752
Unearned revenues	(561)	(292)	15
Net cash provided by operating activities	5,506	8,887	8,778
Investing Activities:
Capital expenditures	(994)	(1,185)	(1,048)
Purchases of available-for-sale securities	(15,400)	(13,581)	(13,951)
Proceeds from sales and maturities of available-for-sale securities	15,080	13,587	13,494
Purchases of trading securities	(1,160)	(3,075)	(3,312)
Proceeds from sales and maturities of trading securities	1,658	2,824	3,367
Purchases of other marketable securities	—	(220)	—
Proceeds from sale of discontinued operations, net of cash sold	—	788	—
Proceeds from sales of property, plant and equipment	266	37	4
Acquisitions and other investments, net of cash acquired	(2,997)	(883)	(192)
Other items, net	(25)	69	60
Net cash used by investing activities	(3,572)	(1,639)	(1,578)
Financing Activities:
Proceeds from short-term debt	4,083	—	—
Proceeds from long-term debt	9,937	—	534
Repayment of short-term debt	(3,083)	—	—
Repayment of long-term debt	—	—	(439)
Proceeds from issuance of common stock	787	1,439	1,525
Repurchases and retirements of common stock	(11,246)	(4,549)	(4,610)
Dividends paid	(2,880)	(2,586)	(2,055)
Incremental tax benefits from share-based compensation	103	280	231
Other items, net	38	(64)	(31)
Net cash used by financing activities	(2,261)	(5,480)	(4,845)
Changes in cash and cash equivalents held for sale	—	—	(15)
Effect of exchange rate changes on cash and cash equivalents	(20)	(3)	(5)
Net (decrease) increase in cash and cash equivalents	(347)	1,765	2,335
Cash and cash equivalents at beginning of period	7,907	6,142	3,807
Cash and cash equivalents at end of period	$7,560	$7,907	$6,142
See accompanying notes.

QUALCOMM Incorporated    A-29

Appendix 1: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock Shares	Common Stock and Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 30, 2012	1,706	$11,956	$20,701	$866	$33,523	$22	$33,545
Total comprehensive income	—	—	6,853	(113)	6,740	(9)	6,731
Common stock issued under employee benefit plans and the related tax benefits	57	1,759	—	—	1,759	—	1,759
Repurchases and retirements of common stock	(72)	(4,610)	—	—	(4,610)	—	(4,610)
Share-based compensation	—	1,142	—	—	1,142	—	1,142
Tax withholdings related to vesting of share-based payments	(6)	(374)	—	—	(374)	—	(374)
Dividends	—	—	(2,093)	—	(2,093)	—	(2,093)
Issuance of subsidiary shares to noncontrolling interests	—	2	—	—	2	9	11
Deconsolidation of subsidiaries	—	—	—	—	—	(23)	(23)
Other	—	(1)	—	—	(1)	—	(1)
Balance at September 29, 2013	1,685	9,874	25,461	753	36,088	(1)	36,087
Total comprehensive income (1)	—	—	7,967	(119)	7,848	(3)	7,845
Common stock issued under employee benefit plans and the related tax benefits	50	1,726	—	—	1,726	—	1,726
Repurchases and retirements of common stock	(60)	(4,549)	—	—	(4,549)	—	(4,549)
Share-based compensation	—	1,101	—	—	1,101	—	1,101
Tax withholdings related to vesting of share-based payments	(6)	(417)	—	—	(417)	—	(417)
Dividends	—	—	(2,629)	—	(2,629)	—	(2,629)
Other	—	1	—	—	1	1	2
Balance at September 28, 2014	1,669	7,736	30,799	634	39,169	(3)	39,166
Total comprehensive income	—	—	5,271	(439)	4,832	(3)	4,829
Common stock issued under employee benefit plans and the related tax benefits	32	871	—	—	871	—	871
Repurchases and retirements of common stock	(172)	(9,334)	(1,912)	—	(11,246)	—	(11,246)
Share-based compensation	—	1,078	—	—	1,078	—	1,078
Tax withholdings related to vesting of share-based payments	(5)	(351)	—	—	(351)	—	(351)
Dividends	—	—	(2,932)	—	(2,932)	—	(2,932)
Other	—	—	—	—	—	(1)	(1)
Balance at September 27, 2015	1,524	$—	$31,226	$195	$31,421	$(7)	$31,414

(1)	Income (loss) from discontinued operations, net of income taxes, (Note 11) was attributable to Qualcomm.
See accompanying notes.

QUALCOMM Incorporated    A-30

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies
The Company. QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm) develop, design, manufacture, have manufactured on its behalf and market digital communications products and services. The Company is a leading developer and supplier of integrated circuits and system software based on CDMA (Code Division Multiple Access), OFDMA (Orthogonal Frequency Division Multiple Access) and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products to device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company provides software products and content and push-to-talk enablement services across a wide variety of platforms and devices for the wireless industry and sells products designed for the implementation of small cells. The Company also makes strategic investments to support the global adoption of its technologies and services.
Principles of Consolidation. The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investment in an immaterial less than majority-owned variable interest entity as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated.
Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Examples of the Company’s significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the determination of other-than-temporary impairments of marketable securities; the valuation of inventories; the valuation and assessment of the recoverability of goodwill and other indefinite-lived and long-lived assets; the recognition, measurement and disclosure of loss contingencies related to legal proceedings; and the calculation of tax liabilities, including the recognition and measurement of uncertain tax positions and the determination that the operating earnings of certain non-United States subsidiaries are indefinitely reinvested outside the United States. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.
Fiscal Year. The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013 included 52 weeks.
Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies’ securities, certain bank time deposits and repurchase agreements fully collateralized by government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.
Marketable Securities. Marketable securities include trading securities, available-for-sale securities and securities for which the Company has elected the fair value option. The classification of marketable securities within these categories is determined at the time of purchase and reevaluated at each balance sheet date. The Company classifies portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange and/or equity, prepayment and credit risk as trading. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The unrealized gains or losses on trading securities and securities for which the Company has elected the fair value option are recognized in net investment income. The realized gains and losses on marketable securities are determined using the specific identification method.
At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst

QUALCOMM Incorporated    A-31

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.
If a debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to net investment income for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, which is recorded as a charge to net investment income, and the portion of the loss that is not related to credit factors, or the noncredit loss portion, which is recorded as a component of other accumulated comprehensive income, net of income taxes.
For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the equity security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date.
Derivatives. The Company’s primary objectives for holding derivative instruments are to manage interest rate risk on its long-term debt and to manage foreign exchange risk for certain foreign currency revenue and operating expenditure transactions. To a lesser extent, the Company also holds derivative instruments in its investment portfolios to manage risk by acquiring or reducing foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk. Additionally, the Company may use derivative instruments as part of its stock repurchase program. Derivative instruments are recorded at fair value and included in other current assets, noncurrent assets, other accrued liabilities or other noncurrent liabilities based on their maturity dates. Counterparties to the Company’s derivative instruments are all major banking institutions.
Interest Rate Swaps: The Company manages its exposure to certain interest rate risks related to its long-term debt through the use of interest rate swaps. Such swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate debt attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The interest settlement payments associated with the interest rate swap agreements are classified as cash flows from operating activities in the consolidated statements of cash flows.
At September 27, 2015, the aggregate fair value of the Company’s interest rate swaps related to its long-term debt of $32 million was recorded in total assets. The swaps had an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate debt due in 2018 and approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt. The maturities of the swaps match the Company’s fixed-rate debt due in 2018, 2020 and 2022. There were no such interest rate swaps outstanding at September 28, 2014.
Foreign Currency Hedges: The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties. These derivative instruments mature between one and nine months. Gains and losses arising from the effective portion of such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect the Company’s earnings. Gains and losses arising from the ineffective portion of such contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow or net investment hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows.
The aggregate fair value of the Company’s foreign currency option and forward contracts used to hedge foreign currency risk recorded in total assets and in total liabilities was negligible at September 27, 2015 and September 28, 2014. All such instruments were designated as cash flow hedges.

QUALCOMM Incorporated    A-32

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Portfolio Derivatives: The Company also utilizes currency forwards, futures, options and swaps that are not designated as hedging instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks in its marketable securities investment portfolios. The Company primarily uses such derivative instruments for risk management and not speculative purposes. These derivative instruments mature over various periods up to one year. Gains and losses arising from changes in the fair values of such derivative instruments are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 27, 2015 and September 28, 2014, the fair values of these derivative instruments recorded in total assets and in total liabilities were negligible.
Gross Notional Amounts: The gross notional amounts of the Company’s interest rate, foreign currency and investment portfolio derivatives by instrument type were as follows (in millions):

	September 27, 2015	September 28, 2014
Forwards	$269	$210
Futures	133	$260
Options	620	122
Swaps	3,004	5
	$4,026	$597
The gross notional amounts by currency were as follows (in millions):

	September 27, 2015	September 28, 2014
British pound sterling	$83	$97
Chinese renminbi	111	—
Euro	36	43
Indian rupee	409	3
Japanese yen	174	19
Korean won	81	121
United States dollar	3,089	266
Other	43	48
	$4,026	$597
Stock Repurchase Program: In connection with the Company’s stock repurchase program, the Company may sell put options that require it to repurchase shares of its common stock at fixed prices. These put options subject the Company to equity price risk. Changes in the fair value of these put options are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with the put options are classified as cash flows from investing activities in the consolidated statements of cash flows. There were no put options outstanding during fiscal 2015 and 2014.
Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

QUALCOMM Incorporated    A-33

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.
Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.
Cash Equivalents and Marketable Securities: With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.
The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.
The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the funds’ underlying holdings to determine whether fair value is based on observable or unobservable inputs.
The fair value of highly rated mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs, such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities, principally those rated below AAA, may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.
The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.
Derivative Instruments: Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, the Company’s stock price, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.
Other Investments and Other Liabilities: Other investments and other liabilities included in Level 1 are comprised of the Company’s deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities, and are included in other assets.
Allowances for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness; past transaction history with the customer; current economic industry trends; changes in customer payment terms; and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company may request financial information, including financial statements or other documents, to determine that the customer has the means of making payment. The Company may also obtain reports from various credit organizations to determine that the customer has a history of paying its creditors. If these factors do not indicate collection is reasonably assured, revenue is deferred as a reduction to accounts receivable until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things.

QUALCOMM Incorporated    A-34

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings and building improvements on owned land are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives, not to exceed 15 years, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred. Interest expense related to the broadband wireless access (BWA) spectrum and related construction of the network infrastructure assets in India by the Company’s former BWA subsidiaries was capitalized beginning in May 2012 through the third quarter of fiscal 2013 when the BWA subsidiaries were deconsolidated. Interest capitalized by the former BWA subsidiaries totaled $65 million in fiscal 2013.
Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.
Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.
Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.
Revenue Recognition. The Company derives revenues principally from sales of integrated circuit products, licensing of its intellectual property and sales of software hosting, software development and other services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations. Unearned revenues consist primarily of license fees for intellectual property with continuing performance obligations.
Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.
The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees

QUALCOMM Incorporated    A-35

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.
The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products and technologies. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.
Concentrations. A significant portion of the Company’s revenues is concentrated with a small number of customers/licensees of the Company’s QCT and QTL segments. Revenues related to the products of two companies comprised 20% and 25% of total consolidated revenues in fiscal 2015, compared to 28% and 21% in fiscal 2014 and 24% and 19% in fiscal 2013, respectively. Aggregate accounts receivable from three customers/licensees comprised 36% and 53% of gross accounts receivable at September 27, 2015 and September 28, 2014, respectively.
The Company relies on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting the Company to possible shortages of raw materials or manufacturing capacity. While the Company has established alternate suppliers for certain technologies that the Company considers critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm the Company’s ability to meet its delivery obligations and/or negatively impact the Company’s revenues, business operations and ability to compete for future business.
Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of equipment and services revenues. Amounts billed to a customer for shipping and handling are reported as revenues.
Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.
The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2015, 2014 and 2013 were $68.77, $72.81 and $64.21 per share, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs granted in fiscal 2015, 2014 and 2013 was estimated to be approximately 3% based on historical experience.
Total share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2015	2014	2013
Cost of equipment and services revenues	$42	$49	$71
Research and development	659	672	643
Selling, general and administrative	325	338	391
Share-based compensation expense before income taxes	1,026	1,059	1,105
Related income tax benefit	(190)	(203)	(217)
	$836	$856	$888
The Company recorded $267 million, $249 million and $242 million in share-based compensation expense during fiscal 2015, 2014 and 2013, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense was primarily related to share-based awards granted in earlier periods and share-based awards assumed. In addition, for fiscal 2015, 2014 and 2013, $103 million, $280 million and $231 million, respectively, were reclassified to reduce net cash provided by operating activities with an offset to net cash used by financing activities in the

QUALCOMM Incorporated    A-36

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised and restricted stock units and other share-based awards that vested in those periods.
Legal Proceedings. The Company is currently involved in certain legal proceedings. The Company discloses a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. The Company records its best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings and revises its estimates and updates its disclosures accordingly. The Company’s legal costs associated with defending itself are recorded to expense as incurred.
Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.
Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense.
The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.
The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders’ equity when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.
Earnings Per Common Share. Basic earnings per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options and/or accelerated share repurchase agreements, if any, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost for future service that the Company has not yet recognized, if any, and the estimated tax benefits that would be recorded in paid-in capital when an award is settled, if any, are assumed to be used to repurchase shares in the current period. The dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2015, 2014 and 2013 were 20,724,000, 30,655,000 and 38,670,000, respectively. Shares of common stock equivalents outstanding that were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period were 4,652,000 during fiscal 2015, which were primarily attributable to the ASR Agreements (Note 4), and 846,000 and 507,000 during fiscal 2014 and 2013, respectively.
Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue

QUALCOMM Incorporated    A-37

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognition model and supersedes most current revenue recognition guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. This ASU, as amended, will be effective for the Company starting in the first quarter of fiscal 2019. The FASB will also permit entities to adopt one year earlier if they choose. The new standard allows for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the opening retained earnings balance. The Company does not intend to adopt the standard early and is in the process of determining the adoption method as well as the effects the adoption will have on its consolidated financial statements.
Note 2. Composition of Certain Financial Statement Items

Accounts Receivable (in millions)
	September 27, 2015	September 28, 2014
Trade, net of allowances for doubtful accounts of $6 and $5, respectively	$1,941	$2,362
Long-term contracts	11	17
Other	12	33
	$1,964	$2,412

Inventories (in millions)
	September 27, 2015	September 28, 2014
Raw materials	$1	$1
Work-in-process	550	656
Finished goods	941	801
	$1,492	$1,458

Property, Plant and Equipment (in millions)	September 27, 2015	September 28, 2014
Land	$212	$225
Buildings and improvements	1,544	1,456
Computer equipment and software	1,422	1,349
Machinery and equipment	2,287	2,117
Furniture and office equipment	83	85
Leasehold improvements	274	247
Construction in progress	72	201
	5,894	5,680
Less accumulated depreciation and amortization	(3,360)	(3,193)
	$2,534	$2,487
Depreciation and amortization expense related to property, plant and equipment for fiscal 2015, 2014 and 2013 was $625 million, $609 million and $515 million, respectively. The gross book values of property under capital leases included in buildings and improvements were negligible at September 27, 2015 and September 28, 2014, respectively.
Goodwill and Other Intangible Assets. The Company allocates goodwill to its reporting units for annual impairment testing purposes. The following table presents the goodwill allocated to the Company’s reportable and nonreportable segments, as described in Note 8, as well as the changes in the carrying amounts of goodwill during fiscal 2015 and 2014 (in millions):

QUALCOMM Incorporated    A-38

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	QCT	QTL	Nonreportable Segments	Total
Balance at September 29, 2013	$2,875	$706	$395	$3,976
Acquisitions	592	6	30	628
Impairments	—	—	(116)	(116)
Balance at September 28, 2014 (1)	3,467	712	309	4,488
Acquisitions	998	6	254	1,258
Impairments	—	—	(260)	(260)
Other (2)	(4)	—	(3)	(7)
Balance at September 27, 2015 (1)	$4,461	$718	$300	$5,479

(1)	Cumulative goodwill impairments were $520 million and $260 million at September 27, 2015 and September 28, 2014, respectively.

(2)	Includes changes in goodwill amounts resulting from foreign currency translation and purchase accounting adjustments.
The components of other intangible assets, net were as follows (in millions):

	September 27, 2015			September 28, 2014
	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)
Wireless spectrum	$2	$(2)	5	$18	$(9)	14
Marketing-related	93	(59)	8	78	(47)	9
Technology-based	5,735	(2,078)	10	4,460	(1,956)	11
Customer-related	111	(60)	4	85	(49)	6
	$5,941	$(2,199)	10	$4,641	$(2,061)	11
All of these intangible assets are subject to amortization, other than acquired in-process research and development with carrying values of $196 million and $55 million at September 27, 2015 and September 28, 2014, respectively. Amortization expense related to these intangible assets was $591 million, $543 million and $499 million for fiscal 2015, 2014 and 2013, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $727 million, $593 million, $550 million, $515 million and $445 million for each of the subsequent five years from fiscal 2016 through 2020, respectively, and $912 million thereafter.

Other Current Liabilities (in millions)
	September 27, 2015	September 28, 2014
Customer incentives and other customer-related liabilities	$1,894	$1,777
Other	462	466
	$2,356	$2,243
Other Comprehensive Income. Other comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, other than net income and including foreign currency translation adjustments and unrealized gains and losses on marketable securities and derivative instruments. Changes in the components of accumulated other comprehensive income, net of income taxes, in Qualcomm stockholders’ equity during fiscal year ended September 27, 2015 were as follows (in millions):

QUALCOMM Incorporated    A-39

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Foreign Currency Translation Adjustment	Noncredit Other-than-Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for-Sale Debt Securities	Net Unrealized Gain (Loss) on Other Available-for-Sale Securities	Net Unrealized Gain (Loss) on Derivative Instruments	Total Accumulated Other Comprehensive Income
Balance at September 28, 2014	$(113)	$24	$723	$—	$634
Other comprehensive (loss) income before reclassifications	(47)	(19)	(215)	54	(227)
Reclassifications from accumulated other comprehensive (loss) income	—	(1)	(211)	—	(212)
Other comprehensive (loss) income	(47)	(20)	(426)	54	(439)
Balance at September 27, 2015	$(160)	$4	$297	$54	$195
In the third quarter of fiscal 2015, the Company entered into U.S. Treasury rate locks in anticipation of its debt offering (Note 6), which were designated as cash flow hedges. This resulted in the deferral of gains of $56 million in accumulated other comprehensive income, which is recognized ratably over the 10- and 30-year lives of the underlying notes associated with the U.S. Treasury rate locks. Reclassifications from accumulated other comprehensive income related to available-for-sale securities and foreign currency translation adjustments of $212 million and $360 million for fiscal 2015 and fiscal 2014, respectively, were recorded in investment income, net (Note 2). Reclassifications from accumulated other comprehensive income related to derivative instruments of $26 million for fiscal 2014 were recorded in revenues, cost of equipment and services revenues, research and development expenses and selling, general and administrative expenses.
Other Costs and Expenses. On February 9, 2015, the Company announced that it had reached a resolution with the China National Development and Reform Commission (NDRC) regarding its investigation of the Company relating to China’s Anti-Monopoly Law (AML) and the Company’s licensing business and certain interactions between the Company’s licensing business and its chipset business. The NDRC issued an Administrative Sanction Decision finding that the Company had violated the AML, and the Company agreed to implement a rectification plan that modifies certain of its business practices in China. In addition, the NDRC imposed a fine on the Company of 6.088 billion Chinese Yuan renminbi (approximately $975 million), which the Company has paid. The Company recorded the amount of the fine in the second quarter of fiscal 2015 in other expenses. Other expenses in fiscal 2015 also included $255 million and $11 million in impairment charges on goodwill and intangible assets, respectively, related to the Company’s content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to the Company’s Strategic Realignment Plan (Note 10), partially offset by $138 million in gains on sales of certain property, plant and equipment.
Other expenses in fiscal 2014 were comprised of $507 million and $100 million in certain property, plant and equipment and goodwill impairment charges, respectively, and $19 million in restructuring-related costs incurred by one of the Company’s display businesses. At September 28, 2014, the carrying values of such goodwill and property, plant and equipment were $35 million and $148 million, respectively, including $116 million in property, plant and equipment that was classified as held for sale and included in other assets. Other expenses in fiscal 2014 also included a $16 million goodwill impairment charge related to the Company’s former QRS division and a $15 million legal settlement, partially offset by the reversal of the $173 million accrual recorded in fiscal 2013 related to the ParkerVision verdict against us, which was overturned (Note 7).
Other expenses in fiscal 2013 were comprised of the $173 million ParkerVision charge and a $158 million impairment charge related to certain property, plant and equipment of one of the Company’s display businesses.

QUALCOMM Incorporated    A-40

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Income, Net (in millions)
	2015	2014	2013
Interest and dividend income	$527	$586	$697
Net realized gains on marketable securities	451	770	317
Net realized gains on other investments	49	56	52
Impairment losses on marketable securities	(163)	(156)	(72)
Impairment losses on other investments	(37)	(24)	(13)
Net gains on derivative instruments	17	5	—
Equity in net losses of investees	(32)	(10)	(6)
Net gains on deconsolidation of subsidiaries	3	6	12
	$815	$1,233	$987
Net impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income were $23 million in fiscal 2015 and were negligible in fiscal 2014 and 2013.
Note 3. Income Taxes
The components of the income tax provision for continuing operations were as follows (in millions):

	2015	2014	2013
Current (benefit) provision:
Federal	$(67)	$172	$324
State	4	10	15
Foreign	1,307	1,116	1,068
	1,244	1,298	1,407
Deferred (benefit) provision:
Federal	(9)	(30)	(32)
State	1	(10)	6
Foreign	(17)	(14)	(32)
	(25)	(54)	(58)
	$1,219	$1,244	$1,349
The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty fees included in United States earnings.
The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2015	2014	2013
United States	$2,993	$3,213	$3,798
Foreign	3,494	5,565	4,396
	$6,487	$8,778	$8,194

QUALCOMM Incorporated    A-41

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2015	2014	2013
Expected income tax provision at federal statutory tax rate	$2,270	$3,072	$2,868
State income tax provision, net of federal benefit	18	24	26
Foreign income taxed at other than U.S. rates	(937)	(1,750)	(1,362)
Research and development tax credits	(148)	(61)	(195)
Other	16	(41)	12
	$1,219	$1,244	$1,349
During fiscal 2015, the NDRC imposed a fine of $975 million, which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, the Company recorded a tax benefit of $101 million related to fiscal 2014 resulting from the United States government reinstating the federal research and development tax credit retroactively to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired, and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service (IRS).
The Company’s QCT segment’s non-United States headquarters is located in Singapore. The Company has obtained tax incentives in Singapore that commenced in March 2012, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria. The Company’s Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027 as a result of the expiration of these incentives. Had the Company established QCT’s non-United States headquarters in Singapore without these tax incentives, the Company’s income tax expense would have been higher and impacted earnings per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2015	2014	2013
Additional income tax expense	$656	$690	$758
Reduction to diluted earnings per share	$0.40	$0.40	$0.43
The Company considers the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on the Company’s plans for use and/or investment outside the United States and the Company’s belief that its sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. The Company has not recorded a deferred tax liability of approximately $10.2 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $28.8 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should the Company decide to no longer indefinitely reinvest such earnings outside the United States, the Company would have to adjust the income tax provision in the period management makes such determination.
The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is currently a participant in the IRS Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2013 and issued a no change letter in October 2014, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2014. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2011. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000. The outcome of any state or foreign income tax examination is not expected to be material to the Company’s consolidated financial statements.

QUALCOMM Incorporated    A-42

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 27, 2015	September 28, 2014
Unearned revenues	$1,029	$1,189
Unused tax credits	897	388
Unrealized losses on marketable securities	441	370
Share-based compensation	331	404
Accrued liabilities and reserves	317	529
Unused net operating losses	265	120
Other	95	93
Total gross deferred tax assets	3,375	3,093
Valuation allowance	(635)	(414)
Total net deferred tax assets	2,740	2,679
Intangible assets	(548)	(315)
Unrealized gains on marketable securities	(273)	(484)
Other	(105)	(135)
Total deferred tax liabilities	(926)	(934)
Net deferred tax assets	$1,814	$1,745
Reported as:
Current deferred tax assets	$635	$577
Non-current deferred tax assets	1,453	1,174
Current deferred tax liabilities (1)	(4)	—
Non-current deferred tax liabilities (1)	(270)	(6)
	$1,814	$1,745

(1)	Current deferred tax liabilities and non-current deferred tax liabilities were included in other current liabilities and other liabilities, respectively, in the consolidated balance sheets.
At September 27, 2015, the Company had unused federal net operating loss carryforwards of $366 million expiring from 2021 through 2033, unused state net operating loss carryforwards of $696 million expiring from 2016 through 2035 and unused foreign net operating loss carryforwards of $413 million expiring from 2019 through 2024. At September 27, 2015, the Company had unused state tax credits of $522 million, of which substantially all may be carried forward indefinitely, unused federal tax credits of $353 million expiring from 2025 through 2034 and unused tax credits of $22 million in foreign jurisdictions expiring from 2032 through 2035. The Company does not expect its federal net operating loss carryforwards to expire unused.
The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize the majority of its deferred tax assets. At September 27, 2015, the Company has provided a valuation allowance on certain state tax credits, foreign deferred tax assets, state net operating losses and state net capital losses of $513 million, $102 million, $19 million and $1 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

QUALCOMM Incorporated    A-43

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2015, 2014 and 2013 follows (in millions):

	2015	2014	2013
Beginning balance of unrecognized tax benefits	$87	$221	$86
Additions based on prior year tax positions	31	1	1
Reductions for prior year tax positions and lapse in statute of limitations	(70)	(67)	—
Additions for current year tax positions	5	5	145
Settlements with taxing authorities	(13)	(73)	(11)
Ending balance of unrecognized tax benefits	$40	$87	$221
The Company does not expect any unrecognized tax benefits recorded at September 27, 2015 to result in a significant cash payment in fiscal 2016. Unrecognized tax benefits at September 27, 2015 included $38 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The decrease in unrecognized tax benefits in fiscal 2015 primarily resulted from a favorable tax audit settlement with the IRS related to Qualcomm Atheros, Inc.’s pre-acquisition 2010 and 2011 tax returns, which was partially offset by an increase related to the CSR acquisition (Note 9). The decrease in unrecognized tax benefits in fiscal 2014 was primarily due to an agreement reached with the IRS on components of the Company’s fiscal 2013 tax returns. The increase in unrecognized tax benefits in fiscal 2013 was primarily due to tax positions related to transfer pricing. The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 27, 2015 will significantly increase or decrease in fiscal 2016.
Cash amounts paid for income taxes, net of refunds received, were $1.2 billion, $1.2 billion and $1.1 billion for fiscal 2015, 2014 and 2013, respectively.
Note 4. Capital Stock
Preferred Stock. The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the Amended and Restated Rights Agreement dated as of September 25, 2005 between the Company and Computershare Trust Company, N.A., as successor Rights Agent to Computershare Investor Services LLC, as amended (the Rights Agreement), 4,000,000 shares of preferred stock were designated as Series A Junior Participating Preferred Stock. The Rights Agreement expired on its scheduled expiration date of September 25, 2015, and all shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation on September 28, 2015. At September 27, 2015 and September 28, 2014, no shares of preferred stock were outstanding.
Stock Repurchase Program. On March 9, 2015, the Company announced a stock repurchase program authorizing it to repurchase up to $15 billion of the Company’s common stock. The stock repurchase program has no expiration date.
In May 2015, the Company entered into two accelerated share repurchase agreements (ASR Agreements) with two financial institutions under which the Company paid an aggregate of $5.0 billion upfront to the financial institutions and received from them an initial delivery of 57,737,000 shares of the Company’s common stock, which were retired and recorded as a $4.0 billion reduction to stockholders’ equity. The remaining payment of $1.0 billion was recorded as a reduction to stockholders’ equity as an unsettled forward contract indexed to the Company’s own stock. During August 2015, the ASR Agreements were completed, and an additional 20,539,000 shares were delivered to the Company, which were retired. In total, the Company purchased 78,276,000 shares based on the average daily volume weighted-average stock price of the Company’s common stock during the respective terms of the ASR Agreements, less a discount.
During fiscal 2015, 2014 and 2013, the Company repurchased and retired an additional 94,159,000, 60,253,000 and 71,696,000 shares of common stock, respectively, for $6.2 billion, $4.5 billion and $4.6 billion, respectively, before commissions. To reflect share repurchases in the consolidated balance sheet, the Company (i) reduces common stock for the par value of the shares, (ii) reduces paid-in capital for the amount in excess of par to zero during the quarter in which the shares are repurchased and (iii) records the residual amount to retained earnings. At September 27, 2015, $6.9 billion remained authorized for repurchase under the Company’s stock repurchase program. Since September 27, 2015, the Company repurchased and retired 24,561,000 shares of common stock for $1.4 billion.

QUALCOMM Incorporated    A-44

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends. On October 9, 2015, the Company announced a cash dividend of $0.48 per share on the Company’s common stock, payable on December 18, 2015 to stockholders of record as of the close of business on December 1, 2015. Dividends charged to retained earnings in fiscal 2015, 2014 and 2013 were as follows (in millions, except per share data):

	2015		2014		2013
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.42	$710	$0.35	$599	$0.25	$435
Second quarter	0.42	702	0.35	599	0.25	439
Third quarter	0.48	771	0.42	718	0.35	615
Fourth quarter	0.48	749	0.42	713	0.35	604
	$1.80	$2,932	$1.54	$2,629	$1.20	$2,093
Note 5. Employee Benefit Plans
Employee Savings and Retirement Plan. The Company has a 401(k) plan that allows eligible employees to contribute up to 85% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $81 million, $77 million and $70 million in fiscal 2015, 2014 and 2013, respectively.
Equity Compensation Plans. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance stock units and other share-based awards and is the source of shares issued under the Non-Qualified Deferred Compensation Plan (the NQDCP). The shares authorized under the 2006 Plan were approximately 573,284,000 at September 27, 2015. The share reserve remaining under the 2006 Plan was approximately 199,772,000 at September 27, 2015. Shares subject to any stock option under the Prior Plans that is terminated or canceled (but not a stock option under the Prior Plans that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the NQDCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.
RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 28, 2014	28,550	$67.36
RSUs granted	15,425	68.77
RSUs canceled/forfeited	(2,329)	69.42
RSUs vested	(13,899)	64.63
RSUs outstanding at September 27, 2015	27,747	$69.35	$1.5
At September 27, 2015, total unrecognized compensation expense related to non-vested RSUs granted prior to that date was $1.3 billion, which is expected to be recognized over a weighted-average period of 1.8 years. The total vest-date fair value of RSUs that vested during fiscal 2015, 2014 and 2013 was $1.0 billion, $1.1 billion and $1.0 billion, respectively. Upon vesting, the Company issues new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. The total shares withheld related to all share-based awards were approximately 5,043,000, 5,568,000 and 5,805,000 in fiscal 2015, 2014 and 2013, respectively, and were based on the value of the awards on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $351 million, $417 million and $374 million in fiscal 2015, 2014 and 2013, respectively.

QUALCOMM Incorporated    A-45

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors may grant stock options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Stock options outstanding at September 28, 2014	42,113	$41.23
Stock options canceled/forfeited/expired	(72)	40.82
Stock options exercised	(12,664)	40.86
Stock options outstanding at September 27, 2015	29,377	$41.40	2.6	$349
Exercisable at September 27, 2015	29,223	$41.46	2.6	$345
The total intrinsic value of stock options exercised during fiscal 2015, 2014 and 2013 was $371 million, $971 million and $949 million, respectively, and the amount of cash received from the exercise of stock options was $519 million, $1.2 billion and $1.3 billion, respectively. Upon option exercise, the Company issues new shares of stock. The total tax benefits realized, including the excess tax benefits, related to share-based awards was $437 million, $690 million and $659 million during fiscal 2015, 2014 and 2013, respectively.
Employee Stock Purchase Plan. The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 71,709,000 at September 27, 2015. The shares reserved for future issuance were approximately 26,361,000 at September 27, 2015. During fiscal 2015, 2014 and 2013, approximately 4,977,000, 4,376,000 and 4,044,000 shares, respectively, were issued under the plan at an average price of $53.92, $58.81 and $52.70 per share, respectively. At September 27, 2015, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $23 million. The Company recorded cash received from the exercise of purchase rights of $268 million, $257 million and $213 million during fiscal 2015, 2014 and 2013, respectively.
Note 6. Debt
Revolving Credit Facility. In February 2015, the Company entered into a Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $4.0 billion, expiring in February 2020. Proceeds from the Revolving Credit Facility will be used for general corporate purposes. Loans under the Revolving Credit Facility bear interest, at the option of the Company, at either LIBOR (determined in accordance with the Revolving Credit Facility) plus a margin of 0.7% per annum or the Base Rate (determined in accordance with the Revolving Credit Facility), plus an initial margin of 0% per annum. The Revolving Credit Facility has a facility fee, which accrues at a rate of 0.05% per annum. The Revolving Credit Facility requires that the Company comply with certain covenants, including one financial covenant to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, as defined in the Revolving Credit Facility, of not less than three to one at the end of each fiscal quarter. At September 27, 2015, the Company was in compliance with the covenants, and the Company had not borrowed any funds under the Revolving Credit Facility.
Commercial Paper Program. In March 2015, the Company began an unsecured commercial paper program, which provides for the issuance of up to $4.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. Maturities of commercial paper can range from 1 day to up to 397 days. At September 27, 2015, the Company had $1.0 billion of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 0.19%, which included fees paid to the commercial paper dealers, and weighted-average remaining days to maturity of 38 days. The carrying value of the outstanding commercial paper approximated its estimated fair value at September 27, 2015.

QUALCOMM Incorporated    A-46

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term Debt. In May 2015, the Company issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes (the notes) with varying maturities. The proceeds from the notes of $9.9 billion, net of underwriting discounts and offering expenses, were used to fund the ASR Agreements (Note 4) and are also being used for other general corporate purposes. The following table provides a summary of the Company’s long-term debt as of September 27, 2015 (dollar amounts in millions):

	Principal Amount	Effective Interest Rate
Floating-rate notes due May 18, 2018	$250	0.66%
Floating-rate notes due May 20, 2020	250	0.94%
Fixed-rate 1.40% notes due May 18, 2018	1,250	0.43%
Fixed-rate 2.25% notes due May 20, 2020	1,750	1.62%
Fixed-rate 3.00% notes due May 20, 2022	2,000	2.08%
Fixed-rate 3.45% notes due May 20, 2025	2,000	3.46%
Fixed-rate 4.65% notes due May 20, 2035	1,000	4.74%
Fixed-rate 4.80% notes due May 20, 2045	1,500	4.71%
Total principal	10,000
Unamortized discount, including debt issuance costs	(63)
Hedge accounting fair value adjustments	32
Total long-term debt	$9,969
The interest rate on the floating rate notes due in 2018 and the floating rate notes due in 2020 for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 0.27% and 0.55%, respectively. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. The Company may redeem the fixed-rate notes at any time in whole, or from time to time in part, at specified make-whole premiums as defined in the applicable form of note. The Company may not redeem the floating-rate notes prior to maturity. The Company is not subject to any financial covenants under the notes nor any covenants that would prohibit the Company from incurring additional indebtedness ranking equal to the notes, paying dividends, issuing securities or repurchasing securities issued by it or its subsidiaries. At September 27, 2015, the aggregate fair value of the notes, based on Level 2 inputs, was approximately $9.6 billion.
The Company has entered, and may in the future enter, into interest rate swaps to manage interest rate risk on certain notes. Such swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. In the third quarter of fiscal 2015, the Company entered into interest rate swaps with an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate notes due in 2018 and approximately 43% and 50% of the fixed-rate notes due in 2020 and 2022, respectively, into floating-rate notes. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate notes attributable to the hedged risks, are recognized in earnings as interest expense in the current period.
The effective interest rates for the notes include the interest on the notes, amortization of the discount, which includes debt issuance costs and, if applicable, adjustments related to hedging. The Company recognized $97 million of interest expense on its long-term debt during fiscal 2015. The Company did not have any long-term debt outstanding in fiscal 2014.
No principal payments are due on the Company’s notes prior to fiscal 2018. At September 27, 2015, future principal payments were $1.5 billion in fiscal 2018, $2.0 billion in fiscal 2020 and $6.5 billion after fiscal 2020; no principal payments were due in fiscal 2019. Cash interest paid related to the Company’s commercial paper program and long-term debt was $8 million during fiscal 2015. There were no such amounts paid in fiscal 2014.
Note 7. Commitments and Contingencies
Legal Proceedings. ParkerVision, Inc. v. QUALCOMM Incorporated: On July 20, 2011, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of the Company’s products infringe seven of its patents alleged to cover direct down-conversion receivers. ParkerVision’s complaint sought damages and injunctive and other relief. Subsequently, ParkerVision narrowed its allegations to assert only

QUALCOMM Incorporated    A-47

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

four patents. On October 17, 2013, the jury returned a verdict finding all asserted claims of the four at-issue patents to be infringed and finding that none of the asserted claims are invalid. On October 24, 2013, the jury returned a separate verdict assessing total past damages of $173 million and finding that the Company’s infringement was not willful. The Company recorded the verdict amount in fiscal 2013 as a charge in other expenses. Post-verdict motions, including the Company’s motions for judgment as a matter of law and a new trial on invalidity and non-infringement and ParkerVision’s motions for injunctive relief and ongoing royalties, were filed by January 24, 2014. A hearing on these motions was held on May 1, 2014. On June 20, 2014, the court granted the Company’s motion to overturn the infringement verdict, denied the Company’s motion to overturn the invalidity verdict, and denied the remaining motions as moot. The court then entered judgment in the Company’s favor. As a result of the court’s judgment, the Company is not liable for any damages to ParkerVision, and therefore, the Company reversed all recorded amounts related to the damages verdict in fiscal 2014. On June 25, 2014, ParkerVision filed a notice of appeal with the court. The Court of Appeals for the Federal Circuit heard the appeal on May 8, 2015 and issued a decision on July 31, 2015. The decision affirmed the District Court’s finding of non-infringement and granted in part the Company’s cross-appeal, holding 10 of the 11 asserted claims invalid. A subsequent Petition for Rehearing by ParkerVision was denied on October 2, 2015. On May 1, 2014, ParkerVision filed another complaint against the Company in the United States District Court for the Middle District of Florida alleging patent infringement. On August 21, 2014, ParkerVision amended the compliant, now captioned ParkerVision, Inc. v. QUALCOMM Incorporated, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC, broadening the allegations. ParkerVision now alleges that the Company infringes 11 additional patents and seeks damages and injunctive and other relief. The Company was served with the complaint in this second action on August 28, 2014 and answered on November 17, 2014. A claim construction hearing was held on August 12, 2015, and no ruling has issued yet. The close of discovery is scheduled for March 2016, and the trial is scheduled for August 2016.
Nvidia Corporation v. QUALCOMM Incorporated: On September 4, 2014, Nvidia filed a complaint in the United States District Court for the District of Delaware and also with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company, Samsung Electronics Co., Ltd., and other Samsung entities, alleging infringement of seven patents related to graphics processing. In the ITC complaint, Nvidia seeks an exclusion order barring the importation of certain consumer electronics and display device products, including some that incorporate the Company’s chipset products, that infringe, induce infringement and/or contribute to the infringement of at least one of the seven asserted graphics processing patents as well as a cease and desist order preventing the Company from carrying out commercial activities within the United States related to such products. In the District of Delaware complaint, Nvidia is seeking an award of damages for the infringement of the asserted patents, a finding that such infringement is willful and treble damages for such willful infringement, and an order permanently enjoining the Company from infringing the asserted patents. The ITC instituted an investigation into Nvidia’s allegations on October 6, 2014. On April 2, 2015, the Administrative Law Judge in the ITC investigation issued a claim construction order construing seven claim terms from five of the seven asserted patents. The evidentiary hearing for the investigation was held from June 22 to 25, 2015. Nvidia narrowed the case to three asserted patents. On October 9, 2015, the Administrative Law Judge issued an Initial Determination finding no violation of Section 337 because none of the three patents were both valid and infringed. On October 22, 2015, the Administrative Law Judge issued a recommendation that, if the ITC were to find any violation of Section 337 in the investigation, the ITC should issue a limited exclusion order directed at Samsung’s accused products and a cease and desist order against Samsung but not the Company. On October 26, 2015, Nvidia filed a petition requesting the ITC to review the Initial Determination as to two of the asserted patents, but is no longer pursuing infringement allegations with respect to the third patent. The target date for completion of the ITC investigation is scheduled for February 10, 2016. The district court case was stayed on October 23, 2014 pending completion of the ITC investigation, including appeals.
Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 30 different dates, with the next hearing scheduled for December 16, 2015.

QUALCOMM Incorporated    A-48

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that the Company had violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chipsets and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid and recorded as an expense in fiscal 2010. The Company appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC’s decision. On July 4, 2013, the Company filed an appeal with the Korea Supreme Court. There have been no material developments during fiscal 2015 with respect to this matter.
Korea Fair Trade Commission (KFTC) Investigation: On March 17, 2015, the KFTC notified the Company that it is conducting an investigation of the Company relating to the Korean Monopoly Regulation and Fair Trade Act (MRFTA). The Company understands that this investigation concerns primarily its licensing business. If a violation of the MRFTA is found, a broad range of remedies is potentially available to the KFTC, including imposing a fine or requiring modifications to the Company’s licensing practices. Given that this investigation is in its early stages, it is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the KFTC. The Company continues to cooperate with the KFTC as it conducts its investigation.
Icera Complaint to the European Commission (Commission): On June 7, 2010, the Commission notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. Subsequently, the Company has provided and continues to provide additional documents and information as requested by the Commission. On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. The Commission is investigating “alleged practices in the form of predatory pricing on certain UMTS standard-compliant chipsets used to deliver cellular mobile broadband access.” The initiation of proceedings merely means that the Commission will deal with the case as a matter of priority. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that none of the business practices under investigation are in breach of the EU competition rules and will continue to cooperate with the Commission.
European Commission (Commission) Investigation: On October 15, 2014, the Commission notified the Company that it is conducting an investigation of the Company relating to Articles 101 and/or 102 of the Treaty on the Functioning of the European Union (TFEU). On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. The Commission is investigating “alleged payments, rebates and/or other consideration granted by Qualcomm Incorporated or any of its affiliates and/or subsidiaries (Qualcomm) to smartphone and/or tablet manufacturers which are conditional upon the exclusive or quasi-exclusive use or purchase of Qualcomm products, in particular baseband chipsets, by the respective manufacturer(s).” The initiation of proceedings merely means that the Commission will deal with the case as a matter of priority. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that none of the business practices under investigation are in breach of the EU competition rules and will continue to cooperate with the Commission.
Securities and Exchange Commission (SEC) Formal Order of Private Investigation and Department of Justice Investigation: On September 8, 2010, the Company was notified by the SEC’s Los Angeles Regional office of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. In 2010, the audit committee completed an internal review of the allegations with the assistance of independent counsel and independent forensic accountants. This internal review into the whistleblower’s allegations and related accounting practices did not identify any errors in the Company’s financial statements. On January 27, 2012, the Company learned that the U.S. Attorney’s Office for the Southern District of California/Department of Justice (collectively, DOJ) had begun an investigation regarding the Company’s compliance with the Foreign Corrupt Practices Act (FCPA). As discussed below, FCPA compliance is also the focus of the SEC investigation. The audit committee conducted an internal review of the Company’s compliance with the FCPA and its related policies and procedures with the assistance of independent counsel and independent forensic accountants. The audit committee has completed this comprehensive review, made findings consistent with the Company’s findings described below and suggested enhancements to the Company’s overall FCPA compliance program. In part as a result of the audit committee’s review, the Company has made and continues to make enhancements to its FCPA compliance program, including implementation of the audit committee’s recommendations.

QUALCOMM Incorporated    A-49

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As previously disclosed, the Company discovered, and as a part of its cooperation with these investigations informed the SEC and the DOJ of, instances in which special hiring consideration, gifts or other benefits (collectively, benefits) were provided to several individuals associated with Chinese state-owned companies or agencies. Based on the facts currently known, the Company believes the aggregate monetary value of the benefits in question to be less than $250,000, excluding employment compensation.
On March 13, 2014, the Company received a Wells Notice from the SEC’s Los Angeles Regional Office indicating that the staff has made a preliminary determination to recommend that the SEC file an enforcement action against the Company for violations of the anti-bribery, books and records and internal control provisions of the FCPA. The bribery allegations relate to benefits offered or provided to individuals associated with Chinese state-owned companies or agencies. The Wells Notice indicated that the recommendation could involve a civil injunctive action and could seek remedies that include disgorgement of profits, the retention of an independent compliance monitor to review the Company’s FCPA policies and procedures, an injunction, civil monetary penalties and prejudgment interest.
A Wells Notice is not a formal allegation or finding by the SEC of wrongdoing or violation of law. Rather, the purpose of a Wells Notice is to give the recipient an opportunity to make a “Wells submission” setting forth reasons why the proposed enforcement action should not be filed and/or bringing additional facts to the SEC’s attention before any decision is made by the SEC as to whether to commence a proceeding. On April 4, 2014 and May 29, 2014, the Company made Wells submissions to the staff of the Los Angeles Regional Office explaining why the Company believes it has not violated the FCPA and therefore enforcement action is not warranted.
The Company is continuing to cooperate with the SEC and the DOJ, but is unable to predict the outcome of their investigations or any actions that the SEC or DOJ may decide to file.
Federal Trade Commission (FTC) Investigation: On September 17, 2014, the FTC notified the Company that it is conducting an investigation of the Company relating to Section 5 of the Federal Trade Commission Act. The FTC has notified the Company that it is investigating conduct related to standard essential patents and pricing and contracting practices with respect to baseband processors and related products. If a violation of Section 5 is found, a broad range of remedies is potentially available to the FTC, including imposing a fine or requiring modifications to the Company’s business practices. At this stage of the investigation, it is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the FTC. The Company continues to cooperate with the FTC as it conducts its investigation.
The Company will continue to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. The Company has not recorded any accrual at September 27, 2015 for contingent losses associated with these matters based on its belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.
Indemnifications. The Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. Through September 27, 2015, the Company has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products.
These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 27, 2015 associated with these

QUALCOMM Incorporated    A-50

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

indemnification arrangements, other than insignificant amounts, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.
Purchase Obligations. The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Obligations under these agreements at September 27, 2015 for each of the subsequent five years from fiscal 2016 through 2020 were $3.0 billion, $953 million, $742 million, $697 million and $183 million, respectively, and $9 million thereafter. Of these amounts, for each of the subsequent five years from fiscal 2016 through 2020, commitments to purchase integrated circuit product inventories comprised $2.5 billion, $787 million, $706 million, $680 million and $166 million, respectively, and there were no purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under the Company’s manufacturing relationships with its foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.
Operating Leases. The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 21 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2015, 2014 and 2013 was $99 million, $91 million and $90 million, respectively. Future minimum lease payments at September 27, 2015 for each of the subsequent five years from fiscal 2016 through 2020 were $99 million, $73 million, $41 million, $27 million and $17 million, respectively, and $24 million thereafter.
Note 8. Segment Information
The Company is organized on the basis of products and services. The Company conducts business primarily through two reportable segments: QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), and its QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments and includes revenues and related costs associated with development contracts with an equity method investee. The Company also has nonreportable segments, including its small cells, data center and other wireless technology and service initiatives.
The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain interest expense; certain net investment income; certain share-based compensation; and certain research and development expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories to fair value, amortization and impairment of certain intangible assets and certain other acquisition-related charges, and beginning in the first quarter of fiscal 2015, third-party acquisition and integration services costs and certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairment charges and litigation settlements and/or damages. The table below presents revenues, EBT and total assets for reportable segments (in millions):

QUALCOMM Incorporated    A-51

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	QCT	QTL	QSI	Reconciling Items	Total
2015
Revenues	$17,154	$7,947	$4	$176	$25,281
EBT	2,465	6,882	(74)	(2,786)	6,487
Total assets	2,923	438	812	46,623	50,796
2014
Revenues	$18,665	$7,569	$—	$253	$26,487
EBT	3,807	6,590	(7)	(1,612)	8,778
Total assets	3,639	161	484	44,290	48,574
2013
Revenues	$16,715	$7,554	$—	$597	$24,866
EBT	3,189	6,590	56	(1,641)	8,194
Total assets	3,305	28	511	41,672	45,516
The Company reports revenues from external customers by country based on the location to which its products or services are delivered, which for QCT is generally the country in which its customers manufacture their products, or for licensing revenues, the invoiced addresses of its licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

	2015	2014	2013
China (including Hong Kong)	$13,337	$13,200	$12,288
South Korea	4,107	6,172	4,983
Taiwan	3,294	2,876	2,683
United States	246	372	805
Other foreign	4,297	3,867	4,107
	$25,281	$26,487	$24,866
Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, wireless spectrum, other investments and all assets of consolidated subsidiaries included in QSI. QSI assets at September 27, 2015, September 28, 2014 and September 29, 2013 included $163 million, $18 million and $17 million, respectively, related to investments in equity method investees. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $414 million, $288 million and $896 million at September 27, 2015, September 28, 2014 and September 29, 2013, respectively. The net book values of long-lived tangible assets located in the United States were $2.1 billion, $2.2 billion and $2.1 billion at September 27, 2015, September 28, 2014 and September 29, 2013, respectively.

QUALCOMM Incorporated    A-52

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciling items in the previous table were as follows (in millions):

	2015	2014	2013
Revenues
Nonreportable segments	$181	$258	$601
Intersegment eliminations	(5)	(5)	(4)
	$176	$253	$597
EBT
Unallocated cost of equipment and services revenues	$(314)	$(300)	$(335)
Unallocated research and development expenses	(809)	(860)	(789)
Unallocated selling, general and administrative expenses	(497)	(412)	(502)
Unallocated other (expense) income	(1,289)	142	(173)
Unallocated interest expense	(101)	(2)	(3)
Unallocated investment income, net	855	1,215	880
Nonreportable segments	(630)	(1,395)	(719)
Intersegment eliminations	(1)	—	—
	$(2,786)	$(1,612)	$(1,641)
Unallocated other expense for fiscal 2015 included a $975 million charge related to the resolution reached with the NDRC, $190 million in restructuring and restructuring-related charges related to the Strategic Realignment Plan (Note 10), and $235 million and $11 million in impairment charges of goodwill and intangible assets, respectively, related to three of the Company’s nonreportable segments (Note 2), partially offset by a $122 million gain on the sale of certain property, plant and equipment. Nonreportable segments EBT for fiscal 2014 and 2013 included $607 million and $158 million in impairment charges related to property, plant and equipment and goodwill, respectively (Note 2). Unallocated acquisition-related expenses were comprised as follows (in millions):

	2015	2014	2013
Cost of equipment and services revenues	$272	$251	$264
Research and development expenses	14	30	3
Selling, general and administrative expenses	72	25	26
Note 9. Acquisitions
On August 13, 2015, the Company acquired CSR plc, which was renamed CSR Limited (CSR), for total cash consideration of $2.3 billion (net of $176 million of cash acquired). In addition, $28 million of third-party acquisition and integration services costs were included in selling, general and administrative expenses in fiscal 2015. CSR is an innovator in the development of multifunction semiconductor platforms and technologies for the automotive, consumer and voice and music categories. The acquisition complements the Company’s current offerings by adding products, channels and customers in the growth categories of the Internet of Things and automotive infotainment. CSR was integrated into the QCT segment.

QUALCOMM Incorporated    A-53

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Current assets	$560
Intangible assets subject to amortization:
Technology-based intangible assets	953
Customer-related intangible assets	45
Marketing-related intangible assets	15
In-process research and development (IPR&D)	182
Goodwill	969
Other assets	131
Total assets	2,855
Liabilities	(411)
Net assets acquired	$2,444
Goodwill recognized in this transaction is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill is primarily attributable to synergies expected to arise after the acquisition. Each category of intangible assets acquired will be amortized on a straight-line basis over their weighted-average useful lives of five years for technology-based intangible assets and four years for customer-related and marketing-related intangible assets. On the acquisition date, IPR&D consisted of three projects, primarily related to Bluetooth audio and Bluetooth low energy (also known as Bluetooth Smart) technologies, which are expected to be completed over the next nine months at a cost of $19 million as of the acquisition date. Upon completion, the IPR&D projects will be amortized over their useful lives, which are expected to range from six to seven years. The estimated fair values of the intangible assets acquired were primarily determined using the income approach based on significant inputs that were not observable.
The Company’s results of operations for fiscal 2015 included the operating results of CSR since the date of acquisition, the amounts of which were not material. The following table presents the unaudited pro forma results for fiscal 2015 and 2014. The unaudited pro forma financial information combines the results of operations of Qualcomm and CSR as though the companies had been combined as of the beginning of fiscal 2014, and the pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. The unaudited pro forma results presented below include amortization charges for acquired intangible assets, eliminations of intercompany transactions, adjustments for increased fair value of acquired inventory, adjustments for depreciation expense for property, plant and equipment and related tax effects (in millions):

	2015	2014
	(unaudited)
Revenues	$25,939	$27,282
Net income attributable to Qualcomm	5,157	7,730
During fiscal 2015, the Company acquired four other businesses for total cash consideration of $405 million, net of cash acquired. Technology-based intangible assets recognized in the amount of $84 million are being amortized on a straight-line basis over a weighted-average useful life of eight years. The Company recognized $289 million in goodwill related to these transactions, of which $35 million is expected to be deductible for tax purposes. Goodwill of $29 million, $6 million and $254 million was assigned to the Company’s QCT, QTL and nonreportable segments, respectively.
During fiscal 2014, the Company acquired 11 businesses for total cash consideration of $761 million, net of cash acquired, and the exchange of unvested stock options that had a negligible fair value. Technology-based intangible assets recognized in the amount of $146 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $624 million was recognized in these transactions, of which $294 million is expected to be deductible for tax purposes. Goodwill of $589 million, $6 million and $29 million was assigned to the Company’s QCT, QTL and nonreportable segments, respectively.
During fiscal 2013, the Company acquired five businesses for total cash consideration of $114 million, net of cash acquired. Technology-based intangible assets recognized in the amount of $24 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $83 million was recognized in these transactions, of which

QUALCOMM Incorporated    A-54

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$21 million is expected to be deductible for tax purposes. Goodwill of $65 million and $18 million was assigned to the Company’s QCT and nonreportable segments, respectively.
Note 10. Strategic Realignment Plan
On July 22, 2015, the Company announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as the Company works to create sustainable long-term value for stockholders. As part of this, among other actions, the Company is implementing a cost reduction plan, which includes a series of targeted reductions across the Company’s businesses, particularly in QCT, and a reduction to its annual share-based compensation grants. The Company expects these cost reduction initiatives to be fully implemented by the end of fiscal 2016. During fiscal 2015, the Company recorded restructuring charges of $170 million, including $125 million in severance costs, and restructuring-related charges of $20 million, primarily consisting of asset impairments. Restructuring and restructuring-related charges related to the Company’s Strategic Realignment Plan were included in other expenses (Note 2) in reconciling items (Note 8). In connection with this plan, the Company expects to incur total restructuring and restructuring-related charges of approximately $350 million to $450 million, which primarily consist of severance and consulting costs, and substantially all of which are expected to be settled in cash.
The restructuring accrual, a portion of which is included in payroll and other benefits related liabilities with the remainder included in other current liabilities, is expected to be substantially paid within the next 12 months. Changes in the restructuring accrual for fiscal 2015 were as follows (in millions):

	Severance Costs	Other Costs	Total
Beginning balance of restructuring accrual	$—	$—	$—
Initial costs	125	45	170
Cash payments	(3)	(14)	(17)
Ending balance of restructuring accrual	$122	$31	$153
Note 11. Discontinued Operations
On November 25, 2013, the Company completed its sale of the North and Latin America operations of its Omnitracs division to a U.S.-based private equity firm for cash consideration of $788 million (net of cash sold). As a result, the Company recorded a gain in discontinued operations of $665 million ($430 million net of income tax expense) during fiscal 2014. The revenues and operating results of the North and Latin America operations of the Omnitracs division, which comprised substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial.
Note 12. Fair Value Measurements
The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 27, 2015 (in millions):

QUALCOMM Incorporated    A-55

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$2,043	$5,055	$—	$7,098
Marketable securities
U.S. Treasury securities and government-related securities	41	818	—	859
Corporate bonds and notes	—	15,402	—	15,402
Mortgage- and asset-backed and auction rate securities	—	1,583	224	1,807
Equity and preferred securities and equity funds	1,168	462	—	1,630
Debt funds	—	3,689	—	3,689
Total marketable securities	1,209	21,954	224	23,387
Derivative instruments	1	39	—	40
Other investments	290	—	—	290
Total assets measured at fair value	$3,543	$27,048	$224	$30,815
Liabilities
Derivative instruments	$—	$6	$—	$6
Other liabilities	289	—	—	289
Total liabilities measured at fair value	$289	$6	$—	$295
Activity between Levels of the Fair Value Hierarchy. There were no significant transfers between Level 1 and Level 2 during fiscal 2015 and 2014. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for mortgage- and asset-backed and auction rate securities classified within Level 3 of the valuation hierarchy (in millions):

	2015	2014
Beginning balance of Level 3	$269	$322
Total realized and unrealized gains or losses:
Included in investment income, net	3	11
Included in other comprehensive income (loss)	(4)	(3)
Purchases	69	107
Sales	(46)	(126)
Settlements	(64)	(40)
Transfers out of Level 3	(3)	(2)
Ending balance of Level 3	$224	$269
The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers out of Level 3 during fiscal 2015 and 2014 primarily consisted of debt securities with significant upgrades in credit ratings. There were no transfers into Level 3 during fiscal 2015 and 2014.
Nonrecurring Fair Value Measurements. The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2015, 2014 and 2013, the Company updated the business plans and related internal forecasts related to certain of the Company’s businesses, resulting in impairment charges to write down certain property, plant and equipment, intangible assets and goodwill (Note 2). The Company determined the fair values using cost, income and market approaches. The estimation of fair value and cash flows used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2015, 2014 and 2013, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

QUALCOMM Incorporated    A-56

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Marketable Securities
Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Trading:
U.S. Treasury securities and government-related securities	$—	$320	$12	$38
Corporate bonds and notes	—	191	364	367
Mortgage- and asset-backed and auction rate securities	—	—	242	237
Total trading	—	511	618	642
Available-for-sale:
U.S. Treasury securities and government-related securities	156	805	691	392
Corporate bonds and notes	7,926	6,274	7,112	7,649
Mortgage- and asset-backed and auction rate securities	1,302	1,063	263	278
Equity and preferred securities and equity funds	377	192	1,253	2,146
Debt funds	—	813	2,909	2,560
Total available-for-sale	9,761	9,147	12,228	13,025
Fair value option:
Debt fund	—	—	780	790
Total marketable securities	$9,761	$9,658	$13,626	$14,457
The Company holds an investment in a debt fund for which the Company elected the fair value option because the Company is able to redeem its shares at net asset value, which is determined daily. The investment would have otherwise been recorded using the equity method. The debt fund has no single maturity date. At September 27, 2015, the Company had an effective ownership interest in the debt fund of 25%. Changes in fair value associated with this investment are recognized in net investment income. During fiscal 2015, the net decrease in fair value associated with this investment was $10 million. During fiscal 2014 and 2013, net increases in fair value associated with this investment were $33 million and $17 million, respectively.
The Company classifies certain portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks as trading. Net losses recognized on debt securities classified as trading held at September 27, 2015 and September 28, 2014, respectively, were negligible. Net losses recognized on debt securities classified as trading held at September 29, 2013 were $20 million.
At September 27, 2015, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity
Less Than One Year	One to Five Years	Five to Ten Years	Greater Than Ten Years	No Single Maturity Date	Total
$3,124	$11,271	$980	$510	$4,474	$20,359
Debt securities with no single maturity date included debt funds, mortgage- and asset-backed securities, auction rate securities and corporate bonds and notes.
The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2015	$540	$(52)	$488
2014	732	(18)	714
2013	430	(142)	288

QUALCOMM Incorporated    A-57

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 27, 2015
Equity securities	$1,394	$264	$(28)	$1,630
Debt securities (including debt funds)	20,459	185	(285)	20,359
	$21,853	$449	$(313)	$21,989
September 28, 2014
Equity securities	$1,769	$575	$(6)	$2,338
Debt securities (including debt funds)	19,582	312	(60)	19,834
	$21,351	$887	$(66)	$22,172
The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 27, 2015
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$304	$(4)	$—	$—
Corporate bonds and notes	7,656	(93)	368	(62)
Mortgage- and asset-backed and auction rate securities	862	(3)	108	(1)
Equity and preferred securities and equity funds	392	(28)	17	—
Debt funds	1,792	(117)	124	(5)
	$11,006	$(245)	$617	$(68)

	September 28, 2014
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$279	$(2)	$—	$—
Corporate bonds and notes	4,924	(31)	104	(4)
Mortgage- and asset-backed and auction rate securities	484	(1)	135	(2)
Equity and preferred securities and equity funds	86	(3)	52	(3)
Debt funds	133	(1)	384	(19)
	$5,906	$(38)	$675	$(28)
At September 27, 2015, the Company concluded that the unrealized losses on its available-for-sale securities were temporary. Further, for common stock and for equity and debt funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities and preferred stock with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.
The ending balance of the credit loss portion of other-than-temporary impairments on debt securities held by the Company was $12 million at September 27, 2015. The ending balance of the credit loss portion of other-than-temporary impairments on debt securities held by the Company was negligible at September 28, 2014 and September 29, 2013.
Note 14. Summarized Quarterly Data (Unaudited)
The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

QUALCOMM Incorporated    A-58

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents quarterly data for fiscal 2015 and 2014 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2015 (1)
Revenues	$7,099	$6,894	$5,832	$5,456
Operating income	2,064	1,336	1,235	1,140
Income from continuing operations	1,971	1,052	1,183	1,060
Net income	1,971	1,052	1,183	1,060
Net income attributable to Qualcomm	1,972	1,053	1,184	1,061

Basic earnings per share attributable to Qualcomm (2):	$1.19	$0.64	$0.74	$0.68
Diluted earnings per share attributable to Qualcomm (2):	1.17	0.63	0.73	0.67

2014 (1)
Revenues	$6,622	$6,367	$6,806	$6,692
Operating income	1,493	1,990	2,075	1,992
Income from continuing operations	1,444	1,958	2,237	1,893
Discontinued operations, net of tax	430	—	—	—
Net income	1,874	1,958	2,237	1,893
Net income attributable to Qualcomm	1,875	1,959	2,238	1,894

Basic earnings per share attributable to Qualcomm (2):
Continuing operations	$0.86	$1.16	$1.33	$1.13
Discontinued operations	0.25	—	—	—
Net income	1.11	1.16	1.33	1.13

Diluted earnings per share attributable to Qualcomm (2):
Continuing operations	$0.84	$1.14	$1.31	$1.11
Discontinued operations	0.25	—	—	—
Net income	1.09	1.14	1.31	1.11

(1)	Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

QUALCOMM Incorporated    A-59

APPENDIX 2: PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN
The following graph compares total stockholder return on our common stock since September 26, 2010 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.
The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 26, 2010. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 25, 2015, the last trading day of our 2015 fiscal year, was $53.22 per share.

QUALCOMM Incorporated    B-1

APPENDIX 3:  CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS
Dr. Paul E. Jacobs
Executive Chairman and Chairman of the Board

Steve Mollenkopf
Chief Executive Officer and Director

Derek K. Aberle
President
Cristiano R. Amon
Executive Vice President, Qualcomm Technologies, Inc. and President, Qualcomm CDMA Technologies
George S. Davis
Executive Vice President and Chief Financial Officer
Matthew S. Grob
Executive Vice President, Qualcomm Technologies, Inc. and Chief Technology Officer
Brian Modoff
Executive Vice President, Strategy and Mergers & Acquisitions
Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary
Michelle Sterling
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc.

Barbara T. Alexander
Chair: Finance Committee
Title: Independent Consultant
Sir Donald G. Cruickshank
Member: Audit Committee
Title: Chairman, 7digital Group plc
Raymond V. Dittamore
Chair: Audit Committee
Title: Retired Audit Partner, Ernst & Young LLP

Jeffrey W. Henderson
Title: Advisory Director to Berkshire Partners LLC
Dr. Susan Hockfield
Member: Governance Committee
Title: President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology

Thomas W. Horton
Presiding Director
Member: Audit Committee
Title: Senior Advisor to Warburg Pincus LLC
Dr. Paul E. Jacobs
Title: Executive Chairman and Chairman of the Board, Qualcomm Incorporated
Sherry Lansing
Member: Compensation Committee
Title: Founder and Chair, The Sherry Lansing Foundation
Harish Manwani
Member: Finance Committee
Title: Former Chief Operating Officer, Unilever

Mark D. McLaughlin
Member: Governance Committee
Title: Chairman, President and Chief
Executive Officer, Palo Alto
Networks, Inc.

Steve Mollenkopf
Title: Chief Executive Officer, Qualcomm Incorporated
Clark T. “Sandy” Randt, Jr.
Chair: Governance Committee
Title: President, Randt & Co. LLC
Dr. Francisco Ros
Member: Finance Committee
Title: Founder and President, First International Partners, S.L.
Jonathan J. Rubinstein
Member: Compensation Committee
Title: Former Chairman and CEO, Palm, Inc.
Marc I. Stern
Chair: Compensation Committee
Title: Chairman, The TCW Group, Inc.

Anthony J. Vinciquerra
Member: Audit Committee
Title: Senior Advisor to Texas Pacific Group

DIRECTORS EMERITI
Adelia A. Coffman
Title: Co-Founder

As of January 2016.

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APPENDIX 4: RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS (1)

	Adjusted Results	Share-Based Compensation	QSI	Acquisition- Related Items	GAAP Results

Fiscal 2015
Revenues	$25,277	$—	$4	$—	$25,281
Operating income (loss)	$7,200	$(1,026)	$(40)	$(358)	$5,776

Fiscal 2014
Revenues	$26,487	$—	$—	$—	$26,487
Operating income (loss)	$8,933	$(1,059)	$(18)	$(306)	$7,550

Fiscal 2013
Revenues	$24,866	$—	$—	$—	$24,866
Operating income (loss)	$8,657	$(1,103)	$(31)	$(293)	$7,230

(1)	See page 65 for definitions of the various non-GAAP performance measures used in calculating our cash and long-term equity incentives.

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APPENDIX 5: QUALCOMM INCORPORATED 2016 LONG-TERM INCENTIVE PLAN

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Appendix 5: Qualcomm Incorporated 2016 Long-Term Incentive Plan

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Appendix 5: Qualcomm Incorporated 2016 Long-Term Incentive Plan

Qualcomm Incorporated
2016 Long-Term Incentive Plan
1.Establishment, Purpose and Term of Plan.
1.1Establishment. The Qualcomm Incorporated 2016 Long-Term Incentive Plan (the “Plan”) was adopted December 7, 2015, and approved by the stockholders of the Company on [March 8, 2016].
1.2Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.
1.3Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than the tenth anniversary of stockholder approval.
2.Definitions and Construction.
2.1Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“2006 LTIP” means the QUALCOMM Incorporated 2006 Long-Term Incentive Plan.
(b)“Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S‑8 under the Securities Act.
(c)“Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit, Deferred Compensation Award or other Stock-Based Award granted under the Plan.
(d)“Award Agreement” means a written agreement (which may be in electronic form) between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.
(e)“Board” means the Board of Directors of the Company.
(f)A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(aa)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(h)“Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

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(i)“Company” means Qualcomm Incorporated, a Delaware corporation, or any Successor.
(j)“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.
(k)“Deferred Compensation Award” means an Award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.
(l)“Director” means a member of the Board or of the board of directors of any Participating Company.
(m)“Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to a Nonemployee Director, “Disability” means the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant’s position with the Participating Company Group because of sickness or other physical or mental incapacity. Notwithstanding the foregoing, the Committee may specify a different definition of Disability in any Award Agreement.
(n)“Dividend Equivalent” means a credit provided by the Plan, a Full-Value Award or a Deferred Compensation Award, to reflect an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by such Award. No Dividend Equivalent credits shall be credited or paid with respect to any Option or SAR.
(o)“Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to cause a Nonemployee Director to be an Employee for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)Except as otherwise determined by the Committee as permitted under this Section 2.1(q), if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable, and, if there is no such closing price on the date of determination, the Fair Market Value of a share of Stock under this Section 2.1(q)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.
(ii)Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options (under Section 6.1) or SARs (under Section 7.2), the Fair Market Value shall not be less than the Fair Market Value determined under Section 2.1(q)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.
(iii)If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(r)“Full-Value Award” means any Restricted Stock Award, Restricted Stock Unit, Stock Unit, Performance Award, and Stock-Based Award based on the full value of shares of Stock under this Plan.

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(s)“Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(t)“Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(u)“Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.
(v)“Nonemployee Director” means a Director who is not an Employee.
(w)“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
(x) “Officer” means any person designated by the Board as an officer of the Company.
(y)“Option” means an Award that provides the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(z)“Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.
(aa)An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
(bb)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(cc)“Participant” means any eligible person who has been granted one or more Awards.
(dd)“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(ee)“Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
(ff)“Performance Award” means an Award of Performance Shares or Performance Units.
(gg)“Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the amount payable pursuant to a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(hh)“Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.
(ii)“Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.
(jj)“Performance Share” means an Award granted to a Participant pursuant to Section 9 of the Plan which provides for a payment of Shares (or cash equal to the Fair Market Value of Shares) based on satisfaction of Performance Goals established by the Committee pursuant to Section 9.
(kk)“Performance Unit” means any Award granted to a Participant pursuant to Section 9 of the Plan which provides for the payment of cash based on the satisfaction of Performance Goals established by the Committee pursuant to Section 9, including but not limited to the Company’s Annual Cash Incentive Plan.
(ll)“Restricted Stock Award” means an Award of Restricted Stock.
(mm)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10 of the Plan, to receive a share of Stock or cash on a date determined in accordance with the provisions of Section 10 and the Participant’s Award Agreement.
(nn)“Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

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(oo)“Rule 16b‑3” means Rule 16b‑3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(pp)“SAR” or “Stock Appreciation Right” means an Award representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
(qq)“Section 162(m)” means Section 162(m) of the Code.
(rr)“Securities Act” means the Securities Act of 1933, as amended.
(ss)“Service” means
(i)a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the stockholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(ii)Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.
In the event that the Participating Company for which Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.
Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant’s Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant’s Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff Transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.
(tt)“Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transaction.
(uu)“Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the stockholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.
(vv)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

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(ww)“Stock-Based Award” means any Award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.
(xx)“Stock Unit” means an Award granted to a Participant pursuant to Section 11 of the Plan to receive a share of Stock or cash on a date determined in accordance with the provisions of Section 11 and the Participant’s Award Agreement.
(yy)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(zz)“Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.
(aaa)“Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(bbb)“Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.
2.2Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b‑3.
3.4Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.5Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;
(b)to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)to determine the Fair Market Value of shares of Stock or other property;
(d)to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability, vesting and payment of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula, Performance Goals and Performance Period applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration

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of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;
(f)to authorize, establish or approve one or more forms of Award Agreement;
(g)to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, except as provided in Section 3.8 (Repricing and Reload Options Prohibited) and Section 5.4(b) (Service Vesting Requirements);
(h)to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service except as provided in Section 5.4(b) (Service Vesting Requirements);
(i)without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option, does not violate Section 3.8 (Repricing and Reload Options Prohibited) and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;
(j)to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;
(k)to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law;
(l)to establish required holding periods for Stock acquired pursuant to Awards; and
(m)to the extent permitted by applicable law, to delegate to any proper officer or officers the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement authorized, established or approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
3.6Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
3.7Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.
3.8Repricing and Reload Options Prohibited. Except as provided in Section 4.2 (Adjustments for Changes in Capital Structure), the Company may not, without obtaining stockholder approval: (a) amend or modify the terms of any outstanding Option or SAR to reduce the exercise price of such outstanding Option or SAR; (b) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for an Option or SAR with an exercise price that is less

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than the exercise price of the original Option or SAR; or (c) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for any other Award, cash or other securities for purposes of repricing such Option or SAR. No Option may be granted to any Participant on account of the use of Stock by the Participant to exercise a prior Option.
4.Shares Subject to Plan.
4.1.Maximum Number of Shares Issuable.
(a)Basic Limitation. The Stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of shares of Stock that may be issued pursuant to Awards under the Plan, subject to adjustment pursuant to Section 4.2, is equal to the sum of:
(i)90,000,000 shares of Stock, plus
(ii)the number of any shares of Stock that remain available under the 2006 LTIP for award grants on the date the Company’s stockholders approve the Plan (the “Approval Date”), determined immediately before giving effect to the termination of the authority to grant awards under the 2006 LTIP in connection with such approval, plus
(iii)the number of any shares of Stock subject to stock options granted under the 2006 LTIP and outstanding as of the Approval Date which expire, or for any reason are forfeited, cancelled, or terminated, after the Approval Date without being exercised, plus
(iv)the number of any shares of Stock subject to full-value awards granted under the 2006 LTIP and outstanding on the Approval Date (“2006 Full-Value Awards”) that are forfeited, cancelled, terminated, not earned due to any performance goal that is not met, or that fail to vest or are otherwise reacquired by the Company after the Approval Date, in each case with the number of shares of Stock that may be issued pursuant to the Plan being increased by two (2) times the number of such shares of Stock, plus
(v)the number of shares of Stock subject to any 2006 Full-Value Awards which are paid in cash, exchanged by a Participant or withheld by the Company or any member of the Participating Company Group after the Approval Date to satisfy any tax withholding or tax payment obligations related to such award, in each case with the number of shares of Stock that may be issued pursuant to the Plan being increased by two (2) times the number of such shares of Stock.
(b)Share Count.
(i)Shares issued pursuant to Awards under the Plan that are Full-Value Awards will count against the shares of Stock available for issuance under the Plan as two (2) shares of Stock for every one (1) share of Stock issued in connection with the Award.
(ii)Shares of Stock issued pursuant to the exercise of Options or SARs will count against the shares of Stock available for issuance under the Plan as one (1) share of Stock for every one (1) share to which such exercise relates. For purposes of clarity, the total number of shares of Stock subject to Options or SARs that are exercised and settled in Stock, shall be counted in full on a one-for-one basis against the number of shares of Stock available for issuance under the Plan, regardless of the number of shares of Stock actually issued upon settlement of the SARs or Options, and any shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment of the exercise price of any Option or SAR, and any shares of Stock that are exchanged or withheld by the Company or any member of the Participating Company Group to satisfy any tax withholding or payment obligations related to any Option or SAR, shall not be available for subsequent Awards under the Plan.
(iii)If Awards are settled in cash, the Stock that would have been issued had there been no cash settlement shall not be counted against the number of shares of Stock available for issuance under the Plan.
(iv)Stock that is subject to Awards that are forfeited, terminated, cancelled, not earned due to any performance goal that is not met or that otherwise fail to vest or are reacquired by the Company, shall again be available for Awards under the Plan; provided that any one (1) share of Stock subject to any such Award that is a Full-Value Award shall be credited as two (2) shares of Stock when determining the number of shares of Stock available for issuance under the Plan.
(v)Stock exchanged by a Participant or withheld by the Company or any member of the Participating Company Group to satisfy the tax withholding or payment obligations related to any Full-Value Award shall again be available for issuance under the Plan; provided that any one (1) share of Stock so exchanged or withheld in connection with any Full-Value Award shall be credited as two (2) shares of Stock when determining the number of shares of Stock available for issuance under the Plan.

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(vi)Notwithstanding anything to the contrary contained herein, for purposes of clarity: (1) any Stock that is tendered (by attestation or otherwise) or exchanged by a Participant or withheld by the Company (by net exercise or other means) as full or partial payment of the exercise price of any Option or SAR shall not be available for subsequent Awards under the Plan; (2) Stock exchanged by a Participant or withheld by the Company or any member of the Participating Company Group to satisfy the tax withholding or tax payment obligations related to any Option or SAR shall not be available for subsequent Awards under the Plan; (3) shares of Stock that are purchased or repurchased by the Company with Option proceeds shall not be available for subsequent Awards under the Plan; and (4) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.
4.2.Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has an effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the adjustment made pursuant to this Section may include the unilateral amendment of outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board or the Committee, in its sole discretion, and subject to the requirements of Sections 409A and 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. The Committee shall also make such adjustments pursuant to this Section in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions in a fair and equitable manner as determined by the Committee, in its sole discretion, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
5.Eligibility and Award Limitations.
5.1Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.
5.2Participation. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3Incentive Stock Option Limitations.
(a)Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
(b)Fair Market Value Limitation. To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order

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in which they were granted, and the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.
5.4Award Limits.
(a)Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 90,000,000 shares.
(b)Service Vesting Requirements. Notwithstanding anything in the Plan to the contrary, Full-Value Awards, Options and SARs shall vest based on Service over a period of no less than twelve (12) months from the date on which such Award is granted, except in connection with death, Disability, retirement, termination of Service without cause or a Change in Control, and except that up to five percent (5%) of the aggregate number of shares of Stock authorized for issuance under the Plan may be issued pursuant to Full-Value Awards, Options and SARs without regard to the service vesting requirements of this Section 5.4(b).
(c)    Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
(i)Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.
(ii)Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 2,000,000 shares of Stock reserved for issuance under the Plan.
(iii)Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company (1) Performance Shares which could result in such Employee receiving pursuant to such Performance Shares more than 2,000,000 shares of Stock reserved for issuance under the Plan, or (2) Performance Units which could result in such Employee receiving pursuant to such Performance Units more than $10,000,000.
(d)    Limitation on Awards to Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Nonemployee Director during any single calendar year shall not exceed $500,000; provided, however, that such limit shall not apply to any Awards made at the election of a Nonemployee Director to receive Awards in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.
6.Terms and Conditions of Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.
6.1Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.
6.2Exercisability and Term of Options.
(a)Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (i) no Option shall be

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vested or exercisable prior to the date allowable under Section 5.4(b), (ii) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (iii) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (iv) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.
(b)Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time, provided, however, that the Committee may (but is not required to) include in any Award Agreement such provisions (if any) for automatic exercise of Options upon expiration or termination as it deems appropriate. By accepting an Award Agreement for an Option, a Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.
6.3Payment of Exercise Price.
(a)Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired to the extent required by Delaware law, (iv) by net exercise whereby the Company will, at the time of exercise, reduce the number of shares of Stock otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares of Stock with respect to which the Option is exercised and the Participant shall pay to the Company in cash at the time of exercise the remaining balance of such aggregate exercise  price not satisfied by such reduction in the number of whole shares of Stock to be issued, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)Limitations on Forms of Consideration.
(i)Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock.
(ii)Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to any regulations promulgated by the Board of Governors of the Federal Reserve System or any law or regulation of any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.
6.4Effect of Termination of Service.
(a)Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.
(b)Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time

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as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
(c)Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.
6.5Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable to a family member pursuant to a gift, pursuant to a domestic relations order, or to an entity in which more than fifty (50) percent of the voting interests are owned by family members (or the Participant) in exchange for an interest in that entity, subject to the applicable limitations set forth in the General Instructions to Form S‑8 Registration Statement under the Securities Act. For purposes of this Section, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty (50) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.
7.Terms and Conditions of Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.
7.1Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
7.2Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
7.3Exercisability and Term of SARs.
(a)Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.
(b)Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be vested or exercisable prior to the date allowable under Section 5.4(b), and (ii) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.
7.4Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
7.5Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.
7.6Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject

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in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.
8.Terms and Conditions of Restricted Stock Awards.
Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.
8.1Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the Stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
8.2Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.
8.3Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.
8.4Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements subject to the requirements of Section 5.4(b), conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.
8.5Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares to the extent specified by the Committee, provided that no dividends or distributions shall be paid on shares of Stock subject to performance goals except to the extent that the performance goals are satisfied. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.6Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.7Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.Terms and Conditions of Performance Awards.
Performance Awards shall be evidenced by Award Agreements which include such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

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9.1Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units.
9.2Value of Performance Shares and Performance Units. The final value payable to the Participant in settlement of a Performance Award will be determined on the basis of the applicable Performance Award Formula as provided in Section 9.5.
9.3Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed or modified during the Performance Period except to the extent permitted under the requirements of Code Section 162(m) with respect to “performance based compensation” or to the extent compliance with such requirements is not desired. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
9.4Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(a)Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee: revenues; average selling price; average unit costs; excess and obsolete inventory costs; cost of revenues; gross profit; gross margin; research and development expenses; selling, marketing and general and administrative expenses; operating expenses; operating income; operating margin; contribution margin; earnings before any one or more of stock-based compensation expense, interest expense, interest and dividend income, taxes and depreciation and amortization; net income; earnings per share; cost reductions or savings; stock price; economic value added; operating cash flow; free cash flow; return on capital, which includes return on invested capital; compound annual growth rate; return on stockholders’ equity; total stockholder return; return on assets; balance of cash, cash equivalents and marketable securities; design wins; product launch; product quality; establishing relationships with commercial entities with respect to marketing, distribution and sale of the Company’s products; supply chain achievements; customer satisfaction; customer service; customer/ licensee reporting compliance; employee satisfaction; employee retention; leadership evaluation; completion of identified project(s); completion of a joint venture or corporate transaction; financing or other capital raising transactions (including sales of the Company’s debt or equity); forecast accuracy, including demand or total addressable opportunities accuracy; regulatory achievements, including submitting or filing application or other documents with regulatory authorities or receiving approval of any such application or other documents and passing preapproval inspections; brand reputation; market share; and such other measures as determined by the Committee consistent with this Section 9.4(a) and Code Section 162(m). A Performance Measure may be measured on an objective and pre-established basis in absolute terms, in relative terms (including but not limited to, the passage of time or period to period comparisons and/or against other companies or financial metrics), on a per share and/or share per capita basis, against the performance of the Company as a whole or against particular entities, segments, operating or business units, regional operations or segments, or products of the Company, in accordance with accounting principles generally accepted in the United States (“GAAP”) and/or other objective and pre-established principles which are not in accordance with GAAP), and/or on a pre-tax or after-tax basis. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, Participating Company, division, business segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to common stock, any business interruption event, the cumulative effects of tax or accounting changes in accordance with GAAP, or the effect of changes in other laws or regulatory rules affecting reported results. Awards issued to persons who are not Covered Employees may take into account any other factors deemed appropriate by the Committee.

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(b)Performance Targets. Performance Targets may, but need not, include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an objective standard selected by the Committee and set forth in the Award Agreement.
9.5Settlement of Performance Awards.
(a)Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee may provide in the Award Agreement that it shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.
(c)Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.
9.6Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting or dividend rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Except as otherwise provided in an Award Agreement, such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock or, if Performance Shares are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited. Dividend Equivalents shall be accumulated and paid only to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award, except as may be provided in any Award Agreement or required to comply with applicable laws. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
9.7Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
(a)Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been

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attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.
(b)Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service other than for cause, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award to the extent permitted under Section 5.4(b) and the requirements of Code Section 162(m) with respect to “performance based compensation”.
9.8Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.Terms and Conditions of Restricted Stock Unit Awards.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award and such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.
10.1Grant of Restricted Stock Unit Awards. The grant of Restricted Stock Unit Awards may be conditioned on the attainment of one or more Performance Goals described in Section 9.4. If the grant of a Restricted Stock Unit Award is conditioned on the attainment of one of more Performance Goals described in Section 9.4, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(b).
10.2Vesting. Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements subject to the requirements of Section 5.4(b), conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4. If the Vesting Conditions of a Restricted Stock Unit Award are based on satisfaction of Performance Goals described in Section 9.4, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
10.3Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting or dividend rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock or, if Restricted Stock Units are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award, except as may be provided in any Award Agreement or required to comply with applicable laws. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
10.4Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

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10.5Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement or such other conditions as the Committee may establish, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
10.6Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.Deferred Compensation Awards.
11.1Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:
(a)Participants designated by the Committee who are Directors, Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.
(b)Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Restricted Stock Unit, Performance Award or Performance Unit.
11.2Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
(a)Vesting Conditions. Deferred Compensation Awards maybe subject to any vesting conditions specified in the Award Agreement.
(b)Terms and Conditions of Stock Units.
(i)Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting or dividend rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Stock Unit that a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock or, if Stock Units are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate

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adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.
(ii)Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award, subject to such conditions as the Committee or the Company may specify. The Company shall issue a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award in settlement of such Award, except as otherwise provided by the Committee. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.
(iii)Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
12.Other Stock-Based Awards.
In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.
13.Effect of Change in Control.
13.1Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and the vesting of shares of Stock acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding, such acceleration shall not occur solely upon a Change in Control to the extent an Option or SAR is assumed or substituted with a substantially similar award in connection with a Change in Control.
13.2Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares of Stock acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement or pursuant to Section 13.1. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(aa)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.
13.3Effect of Change in Control on Awards Other Than Options and SARs. The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control or in the event of a termination of employment following a Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur solely upon a Change in Control to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that is permissible solely by

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reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.
14.Compliance with Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law, including but not limited to laws with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
15.Tax Withholding.
15.1Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
15.2Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates or such other limitations as will not cause adverse accounting consequences or cost, except as otherwise specifically provided in any Award Agreement with respect to a Participant subject to tax withholding in any foreign jurisdiction in which there is no minimum statutory withholding rates.
16.Amendment or Termination of Plan.
The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no amendment of Section 3.8 and (d) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.
17.Miscellaneous Provisions.
17.1Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
17.2Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
17.3Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or

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Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
17.4Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
17.5Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
17.6Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
17.7Beneficiary Designation. Subject to local laws and procedures and to the extent allowed in any Award Agreement, a Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
17.8Awards in Substitution for Awards Granted by Other Companies. Awards may be granted under the Plan in substitution for or in connection with an assumption of employee, director and/or consultant stock options, stock appreciation rights, restricted stock, restricted stock unit or other stock-based awards granted by other entities to persons who are or who will become Employees, Consultants or Nonemployee Directors in respect of a Participating Company in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by a Participating Company, directly or indirectly, of all or a substantial part of the stock or assets of the granting entity. The Awards so granted may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Plan, Stock substituted for the securities covered by the original award and with the number of shares of Stock subject to such awards, as well as any exercise or purchase prices applicable to such awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares of Stock that are issued or delivered and any Awards that are granted by, or become obligations of, the Company, as a result of any such assumption or substitution in connection with any such transaction shall not be counted against the number of shares of Stock available for issuance under the Plan as specified in Section 4.1 or other limits on the number of Shares available for issuance under the Plan, unless determined otherwise by the Board, and shall not be added back into the number of shares of Stock available for issuance under the Plan upon forfeiture or otherwise. Additionally, in the event that a company acquired by the Company or any Participating Company or with which the Company or any Participating Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock available for issuance under the Plan as specified in Section 4.1 or other limits on the number of Shares available for issuance under the Plan (and Shares subject to such Awards shall not be added to the shares of Stock available for issuance pursuant to Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Nonemployee Directors prior to such acquisition or combination.
17.9Section 409A. The Company intends that the Plan and Awards be exempt from or comply with Section 409A of the Code to the extent applicable (including any amendments to or replacements of such section), and the Plan and the Awards shall be so construed, provided, however, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment in settlement of an Award providing for deferred compensation subject to

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Section 409A may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
17.10Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

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QUALCOMM®

QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE
N-520I
SAN DIEGO, CA 92121

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QUALCOMM INCORPORATED

The Board of Directors recommends you vote FOR proposals 1-4 and AGAINST proposal 5.

Vote on Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Barbara T. Alexander	☐	☐	☐
1b. Raymond V. Dittamore	☐	☐	☐
1c. Jeffrey W. Henderson	☐	☐	☐
1d. Thomas W. Horton	☐	☐	☐
1e. Paul E. Jacobs	☐	☐	☐
1f. Harish Manwani	☐	☐	☐
1g. Mark D. McLaughlin	☐	☐	☐
1h. Steve Mollenkopf	☐	☐	☐
1i. Clark T. Randt, Jr.	☐	☐	☐
1j. Francisco Ros	☐	☐	☐
1k. Jonathan J. Rubinstein	☐	☐	☐
1l. Anthony J. Vinciquerra	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 8, 2016:
The Notice and Proxy Statement is available at www.proxyvote.com.

M97597-P71973

PROXY **QUALCOMM INCORPORATED** **PROXY**

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 8, 2016

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on **Tuesday, March 8, 2016 at 9:30 a.m.** local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)